Exhibit 10.29

MASTER INDENTURE

dated as of November 19, 2020

by and between

TRINITY RAIL LEASING 2020 LLC,
a Delaware limited liability company,
as the Issuer,

and

U.S. BANK NATIONAL ASSOCIATION,
a national banking association,
as Indenture Trustee

Page

GRANTING CLAUSES	1

ARTICLE I	DEFINITIONS	8

Section 1.01	Definitions	8
Section 1.02	Rules of Construction	8
Section 1.03	Compliance Certificates and Opinions	9
Section 1.04	Acts of Noteholders	10

ARTICLE II	THE NOTES	11

ARTICLE III	INDENTURE ACCOUNTS; PRIORITY OF PAYMENTS	34

Page

ARTICLE IV	DEFAULT AND REMEDIES	61

ARTICLE V	REPRESENTATIONS, WARRANTIES AND COVENANTS	70

Section 5.01	Representations and Warranties	70
Section 5.02	General Covenants	75
Section 5.03	Portfolio Covenants	82
Section 5.04	Operating Covenants	88

ARTICLE VI	THE INDENTURE TRUSTEE	97

Page

ARTICLE VII	SUCCESSOR TRUSTEES	103

Section 7.01	Resignation and Removal of Indenture Trustee	103
Section 7.02	Appointment of Successor	103

ARTICLE VIII	INDEMNITY	104

Section 8.01	Indemnity	104
Section 8.02	Noteholders’ Indemnity	105
Section 8.03	Survival	105

ARTICLE IX	SUPPLEMENTAL INDENTURES	105

ARTICLE X	MODIFICATION AND WAIVER	110

Section 10.01	Modification and Waiver with Consent of Noteholders	110
Section 10.02	Modification Without Consent of Noteholders	111
Section 10.03	Consent of Servicer, Hedge Providers and Liquidity Facility Providers	111
Section 10.04	Subordination and Priority of Payments	111
Section 10.05	Execution of Amendments by Indenture Trustee	111

ARTICLE XI	SUBORDINATION	112

Section 11.01	Subordination	112

Page

ARTICLE XII	DISCHARGE OF INDENTURE; DEFEASANCE	113

ARTICLE XIII	MISCELLANEOUS	116

Schedule	Description
Schedule 1	Account Information

Exhibit	Description

Exhibit A-1	Form of Certificate to be Given by Noteholders
Exhibit A-2	Form of Certificate to be Given by Euroclear or Clearstream
Exhibit A-3	Form of Certificate to Depository Regarding Interest
Exhibit A-4	Form of Depositary Certificate Regarding Interest
Exhibit A-5	Form of Transfer Certificate for Exchange or Transfer from 144A Book-Entry Note to Regulation S Book-Entry Note
Exhibit A-6	Form of Initial Purchaser Exchange Instructions
Exhibit A-7	Form of Certificate to be Given by Transferee of Beneficial Interest in a Regulation S Book-Entry Note
Exhibit A-8	Form of Transfer Certificate for Exchange or Transfer from Unrestricted Book-Entry Note to 144A Book-Entry Note

Page

Exhibit B	Form of Investment Letter to be Delivered in Connection with Transfers to Non-QIB Accredited Investors
Exhibit C-1	Form of Monthly Report
Exhibit C-2	Form of Annual Report
Exhibit D	Form of Full Service Lease
Exhibit E	Form of Net Lease

This MASTER INDENTURE, dated as of November 19, 2020 (as modified, amended or supplemented from time to time by Indenture Supplements, this “Master Indenture”) between TRINITY RAIL LEASING 2020 LLC, a Delaware limited liability company, as the issuer of the Notes hereunder (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as indenture trustee for the Notes hereunder (the “Indenture Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Indenture Trustee are executing and delivering this Master Indenture in order to provide for the issuance from time to time by the Issuer of Notes in one or more Series, the Principal Terms of which shall be specified in one or more Series Supplements to this Master Indenture; and

WHEREAS, except as otherwise provided herein, the obligations of the Issuer under the Notes issued pursuant to this Master Indenture and the other Secured Obligations shall be secured on a pari passu basis by the Collateral further granted and described below;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

GRANTING CLAUSES

The Issuer hereby pledges, transfers, assigns, and otherwise conveys to the Indenture Trustee for the benefit and security of the Noteholders and other Secured Parties, and grants to the Indenture Trustee for the benefit and security of the Noteholders and other Secured Parties a security interest in and Encumbrance on, all of the Issuer’s right, title and interest, whether now existing or hereafter created or acquired and wherever located, in, to and under the assets and property described below (collectively, the “Collateral”):

(a) each Issuer Document, in each case, as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”);

(b) (i) all Railcars described on a schedule to a Series Supplement, together with all other Railcars conveyed to the Issuer from time to time, whether pursuant to an Asset Transfer Agreement or otherwise, and any and all substitutions and replacements therefor, (ii) all licenses, manufacturer’s warranties and other warranties, Supporting Obligations (including in respect of any related Lease), Payment Intangibles, Accounts, Instruments, Chattel Paper (including the Leases described on a schedule to a Series Supplement and any other related Leases of the Railcars and all related Lease Payments), General Intangibles and all other rights and obligations related to any such aforementioned Assigned Agreement, Railcars or Leases, including, without limitation, all rights, powers, privileges, options and other benefits of the Issuer to receive moneys and other property due and to become due under or pursuant to such Assigned Agreements, such Railcars or Leases, including, without limitation, all rights, powers, privileges, options and other benefits to receive and collect rental payments, income, revenues, profits and other amounts, payments, tenders or security (including any cash collateral) from any other party thereto (including, in the case of related Leases, from the Lessees thereunder), (iii) all rights, powers, privileges, options and other benefits of the Issuer to receive proceeds of any casualty insurance, condemnation award, indemnity, warranty or guaranty with respect to such Assigned Agreements, Railcars or Leases, (iv) all claims of the Issuer for damages arising out of or for breach of or default under any Assigned Agreement or in respect of any related Lease, and (v) the rights, powers, privileges, options and other benefits of the Issuer to perform under each Assigned Agreement and related Lease, to compel performance and otherwise exercise all remedies thereunder and to terminate each Assigned Agreement and related Lease;

(c) all (i) Railroad Mileage Credits allocable to such Railcars and any payments in respect of such credits, (ii) tort claims or any other claims of any kind or nature related to such Railcars and any payments in respect of such claims, (iii) SUBI Certificates evidencing a 100% special unit of beneficial interest in the Trinity Marks related to such Railcars and (iv) other payments owing by any Person (including any railroads or similar entities) in respect of or attributable to such Railcars or the use, loss, damage, casualty, condemnation of such Railcars or the Marks associated therewith, in each case whether arising by contract, operation of law, course of dealing, industry practice or otherwise;

(d) all Indenture Accounts (other than Series Accounts) and any other deposit accounts and securities accounts established in connection with any Liquidity Facility Documents, and all the funds standing to the credit thereof, all Investment Property credited thereto (including, without limitation, all (i) securities, whether certificated or uncertificated, (ii) Security Entitlements, (iii) Securities Accounts, (iv) commodity contracts and (v) commodity accounts) in which the Issuer has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such Investment Property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Investment Property with respect thereto, including, without limitation, any Permitted Investments purchased with funds on deposit in any Indenture Accounts or in any other deposit accounts and securities accounts established in connection with any Liquidity Facility Documents, and all income from the investment of funds therein;

(e) all insurance policies maintained by the Issuer or for its benefit (including, without limitation, all insurance policies maintained by the Servicer or the Insurance Manager for the benefit of the Issuer) covering all or any portion of the Collateral, and all payments thereon or with respect thereto;

(f) all other Accounts, Chattel Paper, commercial tort claims (as defined in the UCC), documents (as defined in the UCC), equipment (as defined in the UCC), General Intangibles, Instruments, inventory (as defined in the UCC), letter-of-credit rights (as defined in the UCC), and Supporting Obligations; and

(g) all Proceeds, accessions, profits, products, income benefits, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Issuer described in the preceding clauses (including, without limitation, the Issuer’s claims for indemnity thereunder and payments with respect thereto).

Such Security Interests are granted and subject to the terms and conditions of this Master Indenture as collateral security for the payment and performance in full by the Issuer of all Outstanding Obligations and for the prompt payment in full by the Issuer of the respective amounts due and the prompt performance in full by the Issuer of all of its other obligations, in each case, under the Issuer Documents, the Equipment Notes, any Liquidity Facility Documents (except for any Liquidity Facility Documents that are identified in a Series Supplement as being excluded from the Secured Obligations), the Hedge Agreements and the other Operative Agreements to which the Issuer is a party (collectively, the “Secured Obligations”), all as provided in this Master Indenture.

For the avoidance of doubt it is expressly understood and agreed that, to the extent the UCC is revised subsequent to the date hereof such that the definition of any of the foregoing terms included in the description of Collateral is changed, the parties hereto desire that any property which is included in such changed definitions which would not otherwise be included in the foregoing grant on the date hereof be included in such grant immediately upon the effective date of such revision.

The Indenture Trustee acknowledges such Security Interests, accepts the duties created hereby in accordance with the provisions hereof and agrees to hold and administer all Collateral for the use and benefit of all present and future Secured Parties.

The Issuer hereby irrevocably authorizes the Indenture Trustee at any time, and from time to time, to file, without the signature of the Issuer, in any filing office in any UCC jurisdiction necessary or desirable to perfect the Security Interests granted herein, any initial financing statements, continuation statements and amendments thereto that (i) indicate or describe the Collateral regardless of whether any particular asset constituting Collateral falls within the scope of Article 9 of the UCC in the same manner as described herein or in any other manner as is necessary or desirable to ensure the perfection of the Security Interests granted herein, or (ii) provide any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Issuer is an organization, the type of organization and any organization identification number issued to the Issuer. The Issuer agrees to furnish the information described in clause (ii) of the preceding sentence to the Indenture Trustee promptly upon the Indenture Trustee’s request. Nothing in the foregoing shall be deemed to create an obligation of the Indenture Trustee to file any financing statement, continuation statements or amendment thereto.

1. Priority. The Issuer intends the Security Interests in favor of the Indenture Trustee to be prior to all other Encumbrances (other than Permitted Encumbrances) in respect of the Collateral, and the Issuer has taken and shall take or cause to be taken all actions necessary to obtain and maintain, in favor of the Indenture Trustee, for the benefit of the Noteholders and other Secured Parties, a first priority, perfected security interest in the Collateral, to the extent that perfection can be achieved by the filing of a UCC-1 financing statement in any UCC jurisdiction and/or other similar filings with the STB, subject to Permitted Encumbrances. With respect to Leases related to Portfolio Railcars where the Lessee thereunder is a Canadian resident, the Issuer has taken and shall take or cause to be taken all actions necessary or advisable to obtain and maintain, in favor of the Indenture Trustee, a first priority, perfected security interest in the related Railcars including, without limitation, making all such filings, registrations and recordings with the Registrar General of Canada as are necessary or advisable to obtain and maintain a first priority, perfected security interest in such Railcars (subject to Permitted Encumbrances). Notwithstanding the foregoing, the Issuer shall not be required to make any filings, registrations or recordation in Mexico or under any Provincial Personal Property Security Act or other non-federal legislation in Canada. The Indenture Trustee shall have all of the rights, remedies and recourses with respect to the Collateral afforded a secured party under all applicable law in addition to, and not in limitation of, the other rights, remedies and recourses granted to the Indenture Trustee by this Master Indenture or any law relating to the creation and perfection of security interests in the Collateral.

2. Continuance of Security.

(a) Except as otherwise provided under “Releases” in subsection 4(e) below, the Security Interests created under this Master Indenture shall remain in force as continuing security to the Indenture Trustee, for the benefit of the Noteholders and other Secured Parties, until the repayment and performance in full of all Secured Obligations, notwithstanding any intermediate payment or satisfaction of any part of the Secured Obligations or any settlement of account or any other act, event or matter whatsoever, and shall secure Secured Obligations, including, without limitation, the ultimate balance of the moneys and liabilities hereby secured.

(b) No assurance, security or payment which may be avoided or adjusted under the law, including under any enactment relating to bankruptcy or insolvency, and no release, settlement or discharge given or made by the Indenture Trustee on the faith of any such assurance, security or payment, shall prejudice or affect the right of the Indenture Trustee to recover the Secured Obligations from the Issuer (including any moneys which it may be compelled to pay or refund under the provisions of any applicable insolvency legislation of any applicable jurisdiction and any costs payable by it pursuant to or otherwise incurred in connection therewith) or to enforce the Security Interests granted under this Master Indenture to the full extent of the Secured Obligations and accordingly, if any release, settlement or discharge is or has been given hereunder and there is subsequently any such avoidance or adjustment under the law, it is expressly acknowledged and agreed that such release, settlement or discharge shall be void and of no effect whatsoever.

(c) If a Responsible Officer of the Indenture Trustee shall have received written notice from a Secured Party or the Issuer or Administrator that the Issuer may be insolvent pursuant to the provisions of any applicable insolvency legislation in any relevant jurisdiction as at the date of any payment made by the Issuer to the Indenture Trustee (provided that the Indenture Trustee shall have no duty to inquire or investigate and shall not be deemed to have knowledge of same absent written notice received by a Responsible Officer of the Indenture Trustee), the Indenture Trustee shall retain the Security Interests contained in or created pursuant to this Master Indenture until the expiration of a period of one month plus such statutory period within which any assurance, security, guarantee or payment can be avoided or invalidated after the payment and discharge in full of all Secured Obligations notwithstanding any release, settlement, discharge or arrangement which may be given or made by the Indenture Trustee on, or as a consequence of, such payment or discharge of liability.

3. No Transfer of Duties. The Security Interests granted hereby are granted as security only and shall not (i) transfer or in any way affect or modify, or relieve the Issuer from, any obligation to perform or satisfy any term, covenant, condition or agreement to be performed or satisfied by the Issuer under or in connection with this Master Indenture or any Issuer Document or any Collateral or (ii) impose any obligation on any of the Secured Parties or the Indenture Trustee to perform or observe any such term, covenant, condition or agreement or impose any liability on any of the Secured Parties or the Indenture Trustee for any act or omission on the part of the Issuer relative thereto or for any breach of any representation or warranty on the part of the Issuer contained therein or made in connection therewith unless otherwise expressly provided therein.

4. Collateral.

(a) Generally. On each Closing Date, all Instruments, Chattel Paper, Securities or other documents, including, without limitation, any SUBI Certificates, representing or evidencing Collateral (to the extent not held by the Servicer pursuant to the terms of the Servicing Agreement) shall be delivered to and held by or on behalf of the Indenture Trustee on behalf of the Secured Parties pursuant hereto all in form and substance reasonably necessary to protect the pledge of such Collateral. Subject to subsection (c) under this heading, until the termination of the Security Interest granted hereby, if the Issuer shall acquire (by purchase, contribution, substitution, replacement or otherwise) any additional Collateral evidenced by Instruments or Chattel Paper at any time or from time to time after the date hereof, the Issuer shall promptly pledge the Collateral so evidenced as security for the Secured Obligations with the Indenture Trustee and deliver same to the custodial possession of the Servicer in accordance with Section 5.04(v), and the Servicer shall accept under this Master Indenture such delivery.

(b) Safekeeping. The Indenture Trustee agrees to maintain the Collateral received by it and all records and documents relating thereto at such address or addresses as may from time to time be specified by the Indenture Trustee in writing to each Secured Party and the Issuer. The Indenture Trustee shall keep all Collateral and related documentation in its possession separate and apart from all other property that it is holding in its possession and from its own general assets and shall maintain accurate records pertaining to the Permitted Investments and Indenture Accounts included in the Collateral in such a manner as shall enable the Indenture Trustee, the Secured Parties and the Issuer to verify the accuracy of such record keeping. The Indenture Trustee’s books and records shall at all times show that to the extent that any Collateral is held by the Indenture Trustee such Collateral shall be held as agent of and custodian for the Secured Parties and is not the property of the Indenture Trustee. The Indenture Trustee will promptly report to each Secured Party and the Issuer any failure on its part to hold the Collateral as provided in this subsection and will promptly take appropriate action to remedy any such failure.

(c) Limitation on Non-Severable Mixed Riders. The percentage of Portfolio Railcars in the aggregate (measured by Adjusted Value) contained on Non-Severable Mixed Riders shall not exceed twenty percent (20%) of the Portfolio Railcars in the aggregate (measured by Adjusted Value).

(d) Notifications. The Indenture Trustee at the expense of the Issuer shall promptly forward to the Issuer and the Servicer a copy of each notice, request, report, or other document relating to any Issuer Document included in the Collateral that is received by a Responsible Officer of the Indenture Trustee from any Person other than the Issuer or the Servicer on and after the Closing Date.

(e) Releases. If at any time all or any part of the Collateral is to be sold, transferred, assigned or otherwise disposed of by the Issuer or the Indenture Trustee or any Person on its or their behalf (but in any such case only as required or permitted by the Operative Agreements), the Indenture Trustee agrees, upon receipt of written notice from the Issuer or the Administrator, which notice shall be delivered at least five (5) Business Days prior to such sale, transfer, assignment or disposal, on or prior to the date of such sale, transfer, assignment or disposal (but not to be effective until the date of such sale, transfer, assignment or disposal) (or, in the case of a Lessee’s exercise of a purchase option, on, immediately prior to or after the date of such purchase, as may be requested by the Issuer or the Administrator), at the expense of the Issuer, to execute such instruments of release prepared by the Issuer or the Administrator, in recordable form, if necessary, in favor of the Issuer or any other Person as the Issuer or the Administrator may reasonably request, deliver the relevant part of the Collateral in its possession to the Issuer, otherwise release the Security Interest evidenced by this Master Indenture on such Collateral and release and deliver such Collateral to the Issuer and issue confirmation, to the relevant purchaser, transferee, assignee, insurer, and such other Persons as the Issuer may direct in writing, upon being requested to do so by the Issuer, that the relevant Collateral is no longer subject to the Security Interests. Any such release to the Issuer shall be deemed to release or reassign as appropriate in respect of the Collateral such grants and assignments arising hereunder.

At the written request of the Issuer, upon the payment in full of all Secured Obligations, including, without limitation, the payment in full in cash of all unpaid principal of and accrued interest on the Notes and all actual and contingent amounts (other than inchoate indemnification amounts) payable under the Hedge Agreements, the Indenture Trustee shall release the Security Interests in the Portfolio and the other Collateral hereunder. In connection therewith, the Indenture Trustee agrees, at the expense of the Issuer and without the necessity of any consent from any Secured Party, to execute such instruments of release, in recordable form if necessary, in favor of the Issuer as the Issuer may reasonably request in respect of the release of such Portfolio and other Collateral from the Security Interests, and to otherwise release the security interests evidenced by this Master Indenture in and with respect to such Collateral to the Issuer and to issue confirmation to such Persons as the Issuer may direct, upon being requested to do so by the Issuer, that such Collateral is no longer subject to the Security Interests.

In connection with an Optional Redemption, concurrently with the deposit of the Redemption Price into the Redemption/Defeasance Account, if such Optional Redemption shall effect a redemption in whole of a Series of Notes then Outstanding, the Indenture Trustee shall be deemed to have been authorized to permit a release of Collateral in accordance with this paragraph. In order to effect any such Collateral release, the Servicer on behalf of the Issuer will identify in a Release Identification Letter a pool of individual Railcars and Leases (i) that were originally acquired by the Issuer on or prior to the issuance date of the Series being redeemed or substituted therefor, and (ii) that if such pool were released from the lien of this Master Indenture, would not result in (A) the Issuer being in violation of the Concentration Limits immediately after such proposed release of Collateral, (B) the Issuer’s remaining Portfolio Railcars immediately after such proposed release of Collateral having an average age which is more than twenty percent (20%) greater than the average age of the Issuer’s remaining Portfolio Railcars immediately prior to such proposed release of Collateral, (C) the Issuer’s remaining Portfolio Leases immediately after such proposed release of Collateral having an average remaining term which is less than eighty percent (80%) of the average remaining term of the Issuer’s Portfolio Leases immediately prior to such proposed release of Collateral, (D) the Book LTV Ratio immediately after such proposed release of Collateral being greater than the Book LTV Ratio immediately prior to such proposed release of Collateral and (E) the Current LTV Ratio immediately after such proposed release of Collateral being greater than the Current LTV Ratio immediately prior to such proposed release of Collateral. For this purpose:

“Release Identification Letter” means a letter from the Servicer (on behalf of the Issuer) addressed to the Indenture Trustee that identifies a pool of Railcars and Leases referred to in the preceding paragraph and certifies as to the satisfaction of the conditions in clause (ii) of the preceding paragraph. The Indenture Trustee shall be entitled to rely conclusively and exclusively on a Release Identification Letter without further investigation in connection with any release contemplated by the preceding paragraph.

“Book LTV Ratio” means, as of any date of determination, a ratio equivalent to a fraction, the numerator of which is the Outstanding Principal Balance of the Equipment Notes as of such date of determination, and the denominator of which is the aggregate Adjusted Value of the Portfolio Railcars as of such date of determination.

“Current LTV Ratio” means, as of any date of determination, a ratio equivalent to a fraction, the numerator of which is the Outstanding Principal Balance of the Equipment Notes as of such date of determination, and the denominator of which is the aggregate Special Appraised Value of the Portfolio Railcars as of such date of determination.

“Special Appraised Value” means the value assigned to the Railcars by Rail Solutions, Inc. or another independent railcar appraiser that is of comparable standing and reputation in the good faith judgment of the Servicer, as performed no earlier than ninety (90) days prior to the release date and obtained by the Servicer at the cost of the Issuer.

5. Exercise of the Issuer’s Rights Concerning the Servicing Agreement. The Issuer hereby agrees that, whether or not an Event of Default has occurred and is continuing, so long as this Master Indenture has not been terminated and the Security Interests on the Collateral released, the Indenture Trustee (acting at the Direction of the Requisite Majority) shall have the exclusive right to exercise and enforce all of the rights of the Issuer set forth in Sections 8.2, 8.3, 8.5 (other than the right to propose the list of replacement servicers pursuant to Section 8.5(b)) and 8.6 of the Servicing Agreement (including, without limitation, the rights to deliver all notices, declare a Servicer Termination Event, terminate the Servicing Agreement, elect to replace the Servicer and/or elect to appoint a Successor Servicer and select any replacement Servicer, and the right to increase the Servicing Fee and/or add an incentive fee payable to any such Successor Servicer); provided that so long as no Event of Default has occurred and is continuing, the Issuer shall retain the non-exclusive right to approve the list of proposed replacement Servicers (such approval not to be unreasonably withheld or delayed) and to deliver notices under Section 8.2 of the Servicing Agreement and declare a Servicer Termination Event thereunder. In furtherance of the foregoing, the Issuer hereby irrevocably appoints the Indenture Trustee as its attorney-in-fact to exercise all rights described in this Granting Clause provision in its place and stead.

ARTICLE I

DEFINITIONS

Section 1.01     Definitions. For purposes of this Master Indenture, the terms set forth in Annex A hereto shall have the meanings indicated in such Annex A.

Section 1.02     Rules of Construction. Unless the context otherwise requires:

(a)     A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. GAAP.

(b)     The terms “herein”, “hereof” and other words of similar import refer to this Master Indenture as a whole and not to any particular Article, Section or other subdivision.

(c)     Unless otherwise indicated in context, all references to Articles, Sections, Schedules, Exhibits or Annexes refer to an Article or Section of, or a Schedule, Exhibit or Annex to, this Master Indenture.

(d)     Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(e)     The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(f)     References in this Master Indenture to an agreement or other document (including this Master Indenture) mean the agreement or other document and all schedules, exhibits, annexes and other materials that are part of such agreement and include references to such agreement or document as amended, supplemented, restated or otherwise modified in accordance with its terms and the provisions of this Master Indenture, and the provisions of this Master Indenture apply to successive events and transactions.

(g)     References in this Master Indenture to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(h)     References in this Master Indenture to the Notes of any Series or any Class, as the case may be, include the terms and conditions applicable to the Notes of such Series or such Class, as the case may be, and any reference to any amount of money due or payable by reference to the Notes of any Series or any Class, as the case may be, shall include any sum covenanted to be paid by the Issuer under this Master Indenture and the related Series Supplement in respect of the Notes of such Series or such Class, as applicable.

(i)     References in this Master Indenture to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security shall be deemed to include, in respect of any jurisdiction other than the State of New York, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security available or appropriate in such jurisdiction as shall most nearly approximate such action, remedy or method of judicial proceeding described or referred to in this Master Indenture.

(j)     Where any payment is to be made, funds applied or any calculation is to be made hereunder on a day which is not a Business Day, unless this Master Indenture or any other Operative Agreement otherwise provides, such payment shall be made, funds applied and calculation made on the next succeeding Business Day, and payments shall be adjusted accordingly.

(k)     For purposes of determining the balance of amounts credited to and/or deposited in an Indenture Account, the “value” of Permitted Investments deposited in and/or credited to an Indenture Account shall be the lower of the acquisition cost thereof and the then fair market value thereof and the “value” of Dollars and cash equivalents of Dollars (other than cash equivalents of Dollars included in the definition of Permitted Investments) shall be the face value thereof.

Section 1.03     Compliance Certificates and Opinions. Upon any application or request by the Issuer to the Indenture Trustee to take any action under any provision of this Master Indenture or any Series Supplement, the Issuer shall furnish to the Indenture Trustee an Officer’s Certificate stating that, in the opinion of the signers thereof, all conditions precedent, if any, provided for in this Master Indenture and/or such Series Supplement relating to the proposed action have been complied with, and, if requested by the Indenture Trustee, an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Master Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Master Indenture, any Series Supplement or any Indenture Supplement shall include:

(a)     a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions in this Master Indenture, such Series Supplement and/or such Indenture Supplement relating thereto;

(b)     a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)     a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)     a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 1.04     Acts of Noteholders.

(a)     Any direction, consent, waiver or other action provided by this Master Indenture in respect of the Notes of any Series or Class or the Collateral to be given or taken by the Indenture Trustee at the Direction of Noteholders (including a Control Party or a Requisite Majority) may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders, Control Party or Requisite Majority, as applicable, in person or by an agent or proxy duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, to each Rating Agency where it is hereby expressly required pursuant to this Master Indenture and to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Noteholders, Control Party or Requisite Majority signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose under this Master Indenture and any Series Supplement and conclusive in favor of the Indenture Trustee or the Issuer, if made in the manner provided in this Section.

(b)     The fact and date of the execution by any Person of any such instrument or writing may be proved by the certificate of any notary public or other officer of any jurisdiction authorized to take acknowledgments of deeds or administer oaths that the Person executing such instrument acknowledged to him the execution thereof, or by an affidavit of a witness to such execution sworn to before any such notary or such other officer and where such execution is by an officer of a corporation or association, trustee of a trust or member of a partnership, on behalf of such corporation, association, trust or partnership, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other reasonable manner that the Indenture Trustee deems sufficient.

(c)     In determining whether any Noteholders, any Control Party or any Requisite Majority shall have given any direction, consent, request, demand, authorization, notice, waiver or other Act (any of the foregoing may be referred to as a “Direction”) under this Master Indenture or any Series Supplement (including without limitation any consent pursuant to Sections 4.04 or 9.02(a) hereof), any Equipment Notes legally or beneficially owned by any Issuer Group Member shall be disregarded and deemed not to be Outstanding for purposes of any such determination. In determining whether the Indenture Trustee shall be protected in relying upon any such Direction, only Equipment Notes that a Responsible Officer of the Indenture Trustee actually knows to be so owned shall be so disregarded. Notwithstanding the foregoing, if any such Persons legally or beneficially own 100% of the Equipment Notes then Outstanding then such Equipment Notes shall not be so disregarded as aforesaid.

(d)     The Issuer may at its option, by delivery of an Officer’s Certificate to the Indenture Trustee, set a record date other than the Record Date to determine the Noteholders in respect of the Notes of any Series entitled to give any Direction in respect of such Notes. Such record date shall be the record date specified in such Officer’s Certificate which shall be a date not more than 30 days prior to the first solicitation of Noteholders in connection therewith. If such a record date is fixed, such Direction may be given before or after such record date, but only the Noteholders of record of such Series at the close of business on such record date shall be deemed to be Noteholders for the purposes of determining whether Noteholders of the requisite proportion of Outstanding Notes of such Series have authorized or agreed or consented to such Direction, and for that purpose the Outstanding Notes of such Series shall be computed as of such record date; provided that no such Direction by the Noteholders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Master Indenture not later than one year after the related record date.

(e)     Any Direction or other action by a Noteholder (including a Control Party or a Requisite Majority) shall bind the Noteholder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, whether or not notation of such action is made upon such Note.

ARTICLE II

THE NOTES

Section 2.01     Authorization, Issuance and Authentication of the Notes; Amount of Outstanding Principal Balance; Terms; Form; Execution and Delivery.

(a)     The number of Series of Notes which may be created by this Master Indenture is not limited. The Notes shall be issued in such Series as may from time to time be created by Series Supplements pursuant to this Master Indenture and may be issued in such Classes within a Series as may be authorized by the related Series Supplement for such Series. Each Series shall be created by a separate Series Supplement and shall be identified in a manner sufficient to differentiate the Notes of each such Series from the Notes of any other Series. The Notes of each Series will rank pari passu with the Notes of each other Series upon the occurrence and during the continuance of an Event of Default and otherwise will be paid in accordance with the Flow of Funds.

(b)     Upon satisfaction of and compliance with the requirements and conditions to closing set forth in the related Series Supplement, the Notes of the applicable Series to be executed and delivered on a particular Closing Date pursuant to such Series Supplement may be executed by the Issuer and delivered to the Indenture Trustee for authentication following the execution and delivery of the related Series Supplement creating such Series or from time to time thereafter, and the Indenture Trustee shall authenticate and deliver the Notes of such Series upon the Issuer’s request and direction set forth in an Officer’s Certificate of the Issuer signed by one of its Responsible Officers, without further action on the part of the Issuer. Notwithstanding anything to the contrary contained hereunder or in any Series Supplement, any such authentication may be made on separate counterparts and by facsimile.

(c)     There shall be issued, delivered and authenticated on the relevant Closing Date to each of the Noteholders identified on such Notes, Notes in the principal amounts and maturities and bearing interest at the relevant Stated Rate, in each case in registered form and substantially in the form set forth in an exhibit to the applicable Series Supplement, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Master Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements printed, lithographed, typewritten or engraved thereon, as may be required to comply with the rules of any securities exchange on which such Notes may be listed or to conform to any usage in respect thereof, or as may, consistently herewith, be prescribed by the Indenture Trustee executing such Notes, such determination by said Indenture Trustee to be evidenced by its authentication of such Notes. Definitive Notes of a Series shall be printed, lithographed, typewritten or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Indenture Trustee authenticating such Notes, as evidenced by such authentication.

(i)     Each Series of Equipment Notes (or Class thereof) sold in reliance on Rule 144A shall be represented by one or more permanent 144A Book-Entry Notes which will be deposited with DTC or its custodian, the Indenture Trustee or an agent of the Indenture Trustee and registered in the name of Cede as nominee of DTC. The 144A Book-Entry Note shall only be transferred to a successor organization subject to the same terms and any other transfers of such 144A Book-Entry Note shall otherwise be limited as necessary in order for the 144A Book-Entry Note to constitute an immobilized obligation for purposes of Internal Revenue Service Notice 2012-20 (or such other guidance as may be adopted under the Code and Treasury Regulations).

(ii)     Each Series of Equipment Notes (or Class thereof) offered and sold outside of the United States in reliance on Regulation S shall be represented by a Regulation S Temporary Book-Entry Note, which will be deposited with the Indenture Trustee or an agent of the Indenture Trustee as custodian for and registered in the name of Cede, as nominee of DTC. The Regulation S Temporary Book-Entry Note shall only be transferred to a successor organization subject to the same terms and any other transfers of such Regulation S Temporary Book-Entry Note shall otherwise be limited as necessary in order for the Regulation S Temporary Book-Entry Note to constitute an immobilized obligation for purposes of Internal Revenue Service Notice 2012-20 (or such other guidance as may be adopted under the Code and Treasury Regulations). Beneficial interests in each Regulation S Temporary Book-Entry Note may be held only through Euroclear or Clearstream; provided, however, that such interests may be exchanged for interests in a 144A Book-Entry Note or a Definitive Note in accordance with the certification requirements described in Section 2.07 hereof.

(iii)     A beneficial owner of an interest in a Regulation S Temporary Book-Entry Note may receive payments in respect of such Regulation S Temporary Book-Entry Notes only after delivery to Euroclear or Clearstream, as the case may be, of a written certification substantially in the form set forth in Exhibit A-1 to this Master Indenture, and upon delivery by Euroclear or Clearstream, as the case may be, to the Indenture Trustee and Note Registrar of a certification or certifications substantially in the form set forth in Exhibit A-2 to this Master Indenture. The delivery by a beneficial owner of the certification referred to above shall constitute its irrevocable instruction to Euroclear or Clearstream, as the case may be, to arrange for the exchange of the beneficial owner’s interest in the Regulation S Temporary Book-Entry Note for a beneficial interest in the Unrestricted Book-Entry Note after the Exchange Date in accordance with the paragraph below.

(iv)     Not earlier than the Exchange Date, interests in each Regulation S Temporary Book-Entry Note will be exchangeable for interests in the related permanent global note (an “Unrestricted Book-Entry Note”). Each Unrestricted Book-Entry Note will be deposited with the Indenture Trustee and registered in the name of Cede as nominee of DTC. After (1) the Exchange Date and (2) receipt by the Indenture Trustee and Note Registrar of written instructions from Euroclear or Clearstream, as the case may be, directing the Indenture Trustee and Note Registrar to credit or cause to be credited to either Euroclear’s or Clearstream’s, as the case may be, depositary account a beneficial interest in the Unrestricted Book-Entry Note in a principal amount not greater than that of the beneficial interest in the Regulation S Temporary Book-Entry Note, the Indenture Trustee and Note Registrar shall instruct DTC to reduce the principal amount of the Regulation S Temporary Book-Entry Note and increase the principal amount of the Unrestricted Book-Entry Note, in each case by the principal amount of the beneficial interest in the Regulation S Temporary Book-Entry Note to be so transferred, and to credit or cause to be credited to the account of a Direct Participant a beneficial interest in the Unrestricted Book-Entry Note having a principal amount equal to the reduction in the principal amount of such Regulation S Temporary Book-Entry Note.

(v)     Upon the exchange of the entire principal amount of the Regulation S Temporary Book-Entry Note for beneficial interests in the Unrestricted Book-Entry Note, the Indenture Trustee shall cancel the Regulation S Temporary Book-Entry Note in accordance with the Indenture Trustee’s policies in effect from time to time.

(vi)     No interest in the Regulation S Book-Entry Notes may be held by or transferred to a United States Person except for exchanges for a beneficial interest in a 144 Book-Entry Note or a Definitive Note as described below.

(vii)     The Subordinated Notes shall be represented by Definitive Notes at all times and shall be held by either the applicable Noteholder or the Authorized Agent for the benefit of the applicable Noteholders of such Subordinated Notes, printed, lithographed, typewritten or otherwise produced, in any denomination, containing substantially the same terms and provisions as are set forth in the applicable exhibit to the Series Supplement. At the instruction of the Authorized Agent from time to time, a new Definitive Note representing a Subordinated Note shall be issued in the name and in a principal amount specified by the Authorized Agent in writing to the Issuer and the Indenture Trustee, and the applicable existing Definitive Note held by the Authorized Agent for the benefit of the Noteholders of Subordinated Notes will be exchanged for such new Definitive Note accordingly. In connection with transfers in whole or part of any Definitive Notes held directly by Noteholders of Subordinated Notes, the Authorized Agent may also from time to time request that new Definitive Notes be issued and old Definitive Notes be exchanged or cancelled, as applicable. The Authorized Agent must request in writing that the Issuer execute, and the Indenture Trustee authenticate any issuance or reissuance of Definitive Notes in accordance with Section 2.11(f) hereof.

(d)     The Notes shall be executed on behalf of the Issuer by the manual or facsimile signature of an Authorized Representative of the Issuer.

(e)     Each Note bearing the manual or facsimile signatures of any individual who was at the time such Note was executed an Authorized Representative of the Issuer shall bind the Issuer, notwithstanding that any such individual has ceased to hold such office prior to the authentication and delivery of such Notes or any payment thereon.

(f)     No Note shall be entitled to any benefit under this Master Indenture or the related Series Supplement or be valid or obligatory for any purpose, unless it shall have been executed on behalf of the Issuer as provided in clause (b) and (e) above and authenticated by or on behalf of the Indenture Trustee as provided in clause (b) above. Such signatures shall be conclusive evidence that such Note has been duly executed and authenticated under this Master Indenture and the related Series Supplement. Each Note shall be dated the date of its authentication.

Section 2.02     Restrictive Legends. Each 144A Book-Entry Note, each Regulation S Temporary Book-Entry Note, each Unrestricted Book-Entry Note, each Subordinated Note and each Definitive Note (and all Notes issued in exchange therefor or upon registration of transfer or substitution thereof) shall bear a legend on the face thereof substantially in the form set forth below (unless counsel to the Issuer advises that a different legend or additional legend is required for any reason):

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES FOR THE BENEFIT OF TRINITY RAIL LEASING 2020 LLC (THE “ISSUER”) THAT THIS NOTE IS BEING ACQUIRED FOR ITS OWN ACCOUNT

AND NOT WITH A VIEW TO DISTRIBUTION AND MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO THE ISSUER (UPON REDEMPTION THEREOF OR OTHERWISE), (2) TO A PERSON WHOM THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) OUTSIDE THE UNITED STATES TO A PERSON WHO IS NOT A U.S. PERSON (AS SUCH TERM IS DEFINED IN REGULATION S OF THE SECURITIES ACT) IN A TRANSACTION IN COMPLIANCE WITH REGULATION S OF THE SECURITIES ACT OR (4) IN A TRANSACTION COMPLYING WITH OR EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (SUBJECT IN THE CASE OF THIS CLAUSE (4) TO RECEIPT OF AN OPINION OF COUNSEL AND SUCH CERTIFICATES AND OTHER DOCUMENTS AS ARE REQUIRED UNDER THE INDENTURE REFERRED TO BELOW), IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE RESALE RESTRICTIONS SET FORTH ABOVE.

[In the case of Class A Equipment Notes or Class B Equipment Notes:

BY ITS ACQUISITION OF THIS NOTE, EACH PURCHASER AND TRANSFEREE (AND ITS FIDUCIARY, IF APPLICABLE) WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED EITHER THAT (A) IT IS NOT AND IS NOT USING THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (“ERISA”)) THAT IS SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA, A “PLAN” AS DEFINED BY AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR OTHER PLAN’S INVESTMENT IN SUCH ENTITY, OR A GOVERNMENTAL, NON-U.S. OR CHURCH PLAN SUBJECT TO ANY FEDERAL, STATE, LOCAL OR OTHER LAW THAT IS SUBSTANTIALLY SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR (B) THE PURCHASE AND HOLDING OF SUCH NOTE WILL NOT RESULT IN A NON‑EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF SIMILAR LAW.]

[In the case of Class R Notes:

BY ITS ACQUISITION OF THIS NOTE, EACH PURCHASER AND TRANSFEREE (AND ITS FIDUCIARY, IF APPLICABLE) WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED EITHER THAT IT IS NOT AND IS NOT USING THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (“ERISA”)) THAT IS SUBJECT TO THE PROVISIONS OF TITLE I OF

ERISA, A “PLAN” AS DEFINED BY AND SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF AN EMPLOYEE BENEFIT PLAN’S OR OTHER PLAN’S INVESTMENT IN SUCH ENTITY, OR A GOVERNMENTAL, NON-U.S. OR CHURCH PLAN SUBJECT TO ANY FEDERAL, STATE, LOCAL OR OTHER LAW THAT IS SUBSTANTIALLY SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE.]

[In the case of Book-Entry Notes:

THIS NOTE IS A GLOBAL BOOK-ENTRY NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE REFERRED TO BELOW.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO BELOW.]

[In the case of a Note issued with original issue discount, as defined in Section 1271 et seq. of the Code:

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED. FOR INFORMATION REGARDING THE ISSUE DATE, ISSUE PRICE, YIELD TO MATURITY AND THE AMOUNT OF OID, PLEASE CONTACT [ ], ATTN: [ ]]

[In the case of Subordinated Notes:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.]

[In the case of Subject Notes:

THIS NOTE MAY NOT BE TRANSFERRED, AND NO TRANSFER (OR PURPORTED TRANSFER) OF ALL OR ANY PART OF THIS NOTE (OR ANY DIRECT OR INDIRECT ECONOMIC OR BENEFICIAL INTEREST THEREIN) WHETHER TO ANOTHER NOTEHOLDER OR TO A PERSON THAT IS NOT A NOTEHOLDER (A “TRANSFEREE”) SHALL BE EFFECTIVE, AND TO THE GREATEST EXTENT PERMITTED UNDER APPLICABLE LAW ANY SUCH TRANSFER (OR PURPORTED TRANSFER) SHALL BE VOID AB INITIO, AND NO PERSON SHALL OTHERWISE BECOME A NOTEHOLDER OF THIS NOTE, UNLESS: (I) THE TRANSFEREE PROVIDES THE NOTE REGISTRAR WITH ITS REPRESENTATIONS AND WARRANTIES MADE FOR THE BENEFIT OF THE ISSUER TO THE EFFECT THAT: (A) EITHER (I) THE TRANSFEREE (OR, IF THE TRANSFEREE IS A DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES, THE SOLE OWNER OF THE TRANSFEREE) IS NOT AND WILL NOT BECOME FOR U.S. FEDERAL INCOME TAX PURPOSES A PARTNERSHIP, SUBCHAPTER S CORPORATION OR GRANTOR TRUST (EACH SUCH ENTITY, A “FLOW-THROUGH ENTITY”) OR (II) IF THE TRANSFEREE (OR, IF THE TRANSFEREE IS A DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES, THE SOLE OWNER OF THE TRANSFEREE) IS OR BECOMES A FLOW-THROUGH ENTITY, THEN (X) NONE OF THE DIRECT OR INDIRECT BENEFICIAL OWNERS OF ANY OF THE INTERESTS IN THE TRANSFEREE HAVE OR EVER WILL HAVE ALL OR SUBSTANTIALLY ALL THE VALUE OF ITS INTEREST IN THE TRANSFEREE ATTRIBUTABLE TO THE INTEREST OF THE TRANSFEREE IN THIS NOTE, ANY OTHER SUBJECT NOTES, OTHER INTEREST (DIRECT OR INDIRECT) IN THE ISSUER, OR ANY INTEREST CREATED UNDER THE MASTER INDENTURE AND (Y) IT IS NOT AND WILL NOT BE A PRINCIPAL PURPOSE OF THE ARRANGEMENT INVOLVING THE INVESTMENT OF THE TRANSFEREE IN THIS NOTE TO PERMIT ANY PARTNERSHIP TO SATISFY THE ONE HUNDRED (100) PARTNER LIMITATION OF SECTION 1.7704-1(H)(1)(II) OF THE TREASURY REGULATIONS NECESSARY FOR SUCH PARTNERSHIP NOT TO BE CLASSIFIED AS A PUBLICLY TRADED PARTNERSHIP UNDER THE CODE, (B) THE TRANSFEREE WILL NOT SELL, ASSIGN, TRANSFER OR OTHERWISE CONVEY ANY PARTICIPATING INTEREST IN THIS NOTE OR ANY FINANCIAL INSTRUMENT

OR CONTRACT THE VALUE OF WHICH IS DETERMINED BY REFERENCE IN WHOLE OR IN PART TO THIS NOTE, AND (C) IT IS NOT ACQUIRING, AND WILL NOT SELL, TRANSFER, ASSIGN, PARTICIPATE, PLEDGE OR OTHERWISE DISPOSE OF, THIS NOTE (OR INTEREST THEREIN) OR CAUSE THIS NOTE (OR INTEREST THEREIN) TO BE MARKETED, ON OR THROUGH AN “ESTABLISHED SECURITIES MARKET” WITHIN THE MEANING OF SECTION 7704(B) OF THE CODE, INCLUDING, WITHOUT LIMITATION, AN INTERDEALER QUOTATION SYSTEM THAT REGULARLY DISSEMINATES FIRM BUY OR SELL QUOTATIONS, AND (D) THAT THE TRANSFEREE (OR, IF THE TRANSFEREE IS A DISREGARDED ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES, THE SOLE OWNER OF THE TRANSFEREE) IS A “U.S. PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE CODE, AND (II) AFTER SUCH TRANSFER THERE WOULD BE NO MORE THAN NINETY (90) MEMBERS OF THE LIMITED LIABILITY COMPANY THAT IS THE ISSUER (INCLUDING AS MEMBERS, SOLELY FOR PURPOSES OF THIS CLAUSE (D), NOTEHOLDERS OF ANY SUBJECT NOTES (AND HOLDERS OF ANY BENEFICIAL INTEREST THEREIN) AND HOLDERS OF ANY OTHER INSTRUMENTS SUBJECT TO THE TRANSFER RESTRICTIONS OF SECTION 2.17(a) OF THE MASTER INDENTURE). ANY SUBSEQUENT TRANSFER OF THIS NOTE BY A TRANSFEREE SHALL BE SUBJECT TO THE LIMITATIONS OF THIS PARAGRAPH AND SHALL BE VOID AB INITIO, AND NO PERSON SHALL OTHERWISE BECOME A NOTEHOLDER OF THIS NOTE, UNLESS THIS PARAGRAPH AND THE PROVISIONS OF SECTION 2.17(a) OF THE MASTER INDENTURE ARE SATISFIED. THE NOTE REGISTRAR SHALL NOT REGISTER ANY TRANSFER OF THIS NOTE UNLESS THE NOTE REGISTRAR (IN CONSULTATION WITH THE ISSUER) HAS CONFIRMED THAT AFTER SUCH TRANSFER, THE REQUIREMENTS OF SECTION 2.17(a) OF THE MASTER INDENTURE SHALL HAVE BEEN SATISFIED. THE ISSUER SHALL NOT RECOGNIZE ANY PROHIBITED TRANSFER DESCRIBED IN THIS PARAGRAPH, INCLUDING WITHOUT LIMITATION BY (I) REDEEMING THE TRANSFEROR’S INTEREST, OR (II) RECOGNIZING THE TRANSFEREE AS A NOTEHOLDER OR OTHERWISE RECOGNIZING ANY RIGHT OF THE TRANSFEREE (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF THE TRANSFEREE TO RECEIVE PAYMENTS OR OTHER DISTRIBUTIONS FROM THE ISSUER, DIRECTLY OR INDIRECTLY).
EACH NOTEHOLDER OF THIS NOTE AND EACH OWNER OF A BENEFICIAL INTEREST IN THIS NOTE REPRESENTS AND AGREES THAT IF IT IS PART OF A SECTION 385 EXPANDED GROUP (OR IS A SECTION 385 PARTNERSHIP OR DISREGARDED ENTITY WITH RESPECT TO A SECTION 385 EXPANDED GROUP), AND IF THE ISSUER IS TREATED AS A SECTION 385 CONTROLLED PARTNERSHIP OR DISREGARDED ENTITY WITH RESPECT TO SUCH SECTION 385 EXPANDED GROUP (ASSUMING SOLELY FOR THIS PURPOSE THAT THIS NOTE IS TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES AS EQUITY), THEN NEITHER IT NOR ANY MEMBER OF (NOR ANY SECTION 385 CONTROLLED PARTNERSHIP OR DISREGARDED ENTITY WITH RESPECT TO) SUCH SECTION 385 EXPANDED GROUP WILL OWN OR WILL

THEREAFTER (FOR SO LONG AS THIS NOTES IS SO OWNED) OWN ANY NOTES OF A CLASS OR SERIES SENIOR TO THIS NOTE (“SENIOR NOTES”), UNLESS SUCH NOTEHOLDER (OR OWNER) HAS EITHER (1) OBTAINED AND PROVIDED TO THE NOTE REGISTRAR AND THE ISSUER AN OPINION OF U.S. TAX COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT, UNDER THEN-EXISTING LAW, SUCH ACQUISITION AND OWNERSHIP OF SENIOR NOTES SHOULD NOT (ASSUMING SOLELY FOR THIS PURPOSE THAT THIS NOTE IS TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES AS EQUITY) CAUSE SECTION 385 OF THE CODE, AND ANY PROPOSED, TEMPORARY, OR FINAL TREASURY REGULATIONS PROMULGATED THEREUNDER, TO APPLY TO SUCH SENIOR NOTES SO AS TO CAUSE ANY SUCH SENIOR NOTES TO BE RECLASSIFIED AS (OR GIVING RISE TO) EQUITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (2) AFTER HAVING PROVIDED THE NOTE REGISTRAR AND THE ISSUER SUCH INFORMATION, REPRESENTATIONS AND COVENANTS AS MAY BE REQUIRED BY THE ISSUER (IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER IN ITS SOLE DISCRETION) RELATING TO THE RISK OF RECHARACTERIZATION OF ANY SUCH SENIOR NOTES AS EQUITY UNDER TREASURY REGULATION SECTION 1.385-3, OBTAINS A WRITTEN CONFIRMATION FROM THE ISSUER THAT THE FOREGOING OPINION IS NOT REQUIRED. THE PRECEDING SENTENCE SHALL NOT APPLY IF EACH MEMBER OF THE SECTION 385 EXPANDED GROUP THAT INCLUDES SUCH NOTEHOLDER OR BENEFICIAL OWNER (OR WITH RESPECT TO WHICH SUCH NOTEHOLDER OR BENEFICIAL OWNER IS A SECTION 385 CONTROLLED PARTNERSHIP OR DISREGARDED ENTITY) IS A MEMBER OF THE SAME CONSOLIDATED GROUP (AS DESCRIBED IN TREASURY REGULATION SECTION 1.1502-1(H)) THAT FILES A CONSOLIDATED U.S. FEDERAL INCOME TAX RETURN.]

[In the case of Notes, other than Subject Notes that, pursuant to Section 2.19(b), are to be reported as equity for U.S. federal income tax purposes:

EACH NOTEHOLDER OF THIS NOTE AGREES TO TREAT THIS NOTE AS DEBT FOR U.S. FEDERAL INCOME TAX PURPOSES.]

[In the case of Subject Notes that, pursuant to Section 2.19(b), are to be reported as equity for U.S. federal income tax purposes:

EACH NOTEHOLDER OF THIS NOTE AGREES TO TREAT THIS NOTE AS EQUITY FOR U.S. FEDERAL INCOME TAX PURPOSES.]

Section 2.03     Note Registrar and Paying Agent.

(a)     With respect to each Series of Notes, there shall at all times be maintained an office or agency in the location set forth in Section 13.04 hereof where Notes of such Series may be presented or surrendered for registration of transfer or for exchange (each, a “Note Registrar”), and for payment thereof (each, a “Paying Agent”)

and where notices to or demands upon the Issuer in respect of such Equipment Notes may be served. For so long as any Series of Notes is listed on any stock exchange, the Issuer shall appoint and maintain a Paying Agent and a Note Registrar acting for this purpose as an agent of the Issuer in the jurisdiction in which such stock exchange is located. The Issuer shall cause each Note Registrar to keep a register of the Notes for which it is acting as Note Registrar and of their transfer and exchange (the “Register”), which shall include the name and address of, and the Outstanding Principal Balance owing to, each Noteholder. Written notice of the location of each such other office or agency and of any change of location thereof shall be given by the Indenture Trustee to the Issuer and the Noteholders of the Notes of such Series so long as the Indenture Trustee is acting as Note Registrar and Paying Agent. In the event that no such office or agency shall be maintained or no such notice of location or of change of location shall be given, presentations and demands may be made and notices may be served at the Corporate Trust Office of the Indenture Trustee. Notwithstanding anything to the contrary in this Master Indenture, the entries in the Register shall be conclusive, in the absence of manifest error, and the Issuer, the Indenture Trustee, and the Noteholders shall treat each Person in whose name a Note is registered as the beneficial owner thereof (including with respect to all payments of principal and stated interest thereon) for all purposes of this Master Indenture. No transfer of a Note shall be effective unless such transfer has been recorded in the Register as provided in this Section. The Indenture Trustee shall initially be a Paying Agent and Note Registrar hereunder with respect to the Notes.

(b)     Each Authorized Agent shall (i) maintain an office or agency in the location listed as its address set forth in Section 13.04, (ii) be a bank, trust company or a corporation organized and doing business under the laws of the United States or any state or territory thereof or of the District of Columbia, with a combined capital and surplus of at least $75,000,000 (or having a combined capital and surplus in excess of $5,000,000 and the obligations of which, whether now in existence or hereafter incurred, are fully and unconditionally guaranteed by a corporation organized and doing business under the laws of the United States, any state or territory thereof or of the District of Columbia and having a combined capital and surplus of at least $75,000,000), and (iii) be authorized under the laws of the United States or any state or territory thereof to exercise corporate trust powers, subject to supervision by Federal or state authorities (such requirements, the “Eligibility Requirements”). Each Note Registrar other than the Indenture Trustee shall furnish to the Indenture Trustee, at stated intervals of not more than six months, and at such other times as the Indenture Trustee may request in writing, a copy of the Register maintained by such Note Registrar.

(c)     Any Person into which any Authorized Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authorized Agent shall be a party, or any Person succeeding to the corporate trust business of any Authorized Agent, shall be the successor of such Authorized Agent hereunder, if such successor Person is otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the parties hereto or such Authorized Agent or such successor Person.

(d)     Any Authorized Agent may at any time resign by giving written notice of resignation to the Indenture Trustee and the Issuer. The Issuer may, and at the request of the Indenture Trustee shall, at any time terminate the agency of any Authorized Agent by giving written notice of termination to such Authorized Agent and to the Indenture Trustee. Upon the resignation or termination of an Authorized Agent or if at any time any such Authorized Agent shall cease to be eligible under this Section (when, in either case, no other Authorized Agent performing the functions of such Authorized Agent shall have been appointed by the Indenture Trustee), the Issuer shall promptly appoint one or more qualified successor Authorized Agents to perform the functions of the Authorized Agent that has resigned or whose agency has been terminated or who shall have ceased to be eligible under this Section. The Issuer shall give written notice of any such appointment made by it to the Indenture Trustee; and in each case the Indenture Trustee shall send notice of such appointment to all Noteholders of the Notes of the related Series as their names and addresses appear on the Register for the Notes of such Series.

(e)     The Issuer agrees to pay, or cause to be paid, from time to time reasonable compensation to each Authorized Agent for its services and to reimburse it for its reasonable expenses to be agreed to pursuant to separate agreements with each such Authorized Agent.

Section 2.04     Paying Agent to Hold Money in Trust. The Indenture Trustee shall require each Paying Agent other than the Indenture Trustee to agree in writing that all moneys deposited with any Paying Agent for the purpose of any payment on the Notes shall be deposited and held in trust for the benefit of the Noteholders entitled to such payment, subject to the provisions of this Section. Moneys so deposited and held in trust shall constitute a separate trust fund for the benefit of the Noteholders with respect to which such money was deposited. No Paying Agent shall hold monies payable by the Issuer to Hedge Providers.

The Indenture Trustee may at any time, for the purpose of obtaining the satisfaction and discharge of this Master Indenture or for any other purpose, direct any Paying Agent to pay to the Indenture Trustee all sums held in trust by such Paying Agent; and, upon such payment by any Paying Agent to the Indenture Trustee, such Paying Agent shall be released from all further liability with respect to such moneys.

Section 2.05     Method of Payment.

(a)     On each Payment Date, the Indenture Trustee shall, or shall instruct a Paying Agent to, pay to the Noteholders of each Series all interest, principal and premium, if any, on the Notes of such Series required to be paid on such Payment Date, in each case to the extent of the Available Collections Amount and pursuant to the Flow of Funds; provided, that in the event and to the extent receipt of any payment is not confirmed by the Indenture Trustee or such Paying Agent by noon (New York City time) on such Payment Date or any Business Day thereafter, distribution thereof shall be made on the Business Day following the Business Day such payment is received; provided further, that payment on a Regulation S Temporary Book-Entry Note shall be made to the

Noteholder thereof only in conformity with Section 2.05(c). Each such payment on any Payment Date other than the final payment with respect to any Series of Notes shall be made by the Indenture Trustee or the Paying Agent to the Noteholders as of the Record Date for such Payment Date. The final payment with respect to any Note, however, shall be made only upon presentation and surrender of such Note by the Noteholder or its agent at the Corporate Trust Office or agency of the Indenture Trustee or Paying Agent specified in the notice given by the Indenture Trustee or Paying Agent with respect to such final payment.

(b)     At such time, if any, as the Notes of any Series are issued in the form of Definitive Notes, payments on a Payment Date shall be made by wire transfer to an account designated by each Noteholder in writing at least five (5) Business Days prior to such Payment Date, provided that if a Noteholder has not provided such information on a timely basis such payment shall be made by check mailed to each Noteholder of a Definitive Note on the applicable Record Date at its address appearing on the Register maintained with respect to such Series; provided that the final payment for each Series of Notes shall be made only upon presentation and surrender of the Definitive Notes of such Series by the Noteholder or its agent at the Corporate Trust Office or agency of the Indenture Trustee or Paying Agent specified in the notice of such final payment given by the Indenture Trustee or Paying Agent. The Indenture Trustee or Paying Agent shall mail such notice of the final payment of such Series to each of the Noteholders of such Series, specifying the date and amount of such final payment.

(c)     The beneficial owner of a Regulation S Temporary Book-Entry Note of any Series may arrange to receive interest, principal and premium payments through Euroclear or Clearstream on such Regulation S Temporary Book-Entry Note only after delivery by such beneficial owner to Euroclear or Clearstream, as the case may be, of a written certification substantially in the form of Exhibit A-3 hereto, and upon delivery of Euroclear or Clearstream, as the case may be, to the Paying Agent of a certification or certifications substantially in the form of Exhibit A-4 hereto. No interest, principal or premium shall be paid to any beneficial owner, and no interest, principal or premium shall be paid to Euroclear or Clearstream on such beneficial owner’s interest in a Regulation S Temporary Book-Entry Note unless Euroclear or Clearstream, as the case may be, has provided such a certification to the Paying Agent with respect to such interest, principal and/or premium.

Section 2.06     Minimum Denomination. Unless otherwise specified in the Series Supplement for a Series, each Note shall be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof; provided that, notwithstanding anything to the contrary herein, one Note of each Class of a Series may be issued with such excess in integral multiples of $1.

Section 2.07     Exchange Option. If the holder (other than an Initial Purchaser) of a beneficial interest in an Unrestricted Book-Entry Note deposited with DTC wishes at any time to exchange its interest in the Unrestricted Book-Entry Note, or to transfer its interest in the Unrestricted Book-Entry Note to a Person who wishes to take delivery thereof in the form of an interest in the 144A Book-Entry Note, the holder may, subject to the rules and procedures of Euroclear or Clearstream and DTC, as the case may be, give directions for the Indenture Trustee and Note Registrar to exchange or cause the exchange or transfer or cause the transfer of the interest for an equivalent beneficial interest in the 144A Book-Entry Note. Upon receipt by the Indenture Trustee and Note Registrar of (a) instructions from Euroclear or Clearstream (based on instructions from depositaries for Euroclear and Clearstream) or from a DTC Participant, as applicable, or DTC, as the case may be, directing the Indenture Trustee and Note Registrar to credit or cause to be credited a beneficial interest in the 144A Book-Entry Note equal to the beneficial interest in the Unrestricted Book-Entry Note to be exchanged or transferred (such instructions to contain information regarding the DTC Participant account to be credited with the increase, and, with respect to an exchange or transfer of an interest in the Unrestricted Book-Entry Note, information regarding the DTC Participant account to be debited with the decrease), and (b) a certificate in the form of Exhibit A-8, given by the Noteholder (and the proposed transferee, if applicable), the Indenture Trustee and Note Registrar shall instruct DTC to reduce the Unrestricted Book-Entry Note by the aggregate principal amount of the beneficial interest in the Unrestricted Book-Entry Note to be exchanged or transferred, and the Indenture Trustee shall instruct DTC, concurrently with the reduction, to increase the principal amount of the 144A Book-Entry Note by the aggregate principal amount of the beneficial interest in the Unrestricted Book-Entry Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in the instructions a beneficial interest in the 144A Book-Entry Note equal to the reduction in the principal amount of the Unrestricted Book-Entry Note.

If a holder (other than an Initial Purchaser) of a beneficial interest in the 144A Book-Entry Note wishes at any time to exchange its interest in the 144A Book-Entry Note for an interest in a Regulation S Book-Entry Note, or to transfer its interest in the 144A Book-Entry Note to a Person who wishes to take delivery thereof in the form of an interest in the Regulation S Book-Entry Note, the holder may, subject to the rules and procedures of DTC, give directions for the Indenture Trustee and Note Registrar to exchange or cause the exchange or transfer or cause the transfer of the interest for an equivalent beneficial interest in the Regulation S Book-Entry Note. Upon receipt by the Indenture Trustee and Note Registrar of (a) instructions given in accordance with DTC’s procedures from a DTC Participant directing the Indenture Trustee and Note Registrar to credit or cause to be credited a beneficial interest in the Regulation S Book-Entry Note in an amount equal to the beneficial interest in the 144A Book-Entry Note to be exchanged or transferred, (b) a written order given in accordance with DTC’s procedures containing information regarding the account of the depositaries for Euroclear or Clearstream or another Clearing Agency Participant, as the case may be, to be credited with the increase and the name of the account and (c) certificates in the forms of Exhibits A-5 and A-7 hereto, respectively, given by the Noteholder and the proposed transferee of the interest, the Indenture Trustee and Note Registrar shall instruct DTC to reduce the 144A Book-Entry Note by the aggregate principal amount of the beneficial interest in the 144A Book-Entry Note to be so exchanged or transferred, and the Indenture Trustee and Note Registrar shall instruct DTC, concurrently with the reduction, to increase the principal amount of the Regulation S Book-Entry Note by the aggregate principal amount of the beneficial interest in the 144A Book-Entry Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in the instructions a beneficial interest in the Regulation S Book-Entry Note equal to the reduction in the principal amount of the 144A Book-Entry Note.

Notwithstanding anything to the contrary herein, an Initial Purchaser may exchange beneficial interests in the Regulation S Temporary Book-Entry Note held by it for interests in the 144A Book-Entry Note only after delivery by the Initial Purchaser of instructions to DTC for the exchange, substantially in the form of Exhibit A-6 hereto. Upon receipt of the instructions provided in the preceding sentence, the Indenture Trustee and Note Registrar shall instruct DTC to reduce the principal amount of the Regulation S Temporary Book-Entry Note to be so transferred and shall instruct DTC to increase the principal amount of the 144A Book-Entry Note and credit or cause to be credited to the account of the placement agent a beneficial interest in the 144A Book-Entry Note having a principal amount equal to the amount by which the principal amount of the Regulation S Temporary Book-Entry Note was reduced upon the transfer pursuant to the instructions provided in the first sentence of this paragraph.

If a Book-Entry Note is exchanged for a Definitive Note, such Equipment Notes may be exchanged or transferred for one another only in accordance with such procedures as are substantially consistent with the provisions of the three immediately preceding paragraphs (including the certification requirements intended to ensure that the exchanges or transfers comply with Rule 144 or Regulation S, as the case may be) and as may be from time to time adopted by the Indenture Trustee.

Section 2.08     Mutilated, Destroyed, Lost or Stolen Notes. If any Note shall become mutilated, destroyed, lost or stolen, the Issuer shall issue, upon the written request of the Noteholder thereof and presentation of the Note or satisfactory evidence of destruction, loss or theft thereof to the Indenture Trustee or Note Registrar, and the Indenture Trustee shall authenticate and the Indenture Trustee or Note Registrar shall deliver in exchange therefor or in replacement thereof, a new Note of the same Series and Class (if applicable), payable to such Noteholder in the same principal amount, of the same maturity, with the same payment schedule, bearing the same interest rate and dated the date of its authentication. If the Note being replaced has become mutilated, such Note shall be surrendered to the Indenture Trustee or a Note Registrar and forwarded to the Issuer by the Indenture Trustee or such Note Registrar. If the Note being replaced has been destroyed, lost or stolen, the Noteholder thereof shall furnish to the Issuer, the Indenture Trustee or a Note Registrar (i) such security or indemnity as may be required by them to save the Issuer, the Indenture Trustee and such Note Registrar harmless and (ii) evidence satisfactory to the Issuer, the Indenture Trustee and such Note Registrar of the destruction, loss or theft of such Note and of the ownership thereof. The Noteholder will be required to pay any tax or other governmental charge imposed in connection with such exchange or replacement and any other expenses (including the fees and expenses of the Indenture Trustee and any Note Registrar) connected therewith.

Section 2.09     Payments of Transfer Taxes. Upon the transfer of any Note or Notes pursuant to Section 2.07, the Issuer or the Indenture Trustee may require from the party requesting such new Note or Notes payment of a sum to reimburse the Issuer or the Indenture Trustee for, or to provide funds for the payment of, any transfer tax or similar governmental charge payable in connection with the transfer.

Section 2.10     Book-Entry Registration.

(a)     Upon the issuance of any Book-Entry Notes, DTC or its custodian will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by such Book-Entry Notes to the accounts of a Direct Participant. Ownership of beneficial interests in a Book-Entry Note will be limited to DTC Participants or Persons who hold interests through DTC Participants. Ownership of beneficial interests in the Book-Entry Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of Persons other than DTC Participants).

(b)     So long as DTC, or its nominee, is the registered owner or holder of a Book-Entry Note, DTC or such nominee, as the case may be, will be considered the sole owner or Noteholder represented by such Book-Entry Note for all purposes under this Master Indenture, the Series Supplements and the Book-Entry Notes. Unless (a) DTC notifies the Issuer that it is unwilling or unable to continue as depository for a Book-Entry Note with respect to a Series, (b) the Issuer elects to terminate the book-entry system for the Book-Entry Notes with respect to a Series, or (c) an Event of Default has occurred and the Indenture Trustee acting at the Direction of the Control Party for the applicable Series certifies that continuation of a book-entry system through DTC (or a successor) for the Equipment Notes of such Series is no longer in the best interests of the Noteholders of such Series, owners of beneficial interests in a Book-Entry Note of such Series will not be entitled to have any portion of such Book-Entry Note registered in their names, will not receive or be entitled to receive physical delivery of Equipment Notes in definitive form and will not be considered to be the owners or Noteholders under this Master Indenture, the applicable Series Supplement or the Book-Entry Notes. In addition, no beneficial owner of an interest in a Book-Entry Note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the related Series Supplement and those of Clearstream and Euroclear, in each case, as applicable).

(c)     Investors may hold their interest in a Regulation S Book-Entry Note through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the Exchange Date, investors also may hold such interests through organizations other than Clearstream and Euroclear that are DTC Participants. Clearstream and Euroclear will hold interests in a Regulation S Book-Entry Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in a Regulation S Book-Entry Note in customers’ accounts in the depositaries’ names on the books of DTC. Investors may hold their interests in a 144A Book-Entry Note directly through DTC, if they are DTC Participants, or indirectly through organizations that are DTC Participants.

(d)     All payments of principal and interest will be made by the Paying Agent on behalf of the Issuer in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to the Issuer.

None of the Issuer, the Note Registrar, the Paying Agent or the Indenture Trustee shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be fully protected in relying on, such registration instructions. Upon the issuance of Definitive Notes, the Indenture Trustee shall recognize the Persons in whose name the Definitive Notes are registered in the Register as Noteholders hereunder. Neither the Issuer nor the Indenture Trustee shall be liable if the Indenture Trustee or the Issuer is unable to locate a qualified successor Noteholder.

Definitive Notes of a Series will be transferable and exchangeable for Definitive Notes of the same Series at the office of the Indenture Trustee or the office of a Note Registrar upon compliance with the requirements set forth herein. In the case of a transfer of only part of a holding of Definitive Notes, a new Definitive Note shall be issued to the transferee in respect of the part transferred and a new Definitive Note in respect of the balance of the holding not transferred shall be issued to the transferor and may be obtained at the office of the applicable Note Registrar.

(e)     Any beneficial interest in one of the Book-Entry Notes of any Series that is transferred to a Person who takes delivery in the form of an interest in another Book-Entry Note of the same Series will, upon transfer, cease to be an interest in such Book-Entry Note and become an interest in such other Book-Entry Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Book-Entry Note for as long as it remains such an interest.

(f)     Any Definitive Note delivered in exchange for an interest in a 144A Book-Entry Note pursuant to Section 2.07 shall bear the Private Placement Legend applicable to a 144A Book-Entry Note set forth in Section 2.02 hereof.

(g)     Any Definitive Note delivered in exchange for an interest in an Unrestricted Book-Entry Note pursuant to Section 2.07 shall bear the Private Placement Legend applicable to a Unrestricted Book-Entry Note set forth in Section 2.02 hereof.

Section 2.11     Special Transfer Provisions.

(a)     Transfers of Equipment Notes to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of an Equipment Note (other than a Regulation S Temporary Book-Entry Note) or any interest therein to any Institutional Accredited Investor which is not a QIB (excluding Non-U.S. Persons):

(i)     The Note Registrar shall register the transfer of any Equipment Note, whether or not such Equipment Note bears the Private Placement Legend, if the proposed transferee has delivered to the Note Registrar (A) a certificate substantially in the form of Exhibit B hereto and (B) an Opinion of Counsel acceptable to the Issuer that such transfer is in compliance with the Securities Act.

(ii)     If the proposed transferor is a Direct Participant holding a beneficial interest in the 144A Book-Entry Note, upon receipt by the Note Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions given in accordance with the DTC’s and the Note Registrar’s procedures, the Note Registrar shall reflect on its books and records the date and a decrease in the principal amount of the 144A Book-Entry Note in an amount equal to the principal amount of the beneficial interest in the 144A Book-Entry Note to be transferred, and the Issuer shall execute, and the Indenture Trustee shall authenticate and deliver, one or more Definitive Notes of like tenor and amount.

(b)     Transfers of Equipment Notes to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of an interest in a 144A Book-Entry Note or a Definitive Note (other than a Subordinated Note) issued in exchange for an interest in such 144A Book-Entry Note in accordance with this Section 2.11(b) to a QIB (excluding Non-U.S. Persons):

(i)     If the Equipment Note to be transferred consists of (x) Definitive Notes, the Note Registrar shall register the transfer if such transfer is being made by a proposed transferor who delivers a certificate in the form of Exhibit A-8 hereto to the Issuer and the Note Registrar, or has otherwise advised the Issuer and the Note Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has advised the Issuer and the Note Registrar in writing, that it is purchasing the Equipment Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account are QIBs within the meaning of Rule 144A, are aware that the sale to it is being made in reliance on Rule 144A and acknowledge that they have received such information regarding the Issuer as they have requested pursuant to Rule 144A or have determined not to request such information and that they are aware that the transferor is relying upon their foregoing representations in order to claim the exemption from registration provided by Rule 144A or (y) an interest in a 144A Book-Entry Note, the transfer of such interest may be effected only through the book-entry system maintained by the DTC.

(ii)     If the proposed transferee is a Direct Participant, and the Equipment Note to be transferred is a Definitive Note, upon receipt by the Note Registrar of the documents referred to in clause (i) and instructions given in accordance with the DTC’s and the Note Registrar’s procedures, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount at maturity of the 144A Book-Entry Note in an amount equal to the principal amount at maturity of the Definitive Note to be transferred, and the Indenture Trustee shall cancel the Definitive Note so transferred.

(c)     Transfers of Interests in a Regulation S Temporary Book-Entry Note. The following provisions shall apply with respect to registration of any proposed transfer of interests in a Regulation S Temporary Book-Entry Note:

(i)     The Note Registrar shall register the transfer of any interest in a Regulation S Temporary Book-Entry Note (x) if the proposed transferee is a Non-U.S. Person and the proposed transferor has delivered to the Note Registrar a certificate substantially in the form of Exhibit A-7 hereto or (y) if the proposed transferee is a QIB and the proposed transferor has checked the box provided for on the form of such Equipment Note stating, or has otherwise advised the Issuer and the Note Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has advised the Issuer and the Note Registrar in writing, that it is purchasing such Equipment Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account are QIBs within the meaning of Rule 144A, are aware that the sale to them is being made in reliance on Rule 144A and acknowledge that they have received such information regarding the Issuer as they have requested pursuant to Rule 144A or have determined not to request such information and that they are aware that the transferor is relying upon their foregoing representations in order to claim the exemption from registration provided by Rule 144A.

(ii)     If the proposed transferee is a Direct Participant that provides the documents referred to in clause (i)(y) above, upon receipt by the Note Registrar of such documents and instructions given in accordance with DTC’s and the Note Registrar’s procedures, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the 144A Book-Entry Note of the relevant Series, in an amount equal to the principal amount of the Regulation S Temporary Book-Entry Note of such Series to be transferred, and the Indenture Trustee shall decrease the amount of the Regulation S Temporary Book-Entry Note of such Series.

(d)     Transfers of Interests in an Unrestricted Book-Entry Note. The Note Registrar shall register any transfer of interests in an Unrestricted Book-Entry Note, or a Definitive Note issued in exchange for an interest in a Regulation S Temporary Book-Entry Note or Unrestricted Book-Entry Note in accordance with Section 2.11(b) hereof, to U.S. Persons in accordance with Section 2.07, or to Non-U.S. Persons in accordance with the applicable procedures of Euroclear or Clearstream and their respective participants.

(e)     Transfers of Equipment Notes to Non-U.S. Persons at any Time. With respect to any transfer of an Equipment Note to a Non-U.S. Person prior to the applicable Exchange Date, the Note Registrar shall register any proposed transfer of a Regulation S Temporary Book-Entry Note to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit A-7 hereto from the proposed transferor.

(f)     Transfers and Exchanges of Subordinated Notes. The Subordinated Notes or any beneficial interests therein may not be sold, pledged or otherwise transferred without an effective registration statement under the Securities Act related thereto or receipt by the Issuer of an opinion of counsel in a form satisfactory to the Issuer that such registration is not required under the Securities Act. Subject to Section 2.01(c)(vii) hereof, at the written instruction of the Authorized Agent from time to time, the Issuer shall execute, and the Indenture Trustee shall authenticate and deliver to the Authorized Agent, new and replacement Definitive Notes, as applicable, representing the Subordinated Notes, in the principal amounts and in the names so specified by the Authorized Agent in writing, and the applicable existing Definitive Notes held by the Authorized Agent for the benefit of the Noteholders of the Subordinated Notes will be exchanged for new Definitive Notes accordingly. The issuance of any new or replacement Definitive Notes, as applicable, shall not create any new obligation on the part of the Issuer or the Indenture Trustee to make payments to any party other than the Authorized Agent, who will remain solely liable for distribution of amounts received in connection with the Subordinated Notes to the Noteholders of such Subordinated Notes.

(g)     ERISA Transfer Restrictions. In the case of the Class A Equipment Notes and Class B Equipment Notes, each purchaser and subsequent transferee of any such Equipment Note will be deemed to have represented and warranted either that (i) it is not and is not using the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, a “plan” as defined by and subject to Section 4975 of the Code, an entity, whose underlying assets include “plan assets” by reason of an employee benefit plans or other plan’s investment in such entity, or a governmental plan, non-U.S. plan or church plan subject to any federal, state, local or other law that is substantially similar to Title I of ERISA or 4975 of the Code (“Similar Law”), or (ii) the purchase and holding of such Equipment Note will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of Similar Law. In the case of the Class R Notes, each purchaser and subsequent transferee of any such Subordinated Note will be deemed to have represented and warranted that it is not and is not using the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, a “plan” as defined by and subject to Section 4975 of the Code, an entity, whose underlying assets include “plan assets” by reason of an employee benefit plans or other plan’s investment in such entity, or a governmental plan, non-U.S. plan or church plan subject to any Similar Law.

(h)     General. By its acceptance of any Equipment Note bearing the Private Placement Legend, each Noteholder of such Equipment Note acknowledges the restrictions on transfer of such Equipment Note set forth in this Master Indenture and in the Private Placement Legend and agrees that it will transfer such Equipment Note only as provided in this Master Indenture. The Note Registrar shall not register a transfer of any Equipment Note unless such transfer complies with the restrictions on transfer of such Equipment Note set forth in this Master Indenture. In connection with any transfer of Equipment Notes, each Noteholder agrees by its acceptance of its Equipment Notes to furnish the Indenture Trustee the certifications and legal opinions described herein to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Indenture Trustee shall not be required to determine (but may rely on a determination made by the Issuer with respect to) the sufficiency of any such legal opinions.

Section 2.12     Temporary Definitive Notes. Pending the preparation of Definitive Notes of a Series, the Issuer may execute and the Indenture Trustee may authenticate and deliver temporary Definitive Notes of such Series which are printed, lithographed, typewritten or otherwise produced, in any denomination, containing substantially the same terms and provisions as are set forth in the applicable exhibit to the related Series Supplement, except for such appropriate insertions, omissions, substitutions and other variations relating to their temporary nature as the Authorized Representative of the Issuer executing such temporary Definitive Notes may determine, as evidenced by his execution of such temporary Definitive Notes.

If temporary Definitive Notes of a Series are issued, the Issuer will cause Definitive Notes of such Series to be prepared without unreasonable delay. After the preparation of Definitive Notes of such Series, the temporary Definitive Notes shall be exchangeable for Definitive Notes upon surrender of such temporary Definitive Notes at the Corporate Trust Office of the Indenture Trustee, without charge to the Noteholder thereof. Upon surrender for cancellation of any one or more temporary Definitive Notes, the Issuer shall execute and the Indenture Trustee shall authenticate and deliver in exchange therefor Definitive Notes of the same Series, in authorized denominations and in the same aggregate principal amounts. Until so exchanged, such temporary Definitive Notes shall in all respects be entitled to the same benefits under this Master Indenture as Definitive Notes.

Section 2.13     Statements to Noteholders.

(a)     With respect to each Collection Period, the Issuer shall, not later than the last Business Day before the Payment Date immediately following the last day of such Collection Period, cause the Administrator to deliver to the Indenture Trustee, and the Indenture Trustee shall (or shall instruct any Paying Agent to) promptly thereafter (but not later than such Payment Date) make available on the Indenture Trustee’s internet website, initially located at https://pivot.usbank.com, to each Rating Agency, each Hedge Provider and each Liquidity Facility Provider, and to each Noteholder of record with respect to such Payment Date, a report, substantially in the form attached as Exhibit C-1 hereto prepared by the Administrator or Servicer and setting forth the information described therein (each, a “Monthly Report”). Beginning in 2021, the Issuer shall cause the Administrator or Servicer to deliver to the Indenture Trustee with the Monthly Report for each December, and the Indenture Trustee shall (or shall instruct any Paying Agent to) make available at its internet website with the Monthly Report for each December to the Persons described in the first sentence in this Section 2.13(a), a report, substantially in the form attached as Exhibit C-2 hereto prepared by the Administrator or Servicer and setting forth the information described therein (each, an “Annual Report”). The Indenture Trustee shall make available at its internet website, promptly upon written request, a copy of each Monthly Report and Annual Report to any Noteholder or other Secured Party and, at the written request of any Noteholder, to any prospective purchaser of any Notes from such Noteholder. If any Series of Notes is then listed on any stock exchange, the Indenture Trustee also shall make available at its internet website a copy of each Monthly Report and each Annual Report to the applicable listing agent on behalf of such stock exchange. The Indenture Trustee may change its website from time to time as shall be specified by the Indenture Trustee from time to time in writing to the Issuer, the Noteholders and each Rating Agency. In connection with providing access to the Indenture Trustee’s internet website, the Indenture Trustee may require registration and the acceptance of a disclaimer. The Indenture Trustee shall not be liable for the dissemination of information in accordance with this Indenture.

(b)     After the end of each calendar year but not later than the latest date permitted by law, the Administrator or Servicer shall deliver to the Indenture Trustee, and the Indenture Trustee shall (or shall instruct any Paying Agent to) furnish to each Person who at any time during such calendar year was a Noteholder of record of any Notes, a statement (for example, a Form 1099 or any other means required by law) prepared by the Administrator or Servicer containing such information as is required to be provided to such Person for U.S. federal income tax purposes with respect to each Series of Notes for such calendar year or, in the event such Person was a Noteholder of record of any Series during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the Administrator or Servicer and which a Noteholder shall reasonably request as necessary for the purpose of such Noteholder’s preparation of its U.S. federal income or other tax returns. So long as any of the Equipment Notes are registered in the name of DTC or its nominee, such report and such other items will be prepared on the basis of such information supplied to the Administrator by DTC and the Direct Participants, and will be delivered by the Indenture Trustee, when received from the Administrator or Servicer, to DTC for transfer to the applicable beneficial owners in the manner described above. In the event that any such information has been provided by any Paying Agent directly to such Person through other tax-related reports or otherwise, the Indenture Trustee in its capacity as Paying Agent shall not be obligated to comply with such request for information.

(c)     At such time, if any, as the Notes of any Series are issued in the form of Definitive Notes, the Indenture Trustee shall prepare and deliver the information described in Section 2.13(b) to each Noteholder of record of a Definitive Note of such Series for the period of its ownership of such Definitive Notes as the same appears on the records of the Indenture Trustee.

(d)     Whenever a notice or other communication is required under this Master Indenture to be given to Noteholders of a Series: (i) if any Equipment Notes of such Series are registered with DTC, Euroclear and/or Clearstream, the Indenture Trustee shall give all such notices and communications to DTC, Euroclear and/or Clearstream, as the case may be and (ii) if Definitive Notes of a Series have been issued, then the Indenture Trustee shall give notices and communications to the Noteholders of such Definitive Notes by U.S. mail to the addresses of such Noteholders in the Register.

Section 2.14     CUSIP, CINS and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP”, “CINS”, “ISIN” or other identification numbers (if then generally in use), and if so, the Indenture Trustee shall use CUSIP numbers, CINS numbers, ISIN numbers or other identification numbers, as the case may be, in notices of redemption or exchange as a convenience to Noteholders; provided that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes; provided further, that failure to use “CUSIP”, “CINS”, “ISIN” or other identification numbers in any notice of redemption or exchange shall not affect the validity or sufficiency of such notice.

Section 2.15     Debt Treatment of the Notes. The parties hereto agree, and the holders of the Equipment Notes and interests therein, by their purchase thereof shall be deemed to have agreed, to treat the Equipment Notes as debt for U.S. federal income tax purposes (except in the case of an Equipment Note held by a Person that is treated as the same taxpayer as the Issuer for U.S. federal income tax purposes). In addition, the parties hereto agree, and the holders of the Subordinated Notes and interests therein, by their purchase thereof shall be deemed to have agreed, to treat the Subordinated Notes as debt for U.S. federal income tax purposes (except in the case of (i) a Subordinated Note held by a Person that is treated as the same taxpayer as the Issuer for U.S. federal income tax purposes or (ii) a Later Sold Note, if any, that is to be reported as equity for such purposes pursuant to Section 2.19(b)).

Section 2.16     Compliance with Withholding Requirements. Notwithstanding any other provision of this Master Indenture, the Issuer and Indenture Trustee shall comply with all United States federal income tax withholding requirements (without any corresponding gross up) with respect to payments to Noteholders of interest, original issue discount, or other amounts that are required to be withheld under the Code, Treasury regulations thereunder, published rulings and judicial decisions. The consent of the Noteholders shall not be required for any such withholding. None of the Issuer, the Indenture Trustee, or any other party shall be obligated to pay any additional amounts to Noteholders as a result of any withholding or deduction for, or on account of, any tax imposed on or with respect to payments in respect of the Notes. For all purposes of this Master Indenture, any amount deducted or withheld pursuant to this Section 2.16 with respect to any Noteholder shall be treated as cash distributed to such Noteholder at the time it is withheld or deducted.

Section 2.17     Limitation on Transfers. Notwithstanding any other provision of this Master Indenture, any Note for which an Opinion of Counsel has not been rendered to the Issuer to the effect that such Note will be characterized as debt for United States federal income tax purposes (a “Subject Note”) shall be subject to the limitations of this Section 2.17:

(a)     No Subject Notes may be transferred, and no transfer (or purported transfer) of all or any part of a Subject Note (or any direct or indirect economic or beneficial interest therein) (a “Transferred Note”) whether to another Noteholder or to a Person that is not a Noteholder (a “Transferee”) shall be effective, and to the greatest extent permitted under Applicable Law any such transfer (or purported transfer) shall be void ab initio, and no Person shall otherwise become a Noteholder of a Subject Note, unless: (i) the Transferee provides the Note Registrar with its representations and warranties made for the benefit of the Issuer to the effect that: (A) either (I) the Transferee (or, if the Transferee is a disregarded entity for U.S. federal income tax purposes, the sole owner of the Transferee) is not and will not become for U.S. federal income tax purposes a partnership, Subchapter S corporation or grantor trust (each such entity, a “flow-through entity”) or (II) if the Transferee (or, if the Transferee is a

disregarded entity for U.S. federal income tax purposes, the sole owner of the Transferee) is or becomes a flow-through entity, then (x) none of the direct or indirect beneficial owners of any of the interests in the Transferee have or ever will have all or substantially all the value of its interest in the Transferee attributable to the interest of the Transferee in any Transferred Note, any other Subject Notes, other interest (direct or indirect) in the Issuer, or any interest created under this Master Indenture and (y) it is not and will not be a principal purpose of the arrangement involving the investment of the Transferee in any Transferred Note to permit any partnership to satisfy the one hundred (100) partner limitation of Section 1.7704-1(h)(1)(ii) of the Treasury Regulations necessary for such partnership not to be classified as a publicly traded partnership under the Code, (B) the Transferee will not sell, assign, transfer or otherwise convey any participating interest in any Subject Note or any financial instrument or contract the value of which is determined by reference in whole or in part to any Subject Note, and (C) it is not acquiring, and will not sell, transfer, assign, participate, pledge or otherwise dispose of, any Transferred Note or Subject Notes (or interest therein) or cause any Transferred Note or Subject Notes (or interest therein) to be marketed, on or through an “established securities market” within the meaning of Section 7704(b) of the Code, including, without limitation, an interdealer quotation system that regularly disseminates firm buy or sell quotations, and (D) that the Transferee (or, if the Transferee is a disregarded entity for U.S. federal income tax purposes, the sole owner of the Transferee) is a “U.S. Person” within the meaning of Section 7701(a)(30) of the Code, and (ii) after such transfer there would be no more than ninety (90) members of the limited liability company that is the Issuer (including as members, solely for purposes of this Section 2.17(a), Noteholders of any Subject Notes (and holders of any beneficial interest therein) and holders of any other instruments subject to the transfer restrictions of this Section 2.17(a)). Any subsequent transfer of a Transferred Note by a Transferee shall be subject to the limitations of this Section 2.17(a) and shall be void ab initio, and no Person shall otherwise become a Noteholder of such Transferred Note, unless this Section 2.17(a) is satisfied. The Note Registrar shall not register any transfer of a Subject Note unless the Note Registrar (in consultation with the Issuer) has confirmed that after such transfer, the requirements of this Section 2.17(a) shall have been satisfied. The Issuer shall not recognize any prohibited transfer described in this Section 2.17(a), including without limitation by (i) redeeming the transferor’s interest, or (ii) recognizing the Transferee as a Noteholder or otherwise recognizing any right of the Transferee (including, without limitation, any right of the Transferee to receive payments or other distributions from the Issuer, directly or indirectly). The Series Supplement relating to each Series of Subject Notes shall set forth such transfer restrictions (including minimum principal denominations), certification requirements, covenants and other matters applicable to such Subject Notes that the Issuer deems advisable to effectuate the requirements of this Section 2.17(a).

(b)     Each Noteholder of a Subject Note and each owner of a beneficial interest in a Subject Note represents and agrees that if it is part of a Section 385 Expanded Group (or is a Section 385 Partnership or disregarded entity with respect to a Section 385 Expanded Group), and if the Issuer is treated as a Section 385 Controlled Partnership or disregarded entity with respect to such Section 385 Expanded Group (assuming solely for this purpose that such Subject Note is treated for U.S. federal income tax purposes as equity), then neither it nor any member of (nor any Section 385

Controlled Partnership or disregarded entity with respect to) such Section 385 Expanded Group will own or will thereafter (for so long as the Subject Notes are so owned) own any Notes of a Class or Series senior to such Subject Notes (“Senior Notes”), unless such Noteholder (or owner) has either (i) obtained and provided to the Note Registrar and the Issuer an opinion of U.S. tax counsel in form and substance satisfactory to the Issuer to the effect that, under then-existing law, such acquisition and ownership of Senior Notes should not (assuming solely for this purpose that the Subject Notes are treated for U.S. federal income tax purposes as equity) cause Section 385 of the Code, and any proposed, temporary, or final treasury regulations promulgated thereunder, to apply to such Senior Notes so as to cause any such Senior Notes to be reclassified as (or giving rise to) equity for U.S. federal income tax purposes or (ii) after having provided the Note Registrar and the Issuer such information, representations and covenants as may be required by the Issuer (in form and substance satisfactory to the Issuer in its sole discretion) relating to the risk of recharacterization of any such Senior Notes as equity under Treasury Regulation Section 1.385-3, obtains a written confirmation from the Issuer that the foregoing opinion is not required. The preceding sentence shall not apply if each member of the Section 385 Expanded Group that includes such Noteholder or beneficial owner (or with respect to which such Noteholder or beneficial owner is a Section 385 Controlled Partnership or disregarded entity) is a member of the same consolidated group (as described in Treasury Regulation section 1.1502-1(h)) that files a consolidated U.S. federal income tax return.

Section 2.18     Noteholder Tax Identification Information. Each Noteholder and holder of an interest in a Note, by acceptance of a Note or such interest therein, will be deemed to have agreed to provide the Issuer, the Indenture Trustee and each Paying Agent with such Noteholder Tax Identification Information as requested from time to time by the Issuer, the Indenture Trustee, or such Paying Agent. Each Noteholder and holder of an interest in a Note will be deemed to understand and agree that each of the Issuer, the Indenture Trustee and each Paying Agent has the right to (i) withhold tax (including without limitation taxes required to be withheld under FATCA) on interest and other applicable amounts under the Code (without any corresponding gross-up) payable with respect to each Noteholder and holder of an interest in a Note that fails to comply with the foregoing requirements or as otherwise required under the Code or other Applicable Law (including, for the avoidance of doubt, FATCA) and (ii) provide such information and documentation and any other information concerning its interest in the applicable Note to the Internal Revenue Service and any other relevant U.S. or foreign tax authority.

Section 2.19     Later Sold Notes. With respect to any outstanding Notes retained by the Issuer or originally issued to the sole owner (as determined for U.S. federal income tax purposes) of the Issuer and that are sold by such initial holder (or any Affiliate thereof) to an unrelated purchaser at a later time (a “Later Sold Note”), such sale will not be effective unless:

(a)     the Issuer shall have obtained an opinion from tax counsel to the Issuer (which opinion may rely, as to factual matters, on a certificate of a Person whose duties relate to the matters being certified) to the effect that, for U.S. federal income tax purposes, (i) such action will not cause any Note of any Outstanding Series or Class for which an Opinion of Counsel to the Issuer was rendered in connection with the original issuance of such Note to the effect that such Note is characterized as debt for U.S. federal income tax purposes, to be characterized as other than debt and (ii) such action will not cause the Issuer to be treated as an association (or publicly traded partnership) taxable as a corporation, and

(b)     either (i) the Issuer shall have obtained an opinion from tax counsel to the Issuer (which opinion may rely, as to factual matters, on a certificate of a Person whose duties relate to the matters being certified) to the effect that, for U.S. federal income tax purposes, such Later Sold Note will be characterized as debt or (ii) the Issuer shall designate such Later Sold Note as a Subject Note. In the event such Later Sold Note is designated as a Subject Note, (i) the Issuer shall obtain advice of tax counsel as to whether such Subject Note is appropriately reported as debt, or equity, for U.S. federal income tax purposes, and the Issuer shall comply with such advice, (ii) such Subject Note shall be subject to the restrictions set forth in Section 2.17 and shall bear the appropriate legends as set forth in Section 2.02 and (iii) such Subject Note shall be represented by a Definitive Note at all times.

ARTICLE III

INDENTURE ACCOUNTS; PRIORITY OF PAYMENTS

Section 3.01 Establishment of Indenture Accounts; Investments.

(a)     Indenture Accounts. The Administrator, on behalf and at the direction of the Issuer, will establish or cause to be established with the Indenture Trustee on or before the Initial Closing Date and maintain all of the following accounts: (i) a collections account (the “Collections Account”), (ii) a railcar replacement account (the “Mandatory Replacement Account”), (iii) an optional reinvestment account (the “Optional Reinvestment Account”), (iv) an expense account (the “Expense Account”), (v) a liquidity reserve account (the “Liquidity Reserve Account”) and (vi) a liquidity facility collateral account (the “Liquidity Facility Collateral Account”). From time to time thereafter, the Administrator, on behalf and at the written direction of the Issuer, will establish with the Indenture Trustee such other Indenture Accounts as may be authorized or required by this Master Indenture and the other Operative Agreements. The Administrator, on behalf of and at the written direction of the Issuer, will establish with the Indenture Trustee on or before the Closing Date for each Series, and maintain, an account for such Series (each, a “Series Account”) and may so establish and maintain one or more sub-accounts of such Series Account for each Class of such Series (each, a “Class Account”). The Series Account and any Class Account for a Series will be identified in the Series Supplement for such Account.

(b)     The Collections Account, the Mandatory Replacement Account, the Optional Reinvestment Account, the Expense Account, and the Liquidity Reserve Account shall bear the account numbers set forth on Schedule 1 hereto. All amounts from time to time held in each Indenture Account (other than any Series Account) shall be held (a) in the name of the Indenture Trustee, for the benefit of the Secured Parties, and (b) in the custody and under the “Control” (as such term is defined in the UCC) of the Indenture Trustee, for the purposes and on the terms set forth in this Master Indenture, and all such amounts shall constitute a part of the Collateral and shall not constitute payment of any Secured Obligation or any other obligation of the Issuer until applied as hereinafter provided. All amounts from time to time held in each Series Account shall be held (a) in the name of the Indenture Trustee, for the benefit of the Noteholders of the related Series, and (b) in the custody and under the “Control” (as such term is defined in the UCC) of the Indenture Trustee, for the purposes and on the terms set forth in this Master Indenture and the related Series Supplement, and all such amounts shall be collateral only for such Series and shall not constitute payment of such Series or any other obligation of the Issuer until applied as provided in this Master Indenture and the related Series Supplement.

(c)     Withdrawals and Transfers. The Indenture Trustee shall have sole dominion and control over the Indenture Accounts (including, inter alia, the sole power to direct withdrawals from or transfers among the Indenture Accounts), and the Issuer shall have no right to withdraw, or to cause the withdrawal of, funds or other investments held in the Indenture Accounts or to direct the investment of such funds or the liquidation of any Permitted Investments, in each case, other than as expressly provided herein or, with respect to a Series Account, in a Series Supplement.

(d)     Investments. For so long as any Notes remain Outstanding, the Indenture Trustee, at the written direction of the Administrator, shall invest and reinvest the funds on deposit in the Indenture Accounts (other than the Series Accounts, which shall not be invested) in Permitted Investments; provided, however, that if an Event of Default has occurred and is continuing, the Administrator shall have no right to direct such reinvestment and the Indenture Trustee shall invest such amount in Indenture Investments from the time of receipt thereof until such time as such amounts are required to be distributed pursuant to the terms of this Master Indenture. In the absence of written direction delivered to the Indenture Trustee from the Administrator, the Indenture Trustee shall invest any funds in a U.S. Bank money market deposit account. The Indenture Trustee shall make such investments and reinvestments in accordance with the terms of the following provisions:

(i)     the Permitted Investments shall have maturities and other terms such that sufficient funds shall be available to make required payments pursuant to this Master Indenture on the Business Day immediately preceding the first Payment Date after which such investment is made; and

(ii)     if any funds to be invested are not received in the Indenture Accounts by noon, New York City time, on any Business Day, such funds shall, if possible, be invested in a U.S. Bank money market deposit account.

(e)     Earnings. Earnings on investments of funds in the Indenture Accounts shall be deposited in the Collections Account when received and credited as

Collections for the Collection Period when so received, it being understood that funds in the Series Accounts shall not be invested.

(f)     U.S. Bank as Securities Intermediary; Control.

(i)     U.S. Bank shall act as the “securities intermediary” (within the meaning of the UCC) in respect of all securities and other property credited to the Indenture Accounts.

(ii)     U.S. Bank as securities intermediary agrees with the parties hereto that each Indenture Account shall be an account to which financial assets (within the meaning of the UCC) may be credited and undertakes to treat the Indenture Trustee as entitled to exercise rights that comprise such financial assets. U.S. Bank as securities intermediary agrees with the parties hereto that each item of property credited to each Indenture Account shall be treated as such a financial asset. U.S. Bank as securities intermediary acknowledges that the “securities intermediary’s jurisdiction” as defined in the UCC with respect to the Collateral, shall be the State of New York. U.S. Bank as securities intermediary represents and covenants that it is not and will not be (as long as it is acting as securities intermediary hereunder) a party to any agreement in respect of the Collateral that is inconsistent with the provisions of this Master Indenture. U.S. Bank as securities intermediary agrees that any item of property credited to any Indenture Account shall not be subject to any security interest, lien, or right of setoff in favor of the securities intermediary or anyone claiming through the securities intermediary (other than the Indenture Trustee).

(iii)     It is the intent of the Indenture Trustee and the Issuer that each Indenture Account shall be a securities account of the Indenture Trustee and not an account of the Issuer. Nonetheless, U.S. Bank as securities intermediary agrees that it will comply with entitlement orders originated by the Indenture Trustee without further consent by the Issuer. U.S. Bank as securities intermediary hereby further covenants that it will not agree with any person or entity (other than the Indenture Trustee) that it will comply with entitlement orders originated by such person or entity.

(iv)     Nothing herein shall imply or impose upon U.S. Bank as securities intermediary any duty or obligations other than those expressly set forth herein (and U.S. Bank as securities intermediary hereunder shall be entitled to all of the protections available to a securities intermediary under the UCC). Without limiting the foregoing, nothing herein shall imply or impose upon U.S. Bank as securities intermediary any duties of a fiduciary nature (but not in limitation of any such duties of the Indenture Trustee hereunder).

(v)     U.S. Bank as securities intermediary hereby represents and warrants and agrees with the Issuer and for the benefit of the Indenture Trustee as follows:

(A)     With respect to Permitted Investments and Indenture Investments that are book entry securities, such Permitted Investments and

Indenture Investments have been credited to the Indenture Trustee’s securities account by accurate book entry.

(B)     The securities intermediary shall not accept entitlement orders from any other person except as authorized by the Indenture Trustee.

(C)     To the extent determined by the actions of U.S. Bank as securities intermediary, the Indenture Trustee shall at all times have “control” (as defined in Section 8-106 of the UCC) over the securities account and the Permitted Investments and Indenture Investments that are book entry securities.

(D)     U.S. Bank as securities intermediary has received no notice of, and has no knowledge of any “adverse claim” (as such term is defined in the UCC) as to the Collateral.

(E)     U.S. Bank as securities intermediary waives any lien, claim or encumbrance in favor of the securities intermediary in the Collateral.

(F)     U.S. Bank as securities intermediary is a “securities intermediary” as such term is defined in Section 8-102(a)(14) of the UCC and in the ordinary course of its business maintains “securities accounts” for others, as such terms are used in Section 8-501 of the UCC and as securities intermediary will be acting in such capacity hereunder.

(G)     U.S. Bank as securities intermediary is not a “clearing corporation,” as such term is defined in Section 8-102(a)(5) of the UCC.

(vi)     Each of the Issuer and the Indenture Trustee hereby agrees and acknowledges that U.S. Bank as securities intermediary, for the benefit of the Indenture Trustee and the Secured Parties, shall have “control” over each Indenture Account under and for purposes of Section 9-104(a)(1) of the UCC.

(g)     Investment Disclosure. The Issuer and the Noteholders, by their acceptance of the Notes or their interests therein, acknowledge that shares or investments in Permitted Investments or Indenture Investments are not obligations of U.S. Bank, or any parent or affiliate of U.S. Bank, are not deposits and are not insured by the FDIC. The Indenture Trustee or its affiliate may be compensated by mutual funds or other investments comprising Permitted Investments or Indenture Investments for services rendered in its capacity as investment advisor, or other service provider, and such compensation is both described in detail in the prospectuses for such funds or investments, and is in addition to the compensation, if any, paid to U.S. Bank in its capacity as Indenture Trustee hereunder. The Issuer and Noteholders agree that the Indenture Trustee shall not be responsible for any losses or diminution in the value of the Indenture Accounts occurring as a result of the investment of funds in the Indenture Accounts in accordance with the terms hereof.

(h)     Brokerage Confirmations. The Issuer acknowledges that to the extent the regulations of the Comptroller of the Currency or other applicable regulatory agency grant the Issuer the right to receive brokerage confirmations of securities transactions, the Issuer waives receipt of such confirmations. The Issuer shall retain the authority to institute, participate and join in any plan of reorganization, readjustment, merger or consolidation with respect to the issuer of any Permitted Investments held hereunder, and, in general, to exercise each and every other power or right with respect to such Permitted Investments as individuals generally have and enjoy with respect to their own assets and investments, including power to vote upon any matter relating to holders of such Permitted Investments.

Section 3.02     Collections Account.

(a)     Pursuant to and in accordance with the terms of the Account Administration Agreement, the Account Collateral Agent is to, upon receipt thereof, deposit in the Customer Payment Account the Collections received by it. Pursuant to and subject to the terms of the Account Administration Agreement, on each Business Day all amounts constituting Collections on deposit in the Customer Payment Account are to be transferred by the Account Collateral Agent to the Collections Account.

(b)     The Indenture Trustee shall, upon receipt thereof, deposit in the Collections Account all Collections and all other payments received by it (and that are identified as such when received) in connection with the Portfolio.

(c)     Additional funds may be deposited into the Collections Account from the Liquidity Reserve Account in accordance with Section 3.04, the Optional Reinvestment Account in accordance with Section 3.05, the Mandatory Replacement Account in accordance with Section 3.09 or by the Member through Capital Contributions in accordance with Section 3.17.

(d)     All or any portion of any Net Disposition Proceeds from an Involuntary Railcar Disposition received in the Collections Account may be transferred to the Optional Reinvestment Account, to the extent that the Issuer elects to reinvest all or a portion of such Net Disposition Proceeds in a Replacement Exchange in accordance with Section 3.09 hereof. All of the transfers of funds described in this Section 3.02 will be made prior to the distribution of the Available Collections Amount pursuant to Section 3.11.

(e)     On each Closing Date, at the written direction of the Issuer, a portion of cash proceeds from the issuance of the Notes of the applicable Series, together with the amount of any necessary Capital Contribution made by the Member to the Issuer, will be deposited in the Collections Account in order to assure sufficient funds are available for payments on the first Payment Date for such Series pursuant to Section 3.11(a).

Section 3.03     Withdrawal upon an Event of Default. After the occurrence of and during the continuance of an Event of Default, at the Direction of the Requisite Majority, the Indenture Trustee shall withdraw any or all funds then on deposit in any of the Indenture Accounts (other than the Series Accounts) and transfer such funds to the Collections Account for application on the next upcoming Payment Date in accordance with the Flow of Funds.

Section 3.04     Liquidity Reserve Account; Liquidity Facilities.

(a)    On the Initial Closing Date, the Issuer shall enter into the Initial Liquidity Facility and deliver a copy thereof to the Indenture Trustee. On or after the Initial Closing Date, the Issuer: (i) may deliver to the Indenture Trustee one or more additional Liquidity Facilities issued in accordance with Section 3.15 in an amount up to the Liquidity Reserve Target Amount; or (ii) shall, if the Issuer does not deliver a Liquidity Facility, or delivers a Liquidity Facility or Liquidity Facilities in an amount that is less than the Liquidity Reserve Target Amount, deposit (or cause to be deposited) in the Liquidity Reserve Account, cash in an amount necessary to cause the amount on deposit in the Liquidity Reserve Account (plus the amount of the Liquidity Facilities) to equal the Liquidity Reserve Target Amount as of such date, out of the Net Proceeds of a new Series of Additional Notes and/or from funds contributed by the Member to the Issuer as equity on or prior to such date, as applicable.

(b)     On each Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, if (i) the sum of (A) the Liquidity Facility Available Amounts for all Liquidity Facilities plus (B) the Balance in the Liquidity Reserve Account is less than (ii) the Liquidity Reserve Target Amount as of such Payment Date, the Indenture Trustee shall, in accordance with the Payment Date Schedule delivered pursuant to Section 3.10(e) hereof, deposit funds into the Liquidity Reserve Account in order to restore the Balance therein to the Liquidity Reserve Target Amount as of such Payment Date, to the extent of the Available Collections Amount as provided in the Flow of Funds.

(c)     If the Available Collections Amount on any Payment Date is insufficient to pay (A) the interest then due on the Outstanding Equipment Notes (excluding Additional Interest), (B) the net payments owed by the Issuer under any Hedge Agreements (other than for the payment of any Hedge Termination Value or Hedge Partial Termination Value) and (C) all amounts senior to interest in the Flow of Funds, the Indenture Trustee shall, in accordance with the Payment Date Schedule delivered pursuant to Section 3.10(e) hereof, effect a draw on the Liquidity Reserve Account and, if necessary, a draw on one or more Liquidity Facilities (including but not limited to amounts on deposit in any Liquidity Facility Collateral Account or such similar account in any Additional Liquidity Facility), and make a deposit in the Collections Account for allocation as part of Available Collections Amount on the related Payment Date, in an amount equal to the lesser of (i) the aggregate amount of the shortfalls described in clauses (A), (B) and (C) and (ii) the Balance in the Liquidity Reserve Account and/or the Liquidity Facility Available Amounts for the Liquidity Facilities, as applicable, as of the related Determination Date as set forth in such Payment Date Schedule. If the Balance in the Liquidity Reserve Account and/or the Liquidity Facility Available Amounts for the Liquidity Facilities, as applicable, as of such Determination Date is less than the aggregate amount of such shortfalls for the related Payment Date, then any such balance remaining (after transfer to the Collections Account and allocation and application to amounts senior to interest on the Equipment Notes in the Flow of Funds) will be allocated on such Payment Date first, pro rata (x) to pay interest then due on the Outstanding Class A Equipment Notes (other than Additional Interest) and (y) to pay such net payments owed by the Issuer under any Hedge Agreements (other than for the payment of any Hedge Termination Value or Hedge Partial Termination Value) and second, to pay interest then due on the Outstanding Class B Equipment Notes (other than Additional Interest). After giving effect to such allocation and payment with respect to the interest then due on the Outstanding Equipment Notes (excluding Additional Interest), (a) any shortfall in the amount available to pay such interest on such Payment Date shall be allocated pro rata among the Outstanding Series, (b) the amount of such shortfall allocated to each Series shall be the “Net Stated Interest Shortfall” for such Series, and (c) the Net Stated Interest Shortfall for each Series shall be added to the Stated Interest Amount of such Series for the next succeeding Payment Date.

(d)    On each Payment Date on which the Available Collections Amount is to be distributed pursuant to the Flow of Funds, before making any distributions pursuant thereto, the Indenture Trustee, in accordance with the Payment Date Schedule delivered pursuant to Section 3.10(e) hereof, shall withdraw from the Liquidity Reserve Account and deposit in the Collections Account the excess, if any, of (A) the sum of the Liquidity Facility Available Amounts for all Liquidity Facilities plus the Balance in the Liquidity Reserve Account (after giving effect to any withdrawals therefrom to be made on such Payment Date pursuant to Section 3.04(c)) over (B) the Liquidity Reserve Target Amount (determined after giving effect to any payments of principal on Equipment Notes to be made on such Payment Date).

(e)     Upon repayment in full of all Outstanding Equipment Notes, the Balance in the Liquidity Reserve Account (after giving effect to any withdrawals therefrom on such date pursuant to Section 3.04(c)), shall be deposited into the Collections Account for allocation pursuant to the Flow of Funds.

(f)     The Issuer may attempt to procure a reduction in the amount of the Liquidity Reserve Target Amount from time to time, subject to obtaining a Rating Agency Confirmation and receiving the prior written consent of the Indenture Trustee (to be given only at the Direction of the Requisite Majority), following which the Liquidity Reserve Target Amount shall be the amount as so reduced.

Section 3.05     Optional Reinvestment Account.

(a)    The Issuer may elect, by notice to the Indenture Trustee in writing, not later than the last Business Day preceding the later of the date of any Involuntary Railcar Disposition or Purchase Option Disposition and the date on which the Net Disposition Proceeds therefrom are received, to deposit all or a portion of the Net Disposition Proceeds realized from such Involuntary Railcar Disposition or Purchase Option Disposition (as specified in such notice), whether or not initially deposited in the Collections Account, into the Optional Reinvestment Account. The Indenture Trustee shall deposit in the Collections Account all or any portion of the Net Disposition

Proceeds realized from any Involuntary Railcar Disposition or Purchase Option Disposition as to which the direction described in the preceding sentence is not received (and for which such amounts have been identified to the Indenture Trustee in writing to be Net Disposition Proceeds) by the end of the last Business Day preceding the later of the date of any such Involuntary Railcar Disposition or Purchase Option Disposition and the date on which such Net Disposition Proceeds are received.

(b)     The Issuer may elect to apply the Net Disposition Proceeds from an Involuntary Railcar Disposition or Purchase Option Disposition deposited in the Optional Reinvestment Account pursuant to Section 3.05(a) in a Permitted Railcar Acquisition any time during the related Replacement Period. On each Delivery Date during the Replacement Period on which the Issuer acquires an Additional Railcar from a Seller in a Permitted Railcar Acquisition, the Indenture Trustee, at the written direction of the Servicer accompanied by a written statement of the Servicer that all of the conditions for payment of the Purchase Price for such Additional Railcar specified in the applicable Asset Transfer Agreement have been satisfied, and that the requirements of Section 5.03(b) or 5.03(c), as applicable, have been satisfied, will transfer funds in an amount equal to the Purchase Price for such Additional Railcar from the Optional Reinvestment Account to the applicable Seller.

(c)     At any time in its discretion within one hundred eighty (180) days of deposit, the Issuer may elect to transfer amounts in the Optional Reinvestment Account not otherwise reinvested to the Collections Account for redemption of Notes and payment of any applicable Hedge Partial Termination Value in accordance with Section 3.14. The Indenture Trustee, at the written direction of the Issuer, Servicer or the Administrator, shall transfer any amounts in the Optional Reinvestment Account at the end of the Replacement Period applicable to the Involuntary Railcar Disposition or Purchase Option Disposition to the Collections Account on the next Business Day after the end of such Replacement Period (or, if notified by the Servicer in writing prior to such date that the Issuer no longer intends to effect a related Permitted Railcar Acquisition with such funds or only intends to apply a portion of such funds for such purpose, then the Indenture Trustee shall, as directed in such written notice, transfer the amount of such funds not intended to be so used to the Collections Account as promptly as practicable following receipt of such written notice). All amounts so transferred to the Collections Account may not be withdrawn therefrom except for distribution in accordance with Section 3.14.

Section 3.06     Expense Account.

(a)     On each Closing Date, the Administrator shall direct the Indenture Trustee in writing to (i) pay to such Persons as shall be specified by the Administrator such Issuance Expenses as shall be due and payable in connection with the issuance and sale of the Notes on such Closing Date, and (ii) transfer to the Expense Account the Required Expense Deposit, in each case out of the Net Proceeds of the Notes issued on such Closing Date or the proceeds of a Capital Contribution by the Member to the Issuer or from any combination thereof.

(b)     On each Payment Date, the Administrator will, in accordance with the priority of payments set forth in the Flow of Funds, direct the Indenture Trustee, in writing, to pay or reimburse any Operating Expenses that have been actually incurred or that are due and payable on such Payment Date and to transfer to the Expense Account funds in an amount equal to the Required Expense Deposit.

(c)     On any Business Day between Payment Dates, the Administrator may direct the Indenture Trustee, in writing, to withdraw funds from the Expense Account in order to pay or reimburse any Operating Expenses that the Administrator certifies in such writing are Operating Expenses that have been actually incurred or that are then due and payable.

(d)     On the last Final Maturity Date for all Series of Notes, after payment of all Operating Expenses due on such Final Maturity Date, the Indenture Trustee shall transfer the Balance in the Expense Account to the Collections Account for distribution in accordance with the Flow of Funds.

Section 3.07     Series Accounts.

(a)     Upon the issuance of a Series of Notes, the Administrator shall cause to be established and maintained a Series Account for such Series of Notes.

(b)     On each Payment Date, amounts will be deposited into each applicable Series Account in accordance with Section 3.08 and Section 3.11.

(c)     All amounts transferred to a Series Account for any Series of Notes in accordance with Section 3.08 and Section 3.11 shall be used by the Indenture Trustee for the payment of such Series of Notes (or Class thereof) in accordance with the terms of this Master Indenture and the related Series Supplement.

Section 3.08     Redemption/Defeasance Account.

(a)     Upon the sending of a Redemption Notice in respect of any Series of the Notes or any Class thereof, or an election by the Issuer to effect a legal defeasance or covenant defeasance of any Series of the Notes or any Class thereof pursuant to Article XII, the Indenture Trustee will establish a Redemption/Defeasance Account to retain the proceeds to be used in order to redeem or defease such Series or Class.

(b)     Amounts shall be deposited into any Redemption/Defeasance Account in accordance with Section 3.13.

(c)     On each Redemption Date, the Administrator shall direct the Indenture Trustee in writing to transfer a portion of the proceeds of any Optional Redemption equal to the Redemption Price of such Series of Notes from the Redemption/Defeasance Account, established in respect of such Optional Redemption in accordance with Section 3.13, to the Series Account for such Series (except that an amount equal to the Hedge Termination Value that is owed by the Issuer, if any, included in the

Redemption Price concurrently will be directed to be withdrawn from the Redemption/Defeasance Account and paid to the applicable Hedge Provider).

(d)     On each Payment Date, in respect of any Series of Notes that is the subject of a legal defeasance or covenant defeasance, the Administrator shall direct the Indenture Trustee in writing to transfer from the Redemption/Defeasance Account to the Series Account for such Series, and from such Series Account to the Noteholders of such Notes the payments of principal and interest due on such Notes.

Section 3.09     Mandatory Replacement Account.

(a)     The Issuer will direct the Servicer or Administrator to cause the deposit of all Net Disposition Proceeds realized from a Permitted Discretionary Sale into the Mandatory Replacement Account (or immediately to be applied toward the acquisition of Qualifying Replacement Railcars in Replacement Exchanges to the extent such sale and acquisition occurs simultaneously).

(b)     The Issuer shall use all commercially reasonable efforts to use the funds deposited in the Mandatory Replacement Account to purchase Additional Railcars in Permitted Railcar Acquisitions during the applicable Replacement Periods with respect to the Net Disposition Proceeds constituting such funds. The Indenture Trustee, at the written direction of the Servicer or Administrator accompanied by a written statement of the Servicer or Administrator on behalf of the Issuer that the applicable requirements of Section 5.03 have been satisfied, will transfer funds in an amount equal to the Purchase Price for such Additional Railcar to the applicable Seller.

(c)     The Indenture Trustee, at the written direction from the Servicer or the Administrator, shall transfer any amounts in the Mandatory Replacement Account at the end of the Replacement Period applicable to the Permitted Discretionary Sale to the Collections Account on the next Business Day after the end of such Replacement Period. All amounts so transferred to the Collections Account may not be withdrawn therefrom except for distribution as contemplated by Section 3.14.

Section 3.10     Calculations.

(a)     As soon as reasonably practicable after each Determination Date, but in no event later than 12:00 noon (New York City time) on the third Business Day prior to the immediately succeeding Payment Date, the Issuer shall cause the Administrator, based on information known to it or Relevant Information provided to it, to determine the amount of Collections received during the Collection Period ending immediately prior to such Determination Date (including the amount of any investment earnings on the Balances in the Collections Account, if any, as of such Determination Date) and shall calculate the following amounts:

(i)     (A) the Balances in each of the Indenture Accounts on such Determination Date, and (B) the amount of investment earnings (net of losses and investment expenses), if any, on investments of funds on deposit therein during such Collection Period;

(ii)     (A) the Required Expense Amount for such Payment Date and (B) the excess, if any, of the Required Expense Reserve for such Payment Date over the Balance in the Expense Account after payment of all Operating Expenses on such Payment Date (the amount described in this clause (B), the “Required Expense Deposit”);

(iii)     the Available Collections Amount for such Payment Date, net of the amounts described in Section 4.02(c)(i) if an Event of Default has occurred and is continuing on such Payment Date;

(iv)     the Stated Interest Shortfall, if any, for each Series, the amounts, if any, required to be transferred from the Liquidity Reserve Account to the Collections Account in respect thereof pursuant to Section 3.04, and the Net Stated Interest Shortfall, if any, for each Series;

(v)     all other amounts required to be reported in the Monthly Report and not included on the Payment Date Schedule to be provided pursuant to Section 3.10(e); and

(vi)     any other information, determinations and calculations reasonably required in order to give effect to the terms of this Master Indenture and the Operative Agreements, including the preparation of the Monthly Report and Annual Report;

provided that, if the Administrator has not received all of the Relevant Information for such Payment Date, the Administrator shall make reasonable assumptions for purposes of the calculations contemplated by this Section 3.10.

(b)     Calculation of Interest Amounts, etc. Not later than 12:00 noon (New York City time) on the third Business Day prior to each Payment Date, the Issuer shall cause the Administrator or the Servicer to make the following calculations or determinations with respect to interest amounts due for each Series or Class on such Payment Date:

(i)     the Stated Interest Amount for the Notes, separated by Series and Class; and

(ii)     the Additional Interest Amount, if any, separated by Series and Class.

(c)     Calculation of Principal Payments and Distributions to the Issuer. Not later than 12:00 noon (New York City time) on the third Business Day prior to each Payment Date, the Issuer shall cause the Administrator or the Servicer to calculate or determine the following with respect to principal payments on the Notes due on such Payment Date and the amounts distributable to the Issuer on such Payment Date:

(i)     the Outstanding Principal Balance of each Series of Notes (and Classes within such Series) on such Payment Date immediately prior to any principal payment on such date;

(ii)     the amounts of the principal payments, if any, to be made in respect of each Series of Notes (and Classes within such Series) on such Payment Date, including the Scheduled Principal Payment Amounts for each Series (and Classes within such Series) and any unpaid Scheduled Principal Payment Amounts for each Series (and Classes within such Series) for prior Payment Dates; and

(iii)     the amounts, if any, distributable to the Issuer on such Payment Date.

(d)     Calculation of Payment Date Shortfalls. Not later than 12:00 noon (New York City time) on the third Business Day prior to each Payment Date, the Issuer shall cause the Administrator or the Servicer to perform the calculations necessary to determine the following:

(i)     the amount, if any, by which the Stated Interest Amounts due in respect of any Series of Equipment Notes on such Payment Date exceed the Available Collections Amount for such Payment Date remaining after payment in full of all amounts senior thereto in the Flow of Funds, but prior to giving effect to any transfer of funds to the Collections Account from the Liquidity Reserve Account or from the Liquidity Facilities pursuant to Section 3.04 (the “Stated Interest Shortfall”);

(ii)     the Net Stated Interest Shortfall in respect of each Series;

(iii)     the amount, if any, of payments to the Liquidity Facility Providers and the Hedge Providers that are contemplated to be paid pursuant to the Flow of Funds but will not be paid on such Payment Date out of the Available Collections Amount for such Payment Date;

(iv)     the amount, if any, of the Scheduled Principal Payment Amount payable on each Series (separated by Class) that will not be paid on such Payment Date out of the Available Collections Amount for such Payment Date; and

(v)     if such Payment Date is the Final Maturity Date for any Series of Notes or Class thereof, the amount, if any, by which the Outstanding Principal Balance of such Series of Notes or Class thereof exceeds the Available Collections Amount after payment in full of amounts senior thereto or pari passu therewith in the Flow of Funds (such remainder, a “Final Principal Payment Shortfall”).

(e)     Application of the Available Collections Amount. Not later than 1:00 p.m., New York City time, three Business Days prior to each Payment Date, the Issuer will cause the Administrator (after consultation with the Servicer), to prepare and deliver to the Indenture Trustee the Payment Date Schedule setting forth the payments, transfers, deposits and distributions to be made in respect of the Liquidity Reserve Account pursuant to Section 3.04 or in respect of Net Disposition Proceeds pursuant to Section 3.14(a), and in respect of the Available Collections Amount (after giving effect to such payments, transfers, deposits and distributions, if any) pursuant to the Flow of Funds, and setting forth separately, in the case of payments in respect of each Series of Notes, the amount to be applied on such Payment Date to pay all interest, principal and premium, if any, on such Series of Notes (and each Class thereof), all in accordance with Section 3.11. On each Payment Date, the Indenture Trustee, based solely on the Payment Date Schedule provided by the Administrator for such Payment Date, will make payments, transfers, deposits and distributions in an aggregate amount equal to the Available Collections Amount in accordance with the order of priority set forth in the Flow of Funds. If the Indenture Trustee shall not have received such Payment Date Schedule by the last Business Day preceding any Payment Date, such Payment Date shall be deferred until the next Business Day after such Payment Date Schedule is received by the Indenture Trustee.

(f)     Relevant Information. The Issuer shall cause each Service Provider having Relevant Information in its possession to make such Relevant Information available to the Administrator and the Servicer not later than 1:00 p.m., New York City time, at least five Business Days prior to each Payment Date.

Section 3.11     Payment Date Distributions from the Collections Account.

(a)     Regular Distributions. On each Payment Date, so long as no Event of Default has occurred and is continuing, after the withdrawals and transfers provided for in Section 3.02 have been made, the Available Collections Amount (excluding any Net Disposition Proceeds on deposit in the Collections Account as of the Determination Date, which amounts shall be applied pursuant to clause (c) below after giving effect to the application of all amounts pursuant to this clause (a)) will be applied in the following order of priority:

(1)     pro rata, to the payment or reimbursement of the portion of the Required Expense Amount described in clause (i) of the definition thereof to the applicable payees, and to the Expense Account in an amount equal to the Required Expense Deposit;

(2)     to the payment to the Service Providers of the Service Provider Fees, plus applicable Taxes (to the extent such Taxes are payable by the Issuer to the Service Providers under the Service Provider Agreements) pro rata based on the amount due;

(3)     to the repayment of any outstanding Servicer Advances (together with interest thereon as provided in the Servicing Agreement);

(4)     pro rata, based on the amount due, (i) to the applicable Series Accounts for the Class A Equipment Notes on a pro rata basis, all current and past due interest on the Outstanding Class A Equipment Notes of each Series, other than current or past due Additional

Interest, (ii) to the Liquidity Facility Providers, all interest owed to the Liquidity Facility Providers in connection with draws under the related Liquidity Facilities for such Liquidity Facility Providers, (iii) to each Hedge Provider, all Senior Hedge Payments, and (iv) to the Liquidity Facility Providers, all indemnification obligations payable to the Liquidity Facility Providers in connection with the related Liquidity Facilities; provided that any amounts drawn from the Liquidity Reserve Account or any Liquidity Facility will be applied only to the items described in clauses (i) and (iii) hereof (other than payments of any Hedge Termination Value or Hedge Partial Termination Value);

(5)     pro rata based on the amount due, to the applicable Series Accounts for the Class B Equipment Notes on a pro rata basis, all current and past due interest on the Outstanding Class B Equipment Notes of each Series, other than current or past due Additional Interest;

(6)     to first, reimburse or repay pro rata each related Liquidity Facility Provider the principal amounts drawn under any Liquidity Facility and not previously reimbursed, and second, deposit in the Liquidity Reserve Account an amount equal to the positive difference (if any) between (x) the Liquidity Reserve Target Amount (after giving effect to the payments in clause first) and (y) the balance in the Liquidity Reserve Account;

(7)     to the applicable Series Accounts for the Class A Equipment Notes, the Scheduled Principal Payment Amounts on all Series of Outstanding Class A Equipment Notes entitled thereto, first to the Outstanding Class A Equipment Notes of the earliest issued Series and then to subsequent Series in chronological order of issuance, and second, within each Series, to each Class thereof sequentially in ascending numerical designation of each such Class but pro rata among any alphabetical sub-classes of the same numerical Class;

(8)     to pay or reimburse the Servicer for costs of Optional Modifications made or incurred on behalf of the Issuer (as determined by the Administrator and delivered in writing to the Indenture Trustee) to the extent not paid as Ordinary Course Expenses or from any other available source of revenues of the Issuer (the “Servicer Optional Modification Expense”), up to an aggregate amount with respect to all such payments not to exceed two percent (2.00%) of the Initial Appraised Value of all Portfolio Railcars (such amount, the “Servicer Optional Modification Cap”);

(9)     to the applicable Series Accounts for the Class A Equipment Notes, for the payment of the Outstanding Principal Balance of all Rapid Amortization Notes that are Class A Equipment Notes, first, sequentially among each Rapid Amortization Series in chronological order of their issuance date, and, second, within each Rapid Amortization Series, to each Rapid Amortization Class thereof sequentially in ascending numerical designation of each such Class but pro rata among any alphabetical sub-classes of the same numerical Class; provided, however, that if an Early Amortization Event exists, no payments will be made on any Rapid Amortization Series pursuant to this clause (9);

(10)     if an Early Amortization Event has occurred and is then continuing, to the applicable Series Accounts for the Class A Equipment Notes, for the payment of an amount equal to the Outstanding Principal Balance of the Class A Equipment Notes (after the payments in clause (7) above), pro rata according to the Outstanding Principal Balance of all Class A Equipment Notes;

(11)     to the applicable Series Accounts for the Class B Equipment Notes, the Scheduled Principal Payment Amounts on all Series of Outstanding Class B Equipment Notes entitled thereto, first to the Outstanding Class B Equipment Notes of the earliest issued Series and then to subsequent Series in chronological order of issuance, and second, within each Series, to each Class thereof sequentially in ascending numerical designation of each such Class but pro rata among any alphabetical sub-classes of the same numerical Class;

(12)     to the applicable Series Accounts for the Class B Equipment Notes, for the payment of the Outstanding Principal Balance of all Rapid Amortization Notes that are Class B Equipment Notes, first, sequentially among each Rapid Amortization Series in chronological order of their issuance date, and, second, within each Rapid Amortization Series, to each Rapid Amortization Class thereof sequentially in ascending numerical designation of each such Class but pro rata among any alphabetical sub-classes of the same numerical Class; provided, however, that if an Early Amortization Event exists, no payments will be made on any Rapid Amortization Series pursuant to this clause (12);

(13)     if an Early Amortization Event has occurred and is then continuing, to the applicable Series Accounts for the Class B Equipment Notes, for the payment of an amount equal to the Outstanding Principal Balance of the Class B Equipment Notes (after the payments in clause (11) above), pro rata according to the Outstanding Principal Balance of all Class B Equipment Notes;

(14)     to the applicable Series Accounts for the Class A Equipment Notes, the payment of all current and past due Additional Interest due on the Class A Equipment Notes, pro rata based on the amount due;

(15)     to the applicable Series Accounts for the Class B Equipment Notes, the payment of all current and past due Additional Interest due on the Class B Equipment Notes, pro rata based on the amount due;

(16)     to the applicable Series Accounts for the Class A Equipment Notes, the payment of any Redemption Premium owing to the Noteholders of the Class A Equipment Notes, pro rata based on the amount due;

(17)     to the applicable Series Accounts for the Class B Equipment Notes, the payment of any Redemption Premium owing to the Noteholders of the Class B Equipment Notes, pro rata based on the amount due;

(18)     to the Hedge Providers for the payment of Subordinated Hedge Payments, pro rata based on the amount due;

(19)     to the applicable Series Account for the earliest issued Series of Subordinated Notes, for distribution to the Noteholders of such Series and then to the applicable Series Account for the subsequent Series in chronological order of issuance, and within such Series, to each Class sequentially in ascending numerical designation of each such Class (a) first all current and past due interest on such Series of Subordinated Notes, other than current or past due Additional Interest, pro rata, based on the amount due, and (b) second, if the Subordinated Note Amortization Date has occurred, to the repayment of the Outstanding Principal Amounts of such Series of Subordinated Notes, pro rata, based on the amount due;

(20)     to the applicable Series Account for the earliest issued Series of Subordinated Notes, for distribution to the Noteholders of such Series and then to the applicable Series Account for the subsequent Series in chronological order of issuance, and within such Series, to each Class sequentially in ascending numerical designation of each such Class, to the payment of all current and past due Additional Interest due on such Series of Subordinated Notes, pro rata, based on the amount due;

(21)     to the Initial Purchasers, for the payment of any indemnities of the Issuer payable to the Initial Purchasers, pro rata based on the amount due;

(22)     to pay or reimburse the Issuer (or the Servicer on its behalf) for costs of Optional Modifications to the extent not paid pursuant to clause (8) above or from any other available source of revenues of the Issuer; and

(23)     to the Issuer, all remaining amounts, which may be distributed to the Member.

(b)     Event of Default Distributions. On each Payment Date, if an Event of Default has occurred and is then continuing, the Available Collections Amount will be applied in the following order of priority, after payment of the amounts described in Section 4.02(c)(i):

(1)     pro rata, to the payment or reimbursement of the portion of the Required Expense Amount described in clause (i) of the definition thereof to the applicable payees, and to the Expense Account in an amount equal to the Required Expense Deposit;

(2)     to the payment to the Service Providers of the Service Provider Fees, plus applicable Taxes (to the extent such Taxes are payable by the Issuer to the Service Providers under the Service Provider Agreements), pro rata based on the amount due;

(3)     to the repayment of any outstanding Servicer Advances (together with interest thereon as provided in the Servicing Agreement);

(4)     pro rata based on the amount due, (i) to the applicable Series Accounts for the Class A Equipment Notes on a pro rata basis, all current and past due interest on the Outstanding Class A Equipment Notes of each Series, other than current or past due Additional Interest, until paid in full; (ii) to the Liquidity Facility Providers, all interest owed to Liquidity Facility Providers in connection with draws under the related Liquidity Facilities for the Liquidity Facility Providers, together with all principal amounts drawn under any Liquidity Facility and not previously reimbursed, (iii) to the Hedge Providers, all unpaid Senior Hedge Payments, and (iv) to the Liquidity Facility Providers, all indemnification obligations payable to the Liquidity Facility Providers in connection with the related Liquidity Facilities; provided that any amounts drawn from the Liquidity Reserve Account or any Liquidity Facility will be applied only to the items described in clauses (i) and (iii) hereof (other than payments of any Hedge Termination Value or Hedge Partial Termination Value);

(5)     pro rata based on the Outstanding Principal Balances of the Outstanding Class A Equipment Notes of each Series, to the applicable Series Accounts for the Class A Equipment Notes, the Outstanding Principal Balances of the Class A Equipment Notes until paid in full;

(6)     to pay or reimburse the Servicer for outstanding Servicer Optional Modification Expenses, up to an aggregate amount with respect to all such payments not to exceed the Servicer Optional Modification Cap;

(7)     pro rata based on the amount due, to the applicable Series Accounts, all current and past due interest on the Outstanding Class B Equipment Notes of each Series, other than current or past due Additional Interest, until paid in full;

(8)     pro rata based on the Outstanding Principal Balances of the Outstanding Class B Equipment Notes of each Series, to the applicable Series Accounts, the Outstanding Principal Balances of the Class B Equipment Notes until paid in full;

(9)     to the applicable Series Accounts for the Class A Equipment Notes, all current and past due Additional Interest on the Outstanding Class A Equipment Notes, pro rata based on the amount due;

(10)     to the applicable Series Accounts for the Class B Equipment Notes, all current and past due Additional Interest on the Outstanding Class B Equipment Notes, pro rata based on the amount due;

(11)     pro rata based on the amount due, to the applicable Series Accounts, the payment of any Redemption Premium owing to the Noteholders of the Class A Equipment Notes of the applicable Series;

(12)     pro rata based on the amount due, to the applicable Series Accounts, the payment of any Redemption Premium owing to the Noteholders of the Class B Equipment Notes of the applicable Series;

(13)     to the Hedge Providers, the amount of any Subordinated Hedge Payments, pro rata based on the amount due;

(14)     to the applicable Series Account for the earliest issued Series of Subordinated Notes, for distribution to the Noteholders of such Series and then to the applicable Series Account for the subsequent Series in chronological order of issuance, and within such Series, to each Class sequentially in ascending numerical designation of each such Class (a) first all current and past due interest on such Series of Subordinated Notes, other than current or past due Additional Interest, pro rata, based on the amount due, and (b) second, to the repayment of the Outstanding Principal Amounts of such Series of Subordinated Notes, pro rata, based on the amount due;

(15)     to the applicable Series Account for the earliest issued Series of Subordinated Notes, for distribution to the Noteholders of such Series and then to the applicable Series Account for the subsequent Series in chronological order of issuance, and within such Series, to each

Class sequentially in ascending numerical designation of each such Class, to the payment of all current and past due Additional Interest due on such Series of Subordinated Notes;

(16)     to the Initial Purchasers, any indemnities of the Issuer payable to the Initial Purchasers, pro rata based on the amount due;

(17)     to pay or reimburse the Issuer (or the Servicer on its behalf) for costs of Optional Modifications to the extent not paid pursuant to clause (6) above or from any other available source of revenues of the Issuer; and
(18)     to the Issuer, all remaining amounts, which may be distributed to the Member.

(c)     Railcar Disposition Distributions. On each Payment Date, so long as no Event of Default has occurred and is continuing, to the extent that Net Disposition Proceeds have been transferred to the Collections Account during the related Collection Period and without limiting in any way the application of the second to last sentence of Section 3.12 hereof, the balance in the Collections Account allocable to such Railcar Dispositions will be applied in the following order of priority:

(1)     pro rata based on the amount due to the payment or reimbursement of the portion of the Required Expense Amount described in clause (i) of the definition thereof to the applicable payees, and to the Expense Account in an amount equal to the Required Expense Deposit;

(2)     pro rata (A) to deposit in the Liquidity Reserve Account an amount equal to the positive difference (if any) between (x) the Liquidity Reserve Target Amount and (y) the sum of (i) the balance in the Liquidity Reserve Account and (ii) the then aggregate Liquidity Facility Available Amounts; and (B) to the Liquidity Facility Providers, to reimburse or repay pro rata the Liquidity Facility Providers in an amount equal to all principal and other amounts due to the Liquidity Facility Providers;

(3)     pro rata based on the amount due to (i) the applicable Series Accounts for the Class A Equipment Notes and Class B Equipment Notes, an amount equal to 105% of the Allocable Note Balances of the Portfolio Railcars relating to the Railcar Disposition from which the Net Disposition Proceeds were obtained (provided that such amounts shall not exceed the Outstanding Principal Balance of such Class A Equipment Notes and Class B Equipment Notes), applied sequentially first, to the Class A Equipment Notes of the earliest issued Series and then to subsequent Series of Class A Equipment Notes in chronological order of issuance, and within each Series by ascending numeric order among any numerical sub-classes of the Class A Equipment Notes in the same Series, but pro rata among any alphabetical sub-classes of the same Class until paid in full, and second, to the Class B Equipment Notes of the earliest issued Series and then to subsequent Series of Class B Equipment Notes in chronological order of issuance, and within each Series by ascending numeric order among any numerical sub-classes of the Class B Equipment Notes in the same Series but pro rata among any alphabetical sub-classes of the same numerical Class until paid in full, and (ii) each Hedge Provider, all Senior Hedge Payments due in respect of Hedge Agreements, including any Hedge Partial Termination Value payable by the Issuer in connection with the partial redemption described in subsection (i) above;

(4)     to pay or reimburse the Servicer for Servicer Optional Modification Expenses, up to an aggregate amount with respect to all such payments not to exceed the Servicer Optional Modification Cap;

(5)     to the applicable Series Accounts for the Class A Equipment Notes, the payment of any Redemption Premium relating to the Railcar Disposition owing to the Noteholders of the Class A Equipment Notes, pro rata based on the amount due;

(6)     to the applicable Series Accounts for the Class A Equipment Notes for the payment of the Outstanding Principal Balance of all Rapid Amortization Notes that are Class A Equipment Notes (after the payments in first clause (3) above), first, sequentially among each Rapid Amortization Series in chronological order of their issuance date, and second, within each Rapid Amortization Series, to each Rapid Amortization Class sequentially in ascending numerical designation of each such Class but pro rata among any alphabetical sub-classes of the same numerical Class; provided, however, that if an Early Amortization Event exists, no payments will be made on any Rapid Amortization Series pursuant to this clause (6);

(7)     if an Early Amortization Event has occurred and is then continuing, to the applicable Series Accounts for the Class A Equipment Notes for the payment of an amount equal to the then Outstanding Principal Balance of the Class A Equipment Notes (after giving effect to the payments in clauses (3) and (6) above), pro rata according to the Outstanding Principal Balance of all Class A Equipment Notes;

(8)     to the applicable Series Accounts for the Class B Equipment Notes, for payment of any Redemption Premium relating to the Railcar Disposition owing to the Noteholders of the Class B Equipment Notes, pro rata based on the amount due;

(9)     to the applicable Series Accounts for the Class B Equipment Notes for the payment of the Outstanding Principal Balance of all Rapid Amortization Notes that are Class B Equipment Notes (after the payments in first clause (3) above), first, sequentially among each Rapid Amortization Series in chronological order of their issuance date, and second, within each Rapid Amortization Series, to each Rapid Amortization Class sequentially in ascending numerical designation of each such Class but pro rata among any alphabetical sub-classes of the same numerical Class; provided, however, that if an Early Amortization Event exists, no payments will be made on any Rapid Amortization Series pursuant to this clause (9);

(10)     if an Early Amortization Event has occurred and is then continuing, to the applicable Series Accounts for the Class B Equipment Notes for the payment of an amount equal to the then Outstanding Principal Balance of the Class B Equipment Notes (after giving effect to the payments in clauses (3) and (9) above), pro rata according to the Outstanding Principal Balance of all Class B Equipment Notes;

(11)     to the Hedge Providers, the amount of any Subordinated Hedge Payments, pro rata based on the amount due;

(12)     to the applicable Series Account for the earliest issued Series of Subordinated Notes, for distribution to the Noteholders of such Series and then to the applicable Series Account for the subsequent Series in chronological order of issuance, and within such Series, to each Class sequentially in ascending numerical designation of each such Class (a) first all current and past due interest on such Series of Subordinated Notes, other than current or past due Additional Interest, pro rata, based on the amount due, (b) second, an amount equal to 105% of the Allocable Subordinated Note Balance of the Portfolio Railcars relating to the Railcar Disposition from which the Net Disposition Proceeds were obtained (provided that such amounts shall not exceed the Outstanding Principal Balance of such Series of Subordinated Notes) and (c) third, if the Subordinated Note Amortization Date has occurred, to the repayment of the Outstanding Principal Amounts of such Series of Subordinated Notes, pro rata, based on the amount due;

(13)     to the applicable Series Account for the earliest issued Series of Subordinated Notes, for distribution to the Noteholders of such Series and then to the applicable Series Account for the subsequent Series in chronological order of issuance, and within such Series, to each Class sequentially in ascending numerical designation of each such Class, to the payment of all current and past due Additional Interest due on such Series of Subordinated Notes, pro rata, based on the amount due;

(14)     to the Initial Purchasers, for the payment of any indemnities of the Issuer payable to the Initial Purchasers, pro rata based on the amount due;

(15)     to pay or reimburse the Issuer (or the Servicer on its behalf) for costs of Optional Modifications to the extent not paid pursuant to clause (4) above or from any other available source of revenues of the Issuer; and

(16)     to the Issuer, all remaining amounts, which may be distributed to the Member.

For the avoidance of doubt, if an Event of Default has occurred and is continuing, the Net Disposition Proceeds will be included in the Available Collections Amount and paid pursuant to Section 3.11(b).

(d)     Optional Redemption. On any Redemption Date on which any Series of Equipment Notes or Class thereof is to be the subject of an Optional Redemption, the Administrator shall direct the Indenture Trustee in writing to distribute the amounts in the applicable Redemption/Defeasance Account to (x) the Noteholders of such Series or Class, as applicable, as provided in the relevant Redemption Notice and (y) to the extent the Redemption Price includes amounts owed to Hedge Providers, to such Hedge Providers.

(e)     Payments by Wire Transfer. All payments to be made pursuant to this Section 3.11 to Persons other than Noteholders shall be made through a wire transfer of funds to the applicable Person. All payments to Noteholders shall be governed by Section 2.05.

Section 3.12     Voluntary Redemptions. If permitted under the related Series Supplement and if no Event of Default then exists, the Issuer will have the option to prepay the Outstanding Principal Balance of any Class of the applicable Series of Equipment Notes in an Optional Redemption; provided that, if an Early Amortization Event has occurred and is continuing (i) any Optional Redemption in whole of the Class B Equipment Notes within a Series shall be subject to an Optional Redemption in whole of the Class A Equipment Notes within such Series (ii), (A) an Optional Redemption in part of the Class B Equipment Notes within a Series shall be subject to an Optional Redemption in part of the Class A Equipment Notes within such Series in the same proportion as the Optional Redemption in part of the Class B Equipment Notes, in each case, based on the ratio of (x) the Outstanding Principal Balance of the Equipment Notes in such Class within such Series subject to such Optional Redemption to (y) the Outstanding Principal Balance of the Equipment Notes in such Class within such Series, (B) the Issuer (x) shall not be permitted to prepay any Class B Equipment Notes until the Outstanding Principal Balance of all Class A Equipment Notes shall have been paid in full and (y) shall not be permitted to prepay any Class A Equipment Notes of any Series until the Outstanding Principal Balance of all Class A Equipment Notes having an earlier Closing Date than such Class A Equipment Notes shall have been paid in full. If an

Event of Default then exists, the Issuer will have the option to prepay, in whole or in part, the Outstanding Principal Balance of all (but not less than all) Series of Equipment Notes then Outstanding. It is understood that Optional Redemptions do not effect a release of Collateral from the Security Interest of this Master Indenture, unless the subject of such Optional Redemption is a Series of Notes and it results in the repayment in full of all Secured Obligations relating to the Series of Notes being redeemed. Any Optional Redemption in part, if (in the case of Equipment Notes) permitted in accordance with the applicable Series Supplement, will be achieved by a pro rata prepayment of the Outstanding Principal Balance of the applicable Notes.

Section 3.13     Procedure for Redemptions.

(a)     Method of Redemption. In the case of any Optional Redemption, the Issuer will deposit, or will cause to be deposited, in the Redemption/Defeasance Account an amount equal to the Redemption Price of the Notes or portion thereof to be redeemed. Once a Redemption Notice in respect of an Optional Redemption is published, the applicable outstanding principal amount of each Series of Notes (or Class thereof) to which such Redemption Notice applies will become due and payable on the Redemption Date stated in such Redemption Notice at its Redemption Price. In the case of a redemption in whole of a Series, all Notes of such Series that are redeemed will be surrendered to the Indenture Trustee for cancellation and will be cancelled by the Indenture Trustee, and accordingly may not be reissued or resold.

(b)     Deposit of Redemption Amount. At least one (1) Business Day prior to any Redemption Date in respect of an Optional Redemption under Section 3.12, the Issuer shall, to the extent an amount equal to the Redemption Price of the Notes to be redeemed and any transaction expenses as of the Redemption Date is not then held on deposit in the Redemption/Defeasance Account, deposit or cause to be deposited such amount in the Redemption/Defeasance Account.

(c)     Notes Payable on Redemption Date. After notice has been given under Section 3.13(d) hereof as to the Redemption Date in respect of any Optional Redemption, the Outstanding Principal Balance of the Notes to be redeemed on such Redemption Date in the amount identified in such notice shall become due and payable on the Redemption Date at the Redemption Price (net of any portion thereof payable to the applicable Hedge Provider) at the Corporate Trust Office of the Indenture Trustee, and from and after such Redemption Date (unless there shall be a default in the payment of the applicable amount to be redeemed) such principal amount shall cease to bear interest. Upon surrender of any Notes for redemption in accordance with such notice, the Redemption Price of such Notes shall be paid in accordance with Section 3.11(d). If any Notes to be redeemed shall not be so paid, or shall only be paid in part in accordance with the terms of such notice, the remaining Outstanding Principal Balance of such Notes shall continue to bear interest from the Redemption Date until it is paid at the interest rate applicable to such Notes.

(d)     Redemption Notice. In respect of any Optional Redemption of any Series or Class of Notes to be made out of amounts available for such purposes, the

Indenture Trustee will give a Redemption Notice to each Noteholder of the Notes to be redeemed and to each Hedge Provider, provided that the Indenture Trustee shall have notified in writing by the Issuer or the Administrator in advance of giving any such Redemption Notice that funds are or will, on the applicable Redemption Date, be available therefor. Such Redemption Notice must be given at least ten (10) days but not more than sixty (60) days before such Redemption Date. Each Redemption Notice must state (i) the applicable Redemption Date, (ii) the Notes being redeemed (which may be some or all of a Series or Class, as permitted by Section 3.12 and any applicable Series Supplement) and, if applicable, the portion of the Outstanding Principal Balance of such Notes that is to be redeemed (and in respect thereof, the Redemption Price (less an amount equal to any portion thereof payable to the applicable Hedge Provider) will be distributed to the Noteholders of the applicable Notes pro rata in the same manner as partial repayments of principal on the Notes made pursuant to the Flow of Funds and the Indenture Trustee’s notice shall contain information to that effect), (iii) the Indenture Trustee’s arrangements for making payments due on the Redemption Date, (iv) the Redemption Price of the Notes to be redeemed, including a description of the portion thereof, if applicable, that is payable to the applicable Hedge Provider (v) for an Optional Redemption of an entire Class or Series of Notes or of all Outstanding Notes, that the Notes to be redeemed must be surrendered (which action may be taken by any Noteholder of the Notes or its authorized agent) to the Indenture Trustee to collect the Redemption Price on such Notes (less an amount equal to any portion thereof payable to the applicable Hedge Provider), and (vi) that, unless the Issuer defaults in the payment of the Redemption Price, if any, interest on the portion of the Outstanding Principal Balance of the Notes called for redemption will cease to accrue on and after the Redemption Date.

(e)     Notice to Hedge Providers and Rating Agencies. If so provided in a Series Supplement, the Issuer shall give each applicable Hedge Provider and each applicable Rating Agency prior written notice of a redemption of all or a portion of the Notes pursuant to Section 3.13 and 3.14.

Section 3.14     Adjustments in Targeted Principal Balances.

(a)     Railcar Dispositions. If Net Disposition Proceeds have been transferred to the Collections Account, then (a) on the next following Payment Date, such Net Disposition Proceeds shall be applied in accordance with Section 3.11(c), unless an Event of Default has occurred is continuing, in which case, such Net Disposition Proceeds shall be applied in accordance with Section 3.11(b) and (b) on such Payment Date, the Scheduled Targeted Principal Balance of the Equipment Notes being partially redeemed on such Payment Date will be reduced for all subsequent Payment Dates by an amount equal to the product of (i) the Redemption Fraction for such Equipment Notes as of each such Payment Date and (ii) the Scheduled Targeted Principal Balance of such Equipment Notes for each such Payment Date. If proceeds of a Permitted Discretionary Sale are applied to early repayment of Equipment Notes pursuant to this paragraph, then the Issuer shall also be required to pay, in connection with and on the date of the resulting prepayment, Redemption Premium on such prepaid principal amount if at such time an Optional Redemption of the applicable Equipment Notes would also require the payment of Redemption Premium (assuming for such purpose that an Optional Redemption is permitted on such date with such Redemption Premium, if owing, to be determined in the same manner); provided, however, that notwithstanding anything herein to the contrary, no Redemption Premium will be due as a result of any Involuntary Railcar Dispositions, Purchase Option Dispositions or Permitted Discretionary Sales (the portion of which applied Net Disposition Proceeds to be invested in replacement Railcars), or, with respect to Permitted Discretionary Sales (the portion of which applied Net Disposition Proceeds to early repayment of Notes) or Redemption Dispositions, to the extent provided for in the related Series Supplement.

(b)     Optional Redemption. In connection with any Optional Redemption in part, the Scheduled Targeted Principal Balance for the remaining Equipment Notes of such Series or Class shall be reduced on the Redemption Date and each subsequent Payment Date by the product of (i) the Redemption Fraction and (ii) the Scheduled Targeted Principal Balance that existed for the Redemption Date or such subsequent Payment Date, as the case may be, immediately prior to such Optional Redemption. No Optional Redemption in part shall occur with respect to a Series or Class unless the Series Supplement for such Series or Class provides for an Optional Redemption in part with respect to such Series or Class, as applicable.

(c)     Redemption Fraction. “Redemption Fraction” means, for any Equipment Notes subject to a partial redemption, a fraction, the numerator of which is the principal amount of such Equipment Notes that is being redeemed, and the denominator of which is the Outstanding Principal Balance of such Equipment Notes immediately prior to such partial redemption.

Section 3.15     Liquidity Facilities. On the Initial Closing Date, the Issuer shall establish the Initial Liquidity Facility and thereafter, the Issuer may enter, from time to time, into one or more additional Liquidity Facility Agreements (each, an “Additional Liquidity Facility”) by entering into transaction documentation (the “Liquidity Facility Documents”) with one or more Additional Liquidity Facility Providers. The following conditions must be satisfied before the Issuer may establish an Additional Liquidity Facility:

(a)     the Issuer having obtained Rating Agency Confirmation with respect to all Outstanding Series;

(b)     no Servicer Termination Event, Event of Default or Early Amortization Event shall have occurred and be continuing at the time of the establishment of the Liquidity Facility, and no Servicer Termination Event, Event of Default or Early Amortization Event would occur as a result of the transactions associated with the establishment of the Additional Liquidity Facility;

(c)     the Liquidity Facility Documents related to such Additional Liquidity Facility shall contain provisions (i) addressing the limited recourse nature of the Issuer’s obligation to make payments to the Additional Liquidity Facility Provider, (ii) consistent with the bankruptcy remoteness of the Issuer, (iii) restricting the ability of the Additional Liquidity Facility Provider to assign, transfer or delegate its obligations under such Additional Liquidity Facility, (iv) ensuring that draws on such Additional Liquidity Facility are payable on demand and without the need for a default or event of default to have occurred, (v) setting forth timetables consistent with the Issuer having funds to make timely payments on the Equipment Notes, and (vi) allowing a reasonable period of time for the Issuer to renew or to replace such Additional Liquidity Facility as it nears its stated maturity, and to effect draws under such Additional Liquidity Facility in the event such Additional Liquidity Facility is not timely renewed or replaced, or the Additional Liquidity Facility Provider is downgraded or defaults in its obligations after any applicable grace period; and

(d)     the Issuer shall have delivered to the Indenture Trustee, on or prior to the establishment of such Additional Liquidity Facility:

(i)     an original copy of the Liquidity Facility Documents for such Additional Liquidity Facility, duly executed by the Issuer and the Additional Liquidity Facility Provider, as applicable;

(ii)     an officer’s certificate, duly executed by a Responsible Officer of the Issuer, meeting the requirements of Section 1.03 hereof and stating that (A) the establishment of such Additional Liquidity Facility and the Liquidity Facility Documents are authorized and permitted by this Master Indenture and (B) all conditions precedent in this Master Indenture to (x) the establishment of such Additional Liquidity Facility and (y) the execution, delivery and performance of the Liquidity Facility Documents have been duly satisfied in accordance with the terms of this Master Indenture; and

(iii)     one or more Opinions of Counsel, duly executed by counsel to the Issuer, meeting the requirements of Section 1.03 hereof and containing a statement to the effect that (A) the establishment of such Additional Liquidity Facility and the Liquidity Facility Documents are authorized and permitted by this Master Indenture and (B) that all conditions precedent in this Master Indenture to (x) the establishment of such Liquidity Facility and (y) the execution, delivery and performance of such Additional Liquidity Facility Documents have been duly satisfied in accordance with the terms of this Master Indenture.

Unless otherwise provided in a Series Supplement, each Liquidity Facility will be secured by the lien of this Master Indenture.

Section 3.16     Hedge Agreements.

(a)     On each Closing Date on which the Issuer is issuing Floating Rate Notes, the Issuer must enter into one or more Hedge Agreements with one or more Eligible Hedge Providers and provide notice thereof to each Rating Agency. Each Hedge Agreement will be secured by the lien of this Master Indenture.

(b)     For so long as any Series or Class of Floating Rate Notes remains Outstanding, the Issuer must maintain one or more Hedge Agreements with an aggregate notional balance (x) equal to or exceeding the minimum amount (if any) established in connection with the issuance of such Series or Class (the amount described in this clause (x) with respect to such Series or Class, the “Minimum Hedging Amount”) and (y) less than or equal to the maximum amount (if any) established in connection with the issuance of such Series or Class (the amount described in this clause (y) with respect to such Series or Class, the “Maximum Hedging Amount” and, collectively with the Minimum Hedging Amount, the “Hedging Requirement”) for such Series or Class, as applicable). Notwithstanding any other term or provision of this Master Indenture, but subject to Section 10.05 hereof, without the consent of Noteholders, the Issuer and the Indenture Trustee may amend this Master Indenture from time to time, with the prior written consent of all Hedge Providers and subject to receipt of Rating Agency Confirmation, to stipulate different percentages for the Minimum Hedging Amount or the Maximum Hedging Amount for such Series or Class, as applicable.

(c)     If the Issuer is not able to meet the Minimum Hedging Amount, with respect to any Series or Class of Floating Rate Notes, it must, within ninety-five (95) days, use reasonable commercial efforts to enter into one or more Hedge Agreements, or, if the reason for such non-compliance is that a Hedge Agreement has terminated in its entirety, but Floating Rate Notes remain outstanding, enter into one or more replacement Hedge Agreements at least sufficient to meet the Minimum Hedging Amount. If, at the expiration of such ninety-five (95) day period the Issuer has been unable to enter into additional or replacement Hedge Agreements in order to meet the Minimum Hedging Amount, the Requisite Majority (in its sole discretion) may direct the Indenture Trustee in writing on behalf of the Issuer to enter into, maintain or terminate (in whole or in part), one or more Hedge Agreements selected by the Requisite Majority (in its sole discretion) such that, after giving effect to such action, the Issuer will be in compliance with the Hedging Requirement. In the event the Requisite Majority determines to direct the Indenture Trustee to enter into, maintain or terminate (in whole or in part) a Hedge Agreement on the Issuer’s behalf, the Requisite Majority shall promptly send a copy of any such agreement to the Issuer.

(d)     If contemplated by a Hedge Agreement, the Issuer may enter into off-setting interest rate transactions in order to comply with the Hedging Requirement.

(e)     Except as otherwise provided in this Master Indenture or the applicable Series Supplement, payments by the Issuer to Hedge Providers shall be made to such Hedge Providers on each Payment Date in accordance with the Flow of Funds and payments by Hedge Providers to the Issuer shall be made to the Collections Account.

(f)     If a Hedge Provider is the “defaulting party” or “affected party” under a Hedge Agreement (a “Designated Hedge Agreement”) and, as a result, the Issuer is entitled to terminate such Designated Hedge Agreement, then, promptly after the Issuer becomes aware thereof, the Issuer (i) shall notify the Indenture Trustee and each Rating Agency and (ii) shall use commercially reasonable efforts to arrange for another Eligible Hedge Provider (a “Replacement Hedge Provider”) to enter into a replacement Hedge Agreement (a “Replacement Hedge Agreement”) with the Issuer to the extent that the Issuer would be required to enter into a Hedge Agreement under Section 3.16(c) hereof if the Designated Hedge Agreement were not in effect (and subject to the timing, and the rights of the Requisite Majority, specified in Section 3.16(c) hereof); provided that, subject to the terms of the Designated Hedge Agreement, the Issuer shall terminate such Designated Hedge Agreement at or prior to the time the Issuer enters into such Replacement Hedge Agreement. In connection with any termination in whole of a Hedge Agreement if the Issuer is entering, or will enter, into a Replacement Hedge Agreement, the Administrator, on behalf and at the direction of the Issuer, will establish with the Indenture Trustee a securities and cash account (a “Replacement and Termination Receipts Account”). The Issuer will deposit (or cause to be deposited) in the Replacement and Termination Receipts Account (x) any Hedge Termination Value paid by the Hedge Provider under the terminating Hedge Agreement to the Issuer, which Hedge Termination Value may be used by the Issuer to make payments required to a Replacement Hedge Provider in connection with a Replacement Hedge Agreement; and (y) any initial payment from a Replacement Hedge Provider that will be used to satisfy any obligation to pay a Hedge Termination Value to the Hedge Provider under the terminating Hedge Agreement. A Replacement and Termination Receipts Account will not be considered to be an Indenture Account for purposes of this Master Indenture and funds standing to its credit will not be considered to be Collateral for purposes of this Master Indenture. All amounts from time to time held in each Replacement and Termination Receipts Account shall be held (a) in the name of the Indenture Trustee, for the benefit of the Issuer, and (b) in the custody and under the “Control” (as such term is defined in the UCC) of the Indenture Trustee, for the purposes and on the terms set forth in this Master Indenture.

(g)     If a Hedge Provider is required to post collateral under a Hedge Agreement (“Hedge Collateral”), the Administrator, on behalf and at the direction of the Issuer, will establish with the Indenture Trustee a securities and cash account (a “Hedge Collateral Account”). The Hedge Collateral will be deposited in the Hedge Collateral Account; provided that the Hedge Collateral will not be considered to be Collateral for purposes of this Master Indenture and the Hedge Collateral Account will not be considered to be an Indenture Account for purposes of this Master Indenture. All amounts from time to time held in each Hedge Collateral Account shall be held (a) in the name of the Indenture Trustee, for the benefit of the Issuer, and (b) in the custody and under the “Control” (as such term is defined in the UCC) of the Indenture Trustee, for the purposes and on the terms set forth in this Master Indenture. If a Hedge Agreement is terminated and a Hedge Collateral Account has been established with respect to the related Hedge Provider, then either: (x) if a Hedge Termination Value is determined to be payable by the Issuer to such Hedge Provider, then the Issuer shall direct the Indenture Trustee in writing to transfer to such Hedge Provider such Hedge Termination Value and, outside of the Flow of Funds, the relevant Hedge Collateral; or (y) if a Hedge Termination Value is determined to be payable by such Hedge Provider to the Issuer, and (A) if such Hedge Provider pays such Hedge Termination Value to the Issuer when due and payable, then the Issuer shall direct the Indenture Trustee in writing to immediately return the relevant Hedge Collateral to such Hedge Provider outside of the Flow of Funds, and (B) if such Hedge Provider does not pay such Hedge Termination Value to the Issuer when due and payable, then the Issuer shall direct the Indenture Trustee in writing to the extent necessary to liquidate such Hedge Collateral and to transfer such Hedge Collateral or the proceeds thereof to the Collections Account in an amount equal to the lesser of (I) such

Hedge Termination Value and (II) the amounts standing to the credit of such Hedge Collateral Account (and such Hedge Provider’s obligation to pay such Hedge Termination Value shall be deemed to have been satisfied to the extent, but only to the extent, that such amounts are so transferred to the Collections Account), and the Issuer shall direct the Indenture Trustee in writing to pay any proceeds of such Hedge Collateral in excess of such Hedge Termination Value to such Hedge Provider outside of the Flow of Funds.
Section 3.17     Capital Contributions to Indenture Accounts and/or Portfolio. Nothing contained herein shall restrict the Member at any time from making capital contributions to the Issuer from time to time in the form of funds, Portfolio Railcars or other assets (each such contribution, a “Capital Contribution”). The Member may make such a Capital Contribution by depositing funds into the Indenture Accounts on behalf of the Issuer. For the avoidance of doubt, all Capital Contributions made by the Member after the Initial Closing Date shall be made on a voluntary basis and under no circumstances shall the Member be obligated to, or shall any Issuer or Noteholder compel the Member to, make any Capital Contribution to the Issuer.

ARTICLE IV

DEFAULT AND REMEDIES

Section 4.01     Events of Default. Each of the following events shall constitute an “Event of Default” hereunder, and each such Event of Default shall be deemed to exist and continue so long as, but only so long as, it shall not have been remedied:

(a)     failure to pay interest on any Class A Equipment Notes or Class B Equipment Notes then Outstanding (other than Additional Interest, if any, applicable to such Class A Equipment Notes or Class Equipment B Notes), in each case when such amount becomes due and payable, and such default continues for a period of five (5) or more Business Days;

(b)     failure to make payment in full in cash of (i) the Outstanding Principal Balance of the Notes of any Series or Class and (ii) accrued and unpaid interest on the Notes of any Series or Class (including, for the avoidance of doubt, interest on overdue interest), in each case, on the respective Final Maturity Date of such Series or Class;

(c)     failure to pay any other amount (other than the amounts described in clauses (a) and (b)) in connection with the Notes or any amount (other than the amounts described in clause (b)), to the extent that, on any Payment Date, there are amounts available in the Collections Account or (with respect to the Equipment Notes) the Liquidity Reserve Account therefor, or, with respect to any amounts deposited in the Optional Reinvestment Account or the Mandatory Replacement Account, the failure to apply such amounts or to transfer such amounts to the Collections Account, as the case may be, in accordance with Section 3.05 and 3.09, and in any such case such default continues for a period of five (5) or more Business Days after such Payment Date;

(d)     failure by the Issuer or TILC (in the case of TILC, in respect of Operative Agreements to which either is a party other than any Operative Agreement that is described in clause (k), (m) or (n) below) to comply with any of the other covenants, obligations, conditions or provisions binding on it under this Master Indenture, any Series Supplement, any of the Notes or any other Operative Agreement to which it is a party (other than a payment default for which provision is made in clause (a), (b) or (c) of this Section 4.01, or a default addressed in clause (m) or (n) below), if any such failure continues for a period of thirty (30) days or more after written notice thereof has been given to the Issuer (provided that if such failure is capable of remedy and the Administrator has promptly provided the Indenture Trustee with a certificate stating that the Issuer or TILC, as applicable, has commenced, or will promptly commence, and diligently pursue all reasonable efforts to remedy such failure or breach, then such period of time shall be extended so long as the Issuer or TILC, as applicable, is diligently pursuing such remedy but in any event no longer than sixty (60) days after the date such written notice was given to the Issuer);

(e)     any representation or warranty made by the Issuer under this Master Indenture and any Series Supplement or any other Operative Agreement to which it is a party or certificate delivered by it shall prove to be untrue or incorrect in any material respect when made, and such untruth or incorrectness, if curable, shall continue unremedied for a period of thirty (30) days or more after written notice thereof has been given to the Issuer (provided that if such untruth or incorrectness is capable of remedy and the Administrator has promptly provided the Indenture Trustee with a certificate stating that the Issuer has commenced, or will promptly commence, and diligently pursue all reasonable efforts to remedy such untruth or incorrectness, then such period of time shall be extended so long as the Issuer is diligently pursuing such remedy but in any event no longer than sixty (60) days after the date such written notice was given to the Issuer);

(f)     a court having jurisdiction in respect of the Issuer enters a decree or order for (i) relief in respect of the Issuer under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect; (ii) appointment of a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official of the Issuer; or (iii) the winding up or liquidation of the affairs of the Issuer and, in each case, such decree or order shall remain unstayed or such writ or other process shall not have been stayed or dismissed within sixty (60) days from entry thereof;

     (g)     the Issuer (i) commences a voluntary case under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or consents to the entry of an order for relief in any involuntary case under any such law; (ii) consents to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official of the Issuer or for all or substantially all of the property and assets of the Issuer; or (iii) effects any general assignment for the benefit of creditors, admits in writing its inability to pay its debts generally as they come due, voluntarily suspends payment of its obligations or becomes insolvent;

(h)     a judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Issuer and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 4.01(h) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer (subject to customary deductible or co-payment) covering payment thereof and (y) such insurer, which shall be rated at least “A-” by A.M. Best Company or any similar successor entity (or a comparable rating by a nationally or internationally recognized rating group of comparable stature), has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order;

(i)     the Issuer is required to register as an investment company under the Investment Company Act of 1940, as amended;

(j)     the Issuer shall have asserted that this Master Indenture or any of the other Operative Agreements to which it is a party is not valid and binding on the parties thereto or any court, governmental authority or agency having jurisdiction over any of the parties to the Master Indenture or such other Operative Agreement shall find or rule that any material provision of any of such agreements is not valid or binding on the parties thereto;

(k)     the Indenture Trustee, acting at the Direction of a Requisite Majority, shall have elected to remove the Servicer as a result of a Servicer Termination Event (or to remove the Administrator in accordance with the provisions of the Administrative Services Agreement providing for such rights of removal), and a replacement Servicer (or Administrator, as the case may be) shall not have assumed the duties of the Servicer (or Administrator, as the case may be) within one hundred eighty (180) days after the date of such election;

(l)     written notice is provided by the Indenture Trustee, acting at the direction of a Requisite Majority, that as of any Payment Date, the Outstanding Principal Balance of the Equipment Notes exceeds the Aggregate Adjusted Borrowing Value as of such date (and giving effect to repayments of principal to occur on such date);

(m)     TILC (or any successor thereto in its capacity as Servicer) shall have defaulted in any material respect in the performance of any of its obligations under the Marks Servicing Agreement or a default giving rise to a right to take remedial action shall occur under Section 6(a) of the Account Administration Agreement, and, in each case, the Issuer shall have failed to exercise its rights thereunder in respect of such default for a period of thirty (30) days after receipt by the Issuer of written notice from the Indenture Trustee, demanding that such action be taken;

(n)     an Insurance Manager Default shall have occurred and be continuing under the Insurance Agreement, and the Issuer shall have failed to exercise its rights under the Insurance Agreement in respect of such Insurance Manager Default for a period of thirty (30) days after receipt by the Issuer of written notice from the Indenture Trustee, demanding that such action be taken; and

(o)     the Issuer shall have defaulted in any material respect in the performance of any of its covenants and agreements contained in Section 5.03(a) and such default shall continue unremedied for a period of thirty (30) days.

Section 4.02     Remedies Upon Event of Default.

(a)     Upon the occurrence of an Event of Default of the type described in Section 4.01(f) or 4.01(g), the Outstanding Principal Balance of, and accrued interest on, all Series of Notes, together with all other amounts then due and owing to the Noteholders, shall become immediately due and payable without further action by any Person. If any other Event of Default occurs and is continuing, then the Indenture Trustee, acting at the Direction of the Requisite Majority, may declare the principal of and accrued interest on all Notes then Outstanding to be due and payable immediately, by written notice to the Issuer, the Servicer, the Hedge Providers, the Liquidity Facility Providers and the Administrator (a “Default Notice”), and upon any such declaration such principal and accrued interest shall become immediately due and payable. At any time after the Indenture Trustee has declared the Outstanding Principal Balance of the Notes to be due and payable and prior to the exercise of any other remedies pursuant to this Master Indenture, the Indenture Trustee (at the Direction of the Requisite Majority), by written notice to the Issuer, the Servicer and the Administrator may, except in the case of (i) a default in the deposit or distribution of any payment required to be made on the Notes, (ii) a payment default on the Notes or (iii) a default in respect of any covenant or provision of this Master Indenture that cannot by the terms hereof be modified or amended without the consent of each Noteholder affected thereby, rescind and annul such declaration and thereby annul its consequences, if (1) there has been paid to or deposited with the Indenture Trustee an amount sufficient to pay all overdue installments of interest on the Notes, and the principal of and premium, if any, on the Notes that would have become due otherwise than by such declaration of acceleration, (2) the rescission would not conflict with any judgment or decree, and (3) all other defaults and Events of Default, other than nonpayment of interest and principal on the Notes that have become due solely because of such acceleration, have been cured or waived.

(b)     If an Event of Default shall occur and be continuing, the Indenture Trustee may, and shall, if given a Direction in writing by the Requisite Majority, do any or all of the following, provided that the Indenture Trustee shall dispose of the Portfolio Railcars only if it has received a Collateral Liquidation Notice:

(i)     Institute any Proceedings, in its own name and as trustee of an express trust, for the collection of all amounts then due and payable on the Notes or under this Master Indenture or the related Series Supplement with respect thereto, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Collateral and any other assets of the Issuer any moneys adjudged due;

(ii)     Subject to the quiet enjoyment rights of any Lessee of a Portfolio Railcar, conduct proceedings to sell, hold or lease the Collateral or any portion thereof or rights or interest therein, at one or more public or private transactions conducted in any manner permitted by law; provided that, the Indenture Trustee shall incur no liability as a result of the sale of the Collateral or any part thereof at any sale pursuant to this Section 4.02 conducted in a commercially reasonable manner, and the Issuer hereby waives any claims against the Indenture Trustee arising by reason of the fact that the price at which the Collateral may have been sold at such sale was less than the price that might have been obtained, even if the Indenture Trustee accepts the first offer received and does not offer the Collateral to more than one offeree;

(iii)     Institute any Proceedings from time to time for the complete or partial foreclosure of the Encumbrance created by this Master Indenture with respect to the Collateral;

(iv)     Institute such other appropriate Proceedings to protect and enforce any other rights, whether for the specific enforcement of any covenant or agreement in this Master Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy;

(v)     Exercise any remedies of a secured party under the UCC or any Applicable Law and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee or the Noteholders under this Master Indenture and any Series Supplement;

(vi)     Appoint a receiver or a manager over the Issuer or its assets; and

(vii)     Exercise its rights under Section 3.03.

(c)     If the Notes have been declared due and payable following an Event of Default, any money collected by the Indenture Trustee pursuant to this Master Indenture or otherwise, and any moneys that may then be held or thereafter received by the Indenture Trustee, shall be applied to the extent permitted by law in the following order, at the date or dates fixed by the Indenture Trustee;

(i)    First, to the payment of all costs and expenses of collection incurred by the Indenture Trustee (including the reasonable fees and expenses of any counsel to the Indenture Trustee), and all other amounts due the Indenture Trustee under this Master Indenture and any Series Supplement; and

(ii)     Second, as set forth in the applicable provision of the Flow of Funds.

(d)     The Indenture Trustee shall provide each Rating Agency with a copy of any Default Notice it receives or delivers pursuant to this Master Indenture. Within thirty (30) days after the occurrence of an Event of Default in respect of any Series of Notes, the Indenture Trustee shall give notice to the Noteholders of each Series of Notes of all uncured or unwaived Defaults actually known to a Responsible Officer of the Indenture Trustee on such date; provided that the Indenture Trustee may withhold such notice with respect to a Default (other than a payment default with respect to interest, principal or premium, if any) if it determines in good faith that withholding such notice is in the interest of the affected Noteholders.

(e)     The Issuer hereby agrees that if an Event of Default shall have occurred and is continuing, the Indenture Trustee and any permitted delegee thereof are hereby irrevocably authorized and empowered to act as the attorney-in-fact for the Issuer with respect to the giving of any instructions or notices under this Master Indenture.

(f)     If an Event of Default shall have occurred and is continuing, upon the written Direction of the Requisite Majority, the Indenture Trustee shall render an accounting of the current balance of each Indenture Account, and shall direct the Account Collateral Agent to render an accounting of the current balance of the Customer Payment Account.

(g)     If an Event of Default shall have occurred and is continuing, and only in such event, upon the written Direction of the Requisite Majority, the Indenture Trustee shall be authorized to take any and all actions and to exercise any and all rights, remedies and options which it may have under this Master Indenture (which rights and remedies shall include the right to direct the withdrawal and disposition of amounts on deposit in the Indenture Accounts and the deposit thereof in the Collections Account, other than amounts on deposit in Series Accounts) and which the Requisite Majority directs it to take in writing under this Master Indenture, including realization and foreclosure on the Collateral.

(h)     The Indenture Trustee may after the occurrence of and during the continuance of an Event of Default exercise any and all rights and remedies of the Issuer under or in connection with the Assigned Agreements (including, without limitation, the Servicing Agreement and any successor agreement therefor) and otherwise in respect of the Collateral, including, without limitation, any and all rights of the Issuer to demand or otherwise require payment of any amount under, or performance of any provision of, any Assigned Agreement. In addition, after the occurrence of and during the continuance of an Event of Default, upon the Direction of the Requisite Majority, the Indenture Trustee may exercise all rights of the “lessor” under Leases related to Portfolio Railcars, including, without limitation, the right to direct the applicable Lessees to make rental payments to such account as the Indenture Trustee shall specify, for application to the Collections Account and upon a Servicer Default, or a Servicer Replacement Event (as defined in the Servicing Agreement) in respect of which the Servicer has been replaced, and in each case upon the Direction of the Requisite Majority, the Indenture Trustee may exercise the right of the “lessor” to direct the applicable Lessees to make rental payments to such account as the Indenture Trustee shall specify, for application to the Collections Account.

(i)     If at any time within such period, the Issuer shall commence a voluntary winding-up or other voluntary case or other proceeding under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction seeking liquidation, reorganization or other relief with respect to the Issuer or the Issuer’s debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of an administrator, a trustee, receiver, liquidator, custodian or other similar official of the Issuer or any substantial part of its property or if the Issuer shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Issuer, or making a general assignment for the benefit of any creditor of the Issuer under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction, the Indenture Trustee shall continue to retain such Security Interest until otherwise directed by the Requisite Majority and such Security Interest shall be deemed to have continued to have been held as security for the payment and discharge to the Indenture Trustee of all Secured Obligations.

Section 4.03     Limitation on Suits. No Noteholder shall have any right to institute any proceeding, judicial or otherwise, with respect to this Master Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)     such Noteholder holds Notes of the Senior Class and has previously given written notice to the Indenture Trustee of a continuing Event of Default;

(b)     the Noteholders of at least 25% of the aggregate Outstanding Principal Balance of the Senior Class give a written Direction to the Indenture Trustee to pursue a remedy hereunder;

(c)     such Noteholder or Noteholders offer to the Indenture Trustee an indemnity reasonably satisfactory to the Indenture Trustee against any costs, expenses and liabilities to be incurred in complying with such request;

(d)     the Indenture Trustee does not comply with such request within sixty (60) days after receipt of the request and the offer of indemnity; and

(e)     during such sixty (60) day period, a Requisite Majority does not give the Indenture Trustee a Direction inconsistent with such request.

No one or more Noteholders may use this Master Indenture to affect, disturb or prejudice the rights of another Noteholder or to obtain or seek to obtain any preference or priority not otherwise created by this Master Indenture and the terms of the Notes over any other Noteholder or to enforce any right under this Master Indenture and a related Series Supplement, except in the manner herein provided.

Section 4.04     Waiver of Existing Defaults.

(a)     The Indenture Trustee acting at the Direction of the Requisite Majority shall waive any existing Default or Event of Default hereunder and its consequences, except any waiver in respect of a covenant or provision hereof which, pursuant to Section 9.02(a), cannot be modified or amended without the consent of such Persons as are required to amend such covenant or provision in addition to the consent of the Requisite Majority.

(b)     Upon any waiver made in accordance with Section 4.04(a), such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Master Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. Each such notice of waiver shall also be notified to each Rating Agency.

(c)     Any written waiver of a Default or an Event of Default given by Noteholders of the Notes to the Indenture Trustee and the Issuer in accordance with the terms of this Master Indenture shall be binding upon the Indenture Trustee and the other parties hereto. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the Default or Event of Default so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

Section 4.05     Restoration of Rights and Remedies. If the Indenture Trustee or any Secured Party has instituted any proceeding to enforce any right or remedy that it has, if any, under this Master Indenture and any Series Supplement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Indenture Trustee or such Secured Party, then in every such case the Issuer, the Indenture Trustee and each such Secured Party shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Indenture Trustee and each such Secured Party shall continue as though no such proceeding has been instituted.

Section 4.06     Remedies Cumulative. Each and every right, power and remedy herein given to the Indenture Trustee (or the Control Parties or the Requisite Majority), the Hedge Providers, the Liquidity Facility Providers and the other Secured Parties, if applicable, specifically or otherwise in this Master Indenture shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Indenture Trustee (or the Control Parties or the Requisite Majority), the Hedge Providers, the Liquidity Facility Providers and the other Secured Parties, if applicable, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Indenture Trustee (or the Control Parties or the

Requisite Majority), a Hedge Provider, a Liquidity Facility Provider or any other Secured Party, if applicable, in the exercise of any such right, remedy or power or in the pursuance of any such remedy shall impair any such right, power or remedy or be construed to be a waiver of any Default on the part of the Issuer or to be an acquiescence.

Section 4.07     Authority of Courts Not Required. The parties hereto agree that, to the greatest extent permitted by law, the Indenture Trustee shall not be obliged or required to seek or obtain the authority of, or any judgment or order of, the courts of any jurisdiction in order to exercise any of its rights, powers and remedies under this Master Indenture and any Series Supplement, and the parties hereby waive any such requirement to the greatest extent permitted by law.

Section 4.08     Rights of Noteholders to Receive Payment. Notwithstanding any other provision of this Master Indenture, the right of any Noteholder to receive payment of interest on, principal of, or premium, if any, on the Notes on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Noteholder.

Section 4.09     Indenture Trustee May File Proofs of Claim. The Indenture Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee and of any Noteholder allowed in any judicial proceedings relating to the Issuer, its creditors or its property.

Section 4.10     Undertaking for Costs. All parties to this Master Indenture agree, and each Noteholder by its acceptance thereof shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Master Indenture and any Series Supplement or in any suit against the Indenture Trustee for any action taken or omitted by it as Indenture Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defense made by the party litigant. This Section 4.10 does not apply to a suit instituted by the Indenture Trustee, a suit instituted by any Noteholder for the enforcement of the payment of interest, principal, or premium, if any, on the Notes on or after the respective due dates expressed in such Notes, or a suit by a Noteholder or Noteholders of more than 10% of the Outstanding Principal Balance of any Series of Notes (exclusive of Notes or interests therein held by any Issuer Group Member).

Section 4.11     Purchase Right of Class B Noteholders. Each Noteholder of a Class B Equipment Note (other than any Class B Equipment Note held by the Issuer or an Affiliate of the Issuer) will have the right (the “Class B Purchase Right”) on any date occurring on or after the date of the occurrence of an Event of Default that is continuing as of the date of purchase, upon at least twenty (20) days’ written notice to the Indenture Trustee (with a copy to the Issuer), to purchase all, but not less than all, of the Class A Equipment Notes of all Outstanding Series for a purchase price equal to the aggregate Outstanding Principal Balance of all such Class A Equipment Notes, plus accrued and unpaid interest (at the applicable rate of interest for the related sub-class of Class A Equipment Notes) on such Outstanding Principal Balance together with any Additional Interest due and payable to the Noteholders of the Class A Equipment Notes (any such principal and interest in respect of any such sub-class of Class A Equipment Notes and Additional Interest, the “Class B Purchase Right Outstanding Priority Balance”); provided that (i) if prior to the end of such twenty (20) day period any other Noteholder of a Class B Equipment Note (other than any Class B Equipment Note held by the Issuer or an Affiliate of the Issuer) notifies such purchasing Noteholder of a Class B Equipment Note that such other Noteholder of a Class B Equipment Note wants to participate in such purchase, then such other Noteholder of a Class B Equipment Note may join with the purchasing Noteholder of a Class B Equipment Note (any such purchasing Noteholders of a Class B Equipment Note shall be collectively referred to as the “Class B Purchasers”) in exercising the Class B Purchase Right and (ii) if prior to the end of such twenty (20) day period any other Noteholder of a Class B Equipment Note fails to notify the Class B Purchasers of such other Noteholder of a Class B Equipment Note’s desire to participate in such a purchase, then such other Noteholder of a Class B Equipment Note designated shall lose its right to purchase the Class A Equipment Notes of all Outstanding Series. As a condition precedent to such purchase, all interest and principal amounts due and payable to the Liquidity Facility Providers will have been paid in full by such Class B Purchasers and all Liquidity Facilities shall have been terminated or cancelled in full. Upon receipt of any such notice, the Administrator will calculate the then Class B Purchase Right Outstanding Priority Balance. Payment of the Class B Purchase Right Outstanding Priority Balance will in each case be made ratably by each Class B Purchaser based on the ratio of the Outstanding Principal Balance of the Class B Equipment Notes held by such Class B Purchaser to the Outstanding Principal Balance of the Class B Equipment Notes held by all Class B Purchasers. Following all Class B Purchaser’s payment of their portion of the Class B Purchase Right Outstanding Priority Balance, each applicable Class B Purchaser shall be the Noteholder of the applicable Class A Equipment Notes and shall be entitled to all rights and interests to which a Noteholder of the Class A Equipment Notes would be entitled.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.01     Representations and Warranties. The Issuer represents and warrants to the Indenture Trustee as of each Closing Date, and each Delivery Date, as follows:

(a)     Due Organization.

(i)     The Issuer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, is duly licensed or qualified and in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its ability to carry on its business as now conducted or to enter into and perform its obligations under the Issuer Documents and the Operative Agreements to which the Issuer is a party, has the organizational power and authority to carry on its business as now conducted, has the requisite organizational power and authority to execute, deliver and perform its obligations under the Issuer Documents and the Operative Agreements to which the Issuer is a party.

(ii)     Each of the LLC Agreement and each other organizational document of the Issuer has been duly executed and delivered by each party thereto and constitutes a legal, valid and binding obligation of each such party enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

(iii)     Since the date of formation of the Issuer, the Issuer has not conducted business under any other name and does not have any trade names, or “doing business under” or “doing business as” names. The Issuer has not reorganized in any jurisdiction (whether the United States, any state therein, the District of Columbia, Puerto Rico, Guam or any possession or territory of the United States, or any foreign country or state) other than the State of Delaware.

(b)     Special Purpose Status. The Issuer has not engaged in any activities since its organization (other than those incidental to its organization and other appropriate limited liability company steps and arrangements for the payment of fees to, and director’s and officer’s insurance for, its member, special member and manager), the execution of the Issuer Documents and the Operative Agreements to which it is a party and the activities referred to in or contemplated by such agreements.

(c)     Non-Contravention. The Issuer’s acquisition of Railcars pursuant to an Asset Transfer Agreement, the other transactions contemplated by each Asset Transfer Agreement, the creation of the Notes and the issuance, execution and delivery of, and the compliance by the Issuer with the terms of each of the Operative Agreements and the Notes:

(i)     do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, the constitutional documents of the Issuer or with any existing law, rule or regulation applying to or affecting the Issuer or any judgment, order or decree of any government, governmental body or court having jurisdiction over Issuer;

(ii)     do not infringe the terms of, or constitute a default under, any deed, indenture, agreement or other instrument or obligation to which the Issuer is a party or by it or its assets, property or revenues are bound; and

(iii)     do not constitute a default by the Issuer under, or result in the creation of any Encumbrance (except for Permitted Encumbrances of the type described in clause (i), (ii) or (v) of the definition thereof) upon the property of the Issuer under its organizational documents or any indenture, mortgage, contract or other agreement or instrument to which the Issuer is a party or by which the Issuer or any of its properties may be bound or affected.

(d)     Due Authorization. The Issuer’s acquisition of Railcars pursuant to an Asset Transfer Agreement, the other transactions contemplated by each Asset Transfer Agreement, the creation, execution and issuance of the Notes, the execution and issue or delivery by the Issuer of the Operative Agreements executed by it and the performance by it of its obligations hereunder and thereunder and the arrangements contemplated hereby and thereby to be performed by it have been duly authorized by all necessary limited liability company action of the Issuer.

(e)     Validity and Enforceability. This Master Indenture constitutes, and the Operative Agreements, when executed and delivered and, in the case of the Notes, when issued and authenticated, will constitute valid, legally binding and (subject to general equitable principles, insolvency, liquidation, reorganization and other laws of general application relating to creditors’ rights or claims or to laws of prescription or the concepts of materiality, reasonableness, good faith and fair dealing) enforceable obligations of the Issuer.

(f)     No Event of Default or Early Amortization Event. No Event of Default or Early Amortization Event has occurred and is continuing and no event has occurred that with the passage of time or notice or both would become an Event of Default or Early Amortization Event.

(g)     No Encumbrances. Subject to the Security Interests created in favor of the Indenture Trustee and the Flow of Funds, and except for Permitted Encumbrances, there exists no Encumbrance over the assets of the Issuer that ranks prior to or pari passu with the obligation to make payments on the Notes.

(h)     No Consents. No consent, approval or authorization of, or filing, registration or qualification with, or the giving of notice to, any trustee or any holder of indebtedness of the Issuer or any governmental authority on the part of the Issuer is required in the United States, Canada or Mexico (subject to the proviso set forth below) in connection with the execution and delivery by the Issuer of the Operative Agreements to which the Issuer is a party or in order for the Issuer to perform its obligations thereunder in accordance with the terms thereof, other than: (i) notices required to be filed with the STB and the Registrar General of Canada, which notices shall have been filed on the applicable Closing Date, (ii) as may be required under existing laws, ordinances, governmental rules and regulations to be obtained, given, accomplished or renewed at any time after the applicable Closing Date in connection with the operation and maintenance of the Portfolio Railcars and in accordance with the Operative Agreements that are routine in nature and are not normally applied for prior to the time they are required, and which the Issuer has no reason to believe will not be timely obtained, (iii) as may be required under the Operative Agreements in consequence of any transfer of ownership of the Portfolio Railcars and (iv) filing and recording to perfect the Security Interests under this Master Indenture and any Series Supplement as required hereunder; provided, that the parties hereto agree that the Issuer shall not be required to make any such filings or recordings in Mexico or under any Provincial Personal Property Security Act or other non-federal legislation in Canada.

(i)     No Litigation. There is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of the Issuer, threatened against or affecting the Issuer, before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Master Indenture (including the Exhibits and Schedules attached hereto) and/or the Operative Agreements.

(j)     Employees, Subsidiaries. The Issuer has no employees. The Issuer has no Subsidiaries.

(k)     Ownership. The Issuer is the owner of the Collateral free from all Encumbrances and claims whatsoever other than Permitted Encumbrances.

(l)     No Filings. Under the laws of Delaware, Texas and New York (and including U.S. federal law) in force at the date hereof, it is not necessary or desirable that this Master Indenture or any Operative Agreement to which the Issuer is a party be filed, recorded or enrolled with any court or other authority in any such jurisdictions or that any material stamp, registration or similar tax be paid on or in relation to this Master Indenture or any of the other Operative Agreements (other than filings of UCC financing statements and with the STB and in Canada in respect of the Security Interests in the Portfolio Railcars).

(m)     Other Representations. The representations and warranties made by the Issuer in any of the other Operative Agreements are true and accurate as of the date made.

(n)     Other Regulations. The Issuer is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(o)     Insurance. The Portfolio Railcars described on each Delivery Schedule delivered from time to time under an Asset Transfer Agreement are, at the time of the related Conveyance to the Issuer, covered by the insurance required by Section 5.04(f) hereof, and all premiums due prior to the applicable Delivery Date in respect of such insurance shall have been paid in full and such insurance as of the applicable Delivery Date is in full force and effect.

(p)     No Event of Default or Total Loss. At the time of each Conveyance of Railcars under an Asset Transfer Agreement, (i) no Event of Default has occurred and is continuing, (ii) no Servicer Default (in the case of Conveyances other than on a Closing Date) or Servicer Termination Event (in the case of Conveyances on a Closing Date) has occurred and is continuing, (iii) to the knowledge of the Issuer, no Total Loss or event that, with the giving of notice, the passage of time or both, would constitute a Total Loss with respect to any of the Railcars so Conveyed, has occurred, and (iv) to the knowledge of the Issuer, no Railcar being Conveyed under an Asset Transfer

Agreement on such date has suffered damage or contamination which, in the Issuer’s reasonable judgment, makes repair uneconomic or renders such Railcar unfit for commercial use.

(q)     Beneficial Title. On each Delivery Date upon which a Conveyance occurs under an Asset Transfer Agreement, (i) the applicable Seller has, and shall pursuant to its related Bill of Sale have, conveyed all legal and beneficial title of the Issuer to such Railcars being so Conveyed free and clear of all Encumbrances (other than Permitted Encumbrances) and such Conveyance will not be void or voidable under any applicable law and (ii) the applicable Seller has assigned, and the Assignment and Assumption to be delivered on the related Delivery Date shall upon acceptance thereof by the Issuer assign, to the Issuer, all legal and beneficial title of such Seller to the related Leases, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Assignment and Assumption will not be void or voidable under any applicable law.

(r)     Nature of Business. The Issuer is not engaged in the business of extending credit for the purposes of purchasing or carrying margin stock, and no proceeds of the Notes will be used by the Issuer for a purpose which violates, or would be inconsistent with, Section 7 of the Securities Exchange Act of 1934, as amended, or Regulations T, U and X of the Federal Reserve System (terms for which meanings are provided in Regulations T, U and X of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, being used in this Section 5.01(r) with such meanings).

(s)     No Default under Organizational Documents. The Issuer is not in violation of any term of any of its organizational documents or in violation or breach of or in default under any other agreement, contract or instrument to which it is a party or by which it or any of its property may be bound.

(t)     Issuer Compliance. The Issuer is in compliance in all material respects with all laws, ordinances, governmental rules, regulations, orders, judgments, decrees, determinations and awards to which it is subject, and the Issuer has obtained all required licenses, permits, franchises and other governmental authorizations material to the conduct of its business.

(u)     Railcar Compliance; Autoracks. Each Railcar Conveyed on a Delivery Date, taken as a whole, and each major component thereof complies in all material respects with all applicable laws and regulations, all requirements of the manufacturer for maintaining in full force and effect any applicable warranties and the requirements, if any, of any applicable insurance policies, conforms with the specifications for such Railcar contained in the related Appraisal (to the extent a copy of such Appraisal or a relevant excerpt therefrom has been delivered to the Issuer) and is substantially complete such that it is ready and available to operate in commercial service and otherwise perform the function for which it was designed; and the railcar identification marks shown on the related Bill of Sale are the marks then used on the Portfolio Railcars set forth on such Bill of Sale. Each Portfolio Railcar that is an autorack qualifies for the National Reload Pool.

(v)     Taxes. On each Delivery Date upon which a Conveyance occurs under an Asset Transfer Agreement, all sales, use or transfer taxes, if any, due and payable upon the purchase of the Portfolio Railcars by the Issuer from the applicable Seller will have been paid or such transactions will then be exempt from any such taxes, and the Issuer will cause any required forms or reports in connection with such taxes to be filed in accordance with applicable laws and regulations.

(w)     Lease Terms. Except where a Railcar is being conveyed on a Closing Date and the related Series Supplement references this Section 5.01(w) and permits an exception hereto, each Railcar Conveyed on the relevant Delivery Date is subject to a Permitted Lease, which Lease (together with the other Leases that are or have been the subject of such Conveyances) contains rental and other terms which are no different, taken as a whole, from those for similar railcars in the Servicer’s Fleet.

(x)     Eligibility. Each Railcar described on its relevant Delivery Schedule constitutes an Eligible Railcar as of the date of its Conveyance to the Issuer.

(y)     Assignment of Leases. (i) Each Lease conveyed on the relevant Delivery Date is freely assignable from the applicable Seller to the Issuer and from the Issuer to any other Person (including, without limitation, any transferee in connection with the Indenture Trustee’s exercise of rights or remedies under this Master Indenture and any Series Supplement) or, if any such Lease is not freely assignable, then consents to such assignments determined by the Servicer in good faith to be sufficient for their intended purposes have been obtained prior to the relevant Delivery Date, (ii) no assignment described in this Section 5.01(y) is void or voidable or will result in a claim for damages or reduction in rental or other payments, in each case pursuant to the terms and conditions of any such Lease and (iii) no consent, approval or filing is required under such Lease in connection with the execution and delivery of the Operative Agreements.

(z)     Purchase Options. With respect to any Portfolio Railcars that are subject to a purchase option granted to the Lessee under the relevant Lease, such purchase option is exercisable by the applicable Lessee for a purchase price not less than (at the time of such purchase) the greater of (1) an appraiser’s estimate at Lease inception of fair market value at the time of potential exercise under the option provision, and (2) (A) one hundred five percent (105%) of the product of the Railcar Advance Rate and the Adjusted Value of the Portfolio Railcars subject to such purchase option, plus (B) one hundred five percent (105%) of the product of the Subordinated Railcar Advance Rate and the Adjusted Value of the Portfolio Railcars subject to such purchase option, plus (C) any Hedge Partial Termination Value that would be owed by the Issuer to Hedge Providers, if applicable, plus (D) an amount equal to any Redemption Premium that would be payable on the Equipment Notes if on the date such purchase option is exercised, an Optional Redemption of the applicable Equipment Notes would require the payment of a Redemption Premium (with such amount, if any, to be determined in the same manner as the Redemption Premium related to an Optional Redemption). Any such purchase option complying with each of the foregoing limitations referred to herein and in the other Operative Agreements as a “Permitted Purchase Option.”

(aa)     No Other Financing of Lease; Permitted Lease. After giving effect to the transfers contemplated under the Operative Agreements, (i) the Leases being Conveyed to the Issuer on any applicable Delivery Date (as evidenced by the Riders or Schedules with respect thereto) are not subject to and do not cover railcars financed in, any financing or securitization transaction other than to the extent constituting a Permitted Encumbrance and other than the transactions contemplated by the Operative Agreements and (ii) such Leases conform to the definition of Permitted Lease (provided that up to 5% of the aggregate number of Portfolio Railcars may be subject to a Lease other than a Permitted Lease).

(bb)     Concentration Limits. After giving effect to the Issuer’s acquisition of Railcars in connection with issuing a Series of Equipment Notes on the applicable Closing Date, the Portfolio complies with all Concentration Limits.

(cc)     Tax Status. As of the Initial Closing Date, the Issuer: (i) is classified as a disregarded entity for United States federal income tax purposes, and (ii) is not required to withhold on any distributions or allocations to its equity holders, as determined for U.S. federal income tax purposes, under Sections 1441, 1442, 1445, 1446, 1471 or 1472 of the Code.

Section 5.02     General Covenants. The Issuer covenants with the Indenture Trustee as follows:

(a)     No Release of Obligations. The Issuer will not take any action which would amend, terminate (other than any termination in connection with the replacement of such agreement on terms substantially no less favorable to the Issuer than the agreement being terminated) or discharge or prejudice the validity or effectiveness of this Master Indenture (other than as permitted herein) or any other Operative Agreement or permit any party to any such document to be released from such obligations, except that, in each case, as permitted or contemplated by the terms of such documents, and provided that, in any case, (i) the Issuer will not take any action which would result in any amendment or modification to any conflicts standard or duty of care in such agreements and (ii) there must be at all times an Administrator and a Servicer with respect to all Portfolio Railcars.

(b)     Encumbrances. The Issuer will not create, incur, assume or suffer to exist any Encumbrance on the Collateral other than: (i) any Permitted Encumbrance, and (ii) any other Encumbrance the validity or applicability of which is being contested in good faith in appropriate proceedings by any Issuer Group Member (and the proceedings related to such Encumbrance or the continued existence of such Encumbrance does not give rise to any reasonable likelihood of the sale, forfeiture or loss of the asset affected by such Encumbrance) and for which the Issuer maintains adequate cash reserves to pay such Encumbrance.

(c)     Indebtedness. The Issuer will not incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, whether present or future, Indebtedness, other than Indebtedness in respect of the Notes and Indebtedness under Liquidity Facilities and Hedge Agreements.

(d)     Restricted Payments. The Issuer will not (i) declare or pay any dividend or make any distribution on its Stock; provided that, so long as no Event of Default shall have occurred and be continuing and to the extent there are available funds therefor in the Collections Account on the applicable Payment Date, the Issuer may make payments on its limited liability company membership interests to the extent of the aggregate amount of distributions made to the Issuer pursuant to the Flow of Funds; (ii) purchase, redeem, retire or otherwise acquire for value any membership interest in the Issuer held by or on behalf of Persons other than any Permitted Holder; (iii) make any interest, principal or premium, if any, payment on the Notes or make any voluntary or optional repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer other than in accordance with the Notes and this Master Indenture or the Operative Agreements; provided that the Issuer may repurchase, defease or otherwise acquire or retire any of the Notes from a source other than from Collections (other than that portion of Collections that would otherwise be distributable to the Issuer in accordance with the Flow of Funds); or (iv) make any investments, other than Permitted Investments and investments permitted under Section 5.02(f).

The term “investment” for purposes of the above restriction shall mean any loan or advance to a Person, any purchase or other acquisition of any Stock or Indebtedness of such Person, any capital contribution to such Person or any other investment in such Person.

(e)     Limitation on Dividends and Other Payments. The Issuer will not create or otherwise suffer to exist any consensual limitation or restriction of any kind on the ability of the Issuer to declare or pay dividends or make any other distributions permitted by Applicable Law, other than pursuant to the Operative Agreements.

(f)     Business Activities. The Issuer will not engage in any business or activity other than:

(i)     purchasing or otherwise acquiring (subject to the limitations on acquisitions of Portfolio Railcars described below), owning, holding, converting, maintaining, modifying, managing, operating, leasing, re-leasing and (subject to the limitations on sales of Portfolio Railcars described below) selling or otherwise disposing of its Portfolio Railcars and entering into all contracts and engaging in all related activities incidental thereto, including from time to time accepting, exchanging, holding promissory notes, contingent payment obligations or equity interests of Lessees or their Affiliates issued in connection with the bankruptcy, reorganization or other similar process, or in settlement of delinquent obligations or obligations anticipated to be delinquent of such Lessees or their respective Affiliates in the ordinary course of business;

(ii)     financing or refinancing the business activities described in clause (i) of this Section 5.02(f) through the offer, sale and issuance of one or more Series of

Notes, upon such terms and conditions as the Issuer sees fit, subject to the limitations of this Master Indenture;

(iii)     purchasing, acquiring, surrendering and assigning policies of insurance and assurances with any insurance company or companies which the Issuer or the Insurance Manager determines to be necessary or appropriate to comply with this Master Indenture or the Insurance Agreement and to pay the premiums or the Issuer’s allocable portion thereon;

(iv)     entering into Liquidity Facilities;

(v)     engaging in currency and interest rate exchange transactions for the purposes of avoiding, reducing, minimizing, hedging against or otherwise managing the risk of any loss, cost, expense or liability arising, or which may arise, directly or indirectly, from any change or changes in any interest rate or currency exchange rate or in the price or value of the property or assets of the Issuer, upon such terms and conditions as the Issuer sees fit and within any limits and with any provisos specified in this Master Indenture or a Series Supplement, including but not limited to dealings, whether involving purchases, sales or otherwise, in foreign currency, spot and forward interest rate exchange contracts, forward interest rate agreements, caps, floors and collars, futures, options, swaps and any other currency, interest rate and other similar hedging arrangements and such other instruments as are similar to, or derivatives of, any of the foregoing, but in any event not for speculative purposes; and

(vi)     taking any action that is incidental to, or necessary to effect, any of the actions or activities set forth above.

(g)     Limitation on Consolidation, Merger and Transfer of Assets. The Issuer will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of its property and assets (as an entirety or substantially an entirety in one transaction or in a series of related transactions) to, any other Person, or permit any other Person to merge with or into the Issuer (any such consolidation, merger, sale, conveyance, transfer, lease or other disposition, a “Merger Transaction”), unless:

(i)     the resulting entity is a special purpose entity, the charter of which is substantially similar to the LLC Agreement, and, after such Merger Transaction, payments from such resulting entity to the Noteholders do not give rise to any withholding tax payments less favorable to the Noteholders than the amount of any withholding tax payments which would have been required had such Merger Transaction not occurred and such entity is not subject to taxation as a corporation or an association or a publicly traded partnership taxable as a corporation;

(ii)     (A) such Merger Transaction has been unanimously approved by the board of managers of the Issuer and (B) the surviving successor or transferee entity shall expressly assume all of the obligations of the Issuer in and under this Master Indenture and any Series Supplement, the Notes and each other Operative Agreement to which the Issuer is then a party (with the result that, in the case of a transfer only, the Issuer thereupon will be released);

(iii)     both before, and immediately after giving effect to such Merger Transaction, no violation of a Concentration Limit, Event of Default or Early Amortization Event shall have occurred and be continuing;

(iv)     each of (A) a Rating Agency Confirmation and (B) the consent of the Indenture Trustee (acting at the Direction of a Requisite Majority) has been obtained with respect to such Merger Transaction;

(v)     for U.S. Federal income tax purposes, such Merger Transaction does not result in the recognition of gain or loss by any Noteholder; and

(vi)     the Issuer delivers to the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that such Merger Transaction complies with the above criteria and, if applicable, Section 5.03(a) and that all conditions precedent provided for herein relating to such transaction have been complied with.

(h)     Limitation on Transactions with Affiliates. The Issuer will not, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Issuer, except upon fair and reasonable terms no less favorable to the Issuer than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate, provided, that the foregoing restriction does not limit or apply to the following:

(i)     any transaction in connection with the establishment of the Issuer, its initial capitalization and the acquisition of its initial Portfolio or pursuant to the terms of the Operative Agreements;

(ii)     the payment of reasonable and customary regular fees to, and the provision of reasonable and customary liability insurance in respect of, the managers/members of the Issuer;

(iii)     any payments on or with respect to the Notes or otherwise in accordance with the Flow of Funds;

(iv)     any acquisition of Additional Railcars or any Permitted Railcar Acquisition or Permitted Railcar Disposition complying with Section 5.03;

(v)     any payments of the types referred to in clause (i) or (ii) of Section 5.02(d) and not prohibited thereunder; or

(vi)     the sale of Portfolio Railcars as part of a single transaction providing for the redemption or defeasance of Notes in accordance with the terms of this Master Indenture.

(i)     Limitation on the Issuance, Delivery and Sale of Equity Interests. Except as expressly permitted by its LLC Agreement, the Issuer will not (1) issue, deliver or sell any Stock or (2) sell, directly or indirectly, or issue, deliver or sell, any Stock, except for the following:

(A)     issuances or sales of any additional membership interests to the Member (the “Permitted Holder”); or

(B)     contributions, including Capital Contributions, by the Permitted Holder of funds to the Issuer (x) with which to effect a redemption or discharge of the Notes upon any acceleration of the Notes or (y) as otherwise contemplated by this Master Indenture, an Asset Transfer Agreement or the LLC Agreement.

In accordance with the LLC Agreement, no issuance, delivery, sale, transfer or other disposition of any membership interest in the Issuer (or other interest in the Issuer treated as equity for U.S. federal income tax purposes) will be effective, and any such issuance, delivery, sale transfer or other disposition will be void ab initio, if it would result in the Issuer being classified as an association (or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes or if the Issuer would be required to withhold on any distributions or allocations to its equity holders under Sections 871, 881, 1441, 1442, 1445, 1446, 1471 or 1472 of the Code. In addition, any such issuance, delivery, sale, transfer or other disposition of any membership interest in the Issuer, other than to a Permitted Holder, will require Rating Agency Confirmation.

(j)     Bankruptcy and Insolvency.

(i)     The Issuer will promptly provide the Indenture Trustee and each Rating Agency with written notice of the institution of any proceeding by or against the Issuer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for all or for any substantial part of its property. The Issuer will not, without obtaining the prior written consent of the Requisite Majority (such consent not to be unreasonably withheld) as well as Rating Agency Confirmation, take any action to waive, repeal, amend, vary, supplement or otherwise modify the provision of its LLC Agreement which requires action or consent of its special member or limits actions of the Issuer with respect to voluntary insolvency proceedings or involuntary insolvency proceedings of the Issuer.

(ii)     The Issuer shall cause each party to any Operative Agreement, and each party to any other agreement to which the Issuer is a party that is incidental or related to any Operative Agreement, that in either such case renders the Issuer a debtor to such party, to covenant and agree that it shall not, prior to the date which is one year and one day (or if longer, the applicable preference period then in effect) after the payment in full of the Notes, acquiesce, petition or otherwise, directly or indirectly, invoke or cause the Issuer to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Issuer. This provision shall survive the termination of this Master Indenture.

(k)     Payment of Principal, Premium, if any, and Interest. The Issuer will duly and punctually pay the principal, premium, if any, and interest on the Notes in accordance with the terms of this Master Indenture, the applicable Series Supplements and the Notes.

(l)     Limitation on Employees. The Issuer will not employ or maintain any employees other than as required by any provisions of local law. Servicers, officers and directors of the Issuer shall not be deemed to be employees for purposes of this Section 5.02(l).

(m)     Delivery of Rule 144A Information. To permit compliance with Rule 144A in connection with offers and sales of Equipment Notes, the Issuer will promptly furnish upon request of a Noteholder of an Equipment Note to such Noteholder and a prospective purchaser designated by such Noteholder, the information required to be delivered under Rule 144A(d)(4) if at the time of such request the Issuer is not a reporting company under Section 13 or Section 15(d) of the Exchange Act.

(n)     Administrator. If at any time there is not a Person acting as Administrator, the Issuer shall promptly appoint a qualified Person to perform any duties under this Master Indenture and any Series Supplement that the Administrator is obligated to perform until a replacement Administrator assumes the duties of the Administrator.

(o)     Ratings of Notes. For so long as any Notes are Outstanding, the Issuer shall pay all fees of the applicable Rating Agency and shall respond to reasonable requests for information from the applicable Rating Agency from time to time in order to permit the applicable Rating Agency to maintain a rating with respect to the applicable Series of Notes or Class thereof.

(p)     Tax Covenants of the Issuer. The Issuer (i) shall not elect or agree to elect to be classified as an association taxable as a corporation for United States federal income tax or any State income or franchise tax purposes and (ii) shall maintain classification as a disregarded entity or partnership (other than a publicly traded partnership taxable as a corporation) whose sole member(s) are “United States persons” within the meaning of Section 7701(a)(30) of the Code for such purposes. In the event the Issuer is classified as a partnership for United States federal income tax purposes, for any taxable years for which Section 6221 through 6241 of the Code apply to the Issuer, then the Issuer shall timely make, to the extent legally eligible to do so, an election under Section 6221(b) or Section 6226(a) of the Code (or any similar election available pursuant to Treasury Regulations under Section 6221 through 6241 of the Code at such time) with respect to determinations of adjustments at the partnership level.

(q)     Separate Entity Characteristics. The Issuer shall at all times:

(i)     not commingle its assets with those of any Person, including any Affiliate, except with respect to the Marks and the Customer Payment Account and as may occur from time to time due to misdirected payments;

(ii)     conduct its business separate from any direct or ultimate parent of the Issuer;

(iii)     maintain financial statements susceptible to audit, separate from those of any other Person showing its assets and liabilities separate and apart from those of any other Person (it being acknowledged however that nothing herein restricts TILC, Trinity or any of their Affiliates from consolidating the Issuer into any consolidated financial statements they prepare; provided that the Issuer is shown as a separate legal entity);

(iv)     pay its own expenses and liabilities and pay the salaries of its own employees, if any, only from its own funds;

(v)     maintain an “arm’s-length relationship” with its Affiliates, except as permitted by the Operative Agreements;

(vi)     except as contemplated by the Equipment Note Purchase Agreement or the Subordinated Note Purchase Agreement, not guarantee or become obligated for the debts of any other Person and not hold out its credit as being available to satisfy the debts or any other obligations of any other Person;

(vii)     hold itself out as a separate and distinct entity from any other Person (except as otherwise required by applicable tax law, to the extent the Issuer is a disregarded entity for U.S. federal income tax purposes);

(viii)     observe all limited liability company and other organizational formalities required by the law of its jurisdiction of formation;

(ix)     not acquire obligations or securities of any Person, except Permitted Investments and as otherwise contemplated in the Operative Agreements;

(x)     allocate fairly and reasonably any overhead expenses shared with any other Person, if any;

(xi)     except for the Security Interests and Permitted Encumbrances, not pledge its assets for the benefit of any other Person or make any loans or advances to any

Person except to the extent permitted by the Operative Agreements (but the Issuer may extend or forbear obligations of any Lessees under the related Leases in the ordinary course of business and in accordance with the provisions of the Servicing Agreement);

(xii)     correct any known misunderstanding regarding its separate identity from other Persons;

(xiii)     maintain adequate capital in light of its contemplated business operations;

(xiv)     maintain books and records (in accordance with generally accepted accounting principles in the United States) separate from any other Person at its principal office which show a true and accurate record in United States dollars of all business transactions arising out of and in connection with the conduct of the Issuer and the operation of its business in sufficient detail to allow preparation of tax returns required to be prepared and the maintenance of the Indenture Accounts;

(xv)     maintain bank and other accounts (other than the Indenture Accounts), if any, separate from any other Person;

(xvi)     conduct its business in its own name; and

(xvii)     not take any actions that would be inconsistent with maintaining the separate legal identity of the Issuer.

Section 5.03     Portfolio Covenants. The Issuer covenants with the Indenture Trustee as follows:

(a)     Railcar Dispositions. Except as described in the Granting Clause with respect to the redemption in whole of a Series of Equipment Notes, the Issuer will not sell, transfer or otherwise dispose of any Railcar or any interest therein, except that the Issuer may sell, transfer or otherwise dispose of or part with possession of (i) any Parts, or (ii) one or more Portfolio Railcars, as follows (any such sale, transfer or disposition described in clause (i), (ii), (iii), (iv) or (v) of this Section 5.03(a), a “Permitted Railcar Disposition”):

(i)     A Railcar Disposition pursuant to a Permitted Purchase Option (a “Purchase Option Disposition”);

(ii)     A Railcar Disposition pursuant to receipt of insurance or other third party proceeds in connection with the Total Loss of a Portfolio Railcar (and any consequent later sale of such affected Railcar for scrap or salvage value) (an “Involuntary Railcar Disposition”); or

(iii)     A Railcar Disposition in the ordinary course of business (other than a Railcar Disposition as a result of a Total Loss, a Scrap Value Disposition or a

Purchase Option Disposition) so long as the following conditions are complied with (a “Permitted Discretionary Sale”):

(A)     At the time of such Railcar Disposition, no Event of Default or Early Amortization Event shall have occurred and then be continuing.

(B)     The Issuer (or the Servicer on its behalf) prior to such Railcar Disposition, as evidenced by an Officer’s Certificate to be delivered to the Indenture Trustee, shall have identified, or have agreed to use commercially reasonable efforts to identify, replacement Railcars for the Issuer to purchase meeting the criteria set forth in clauses (1) through (3) of clause (C) below (Railcars meeting such criteria, “Qualifying Replacement Railcars”), with such purchase expected to be made within 30 days of the date of the discretionary sale.

(C)     Such Railcars

(1)     must be of comparable remaining economic useful life to the Portfolio Railcars being sold,

(2)     must have an Appraisal showing an Initial Appraised Value, and

(3)     except as contemplated by clause (D)(4) below, must be under Lease with a remaining Lease term at least equal to two-thirds of the remaining Lease term of the Portfolio Railcars being sold.

(D)     With respect to the Portfolio Railcars to be sold pursuant to a Permitted Discretionary Sale (such Portfolio Railcars being referred to below as the “Sold Railcars”), each of the following conditions shall have been satisfied and the Indenture Trustee shall have received an Officer’s Certificate of the Issuer (or the Servicer on its behalf) certifying as to the satisfaction of such conditions:

(1)     The Sold Railcars must be purchased from the Issuer by a third party or, if the Sold Railcars are purchased by an Issuer Group Member the sum of (a) the aggregate sum of the Initial Appraised Value of all Sold Railcars that any Issuer Group Member has purchased from the Issuer and (b) the aggregate Initial Appraisal Value of all Portfolio Railcars to be purchased by any Issuer Group Member from the Issuer does not exceed twenty-five percent (25%) of the highest aggregate Initial Appraisal Value of all Portfolio Railcars held by the Issuer of any particular time up to the related date of sale.

(2)     The Net Disposition Proceeds realized in such sale must be at least (a) one hundred five percent (105%) of the product of the Railcar Advance Rate and the Adjusted Value of such Sold Railcars, plus (b) one hundred five percent (105%) of the product of the Subordinated Railcar Advance Rate and the Adjusted Value of such Sold Railcars, plus

(c) the amount of any Hedge Partial Termination Value that would be owed by the Issuer to a Hedge Provider, if applicable, plus (d) an amount equal to any Redemption Premium that would be payable on the applicable Equipment Notes if on the applicable Payment Date, such Net Disposition Proceeds were applied, an Optional Redemption of the applicable Equipment Notes would require payment of a Redemption Premium (with such amount, if owing, to be determined in the same manner as the Redemption Premium related to an Optional Redemption).

(3)     The Sold Railcars that were under Lease at the time of sale, if being replaced, must be replaced by Qualifying Replacement Railcars under Lease that generate at least the same amount of current monthly lease revenue and have a remaining Lease term at least equal to two-thirds of the remaining Lease term of such Sold Railcars.

(4)     The Sold Railcars that were not under Lease at the time of sale, if being replaced, must be replaced by Qualifying Replacement Railcars as to which, if not then under Lease, the Servicer has a reasonable, good faith expectation that such Qualifying Replacement Railcars will generate at least the same amount of monthly lease revenue (once placed under Lease) as the Servicer would have expected for the Sold Railcars.

(E)     The Net Disposition Proceeds must be (a) immediately applied toward the acquisition of Qualifying Replacement Railcars in Replacement Exchanges (to the extent such sale and acquisition occurs simultaneously) or (b) deposited into the Mandatory Replacement Account.

(F)     Such Railcar Disposition, after giving effect to the expected reinvestment, will not directly cause noncompliance with any Concentration Limit.

(G)     The Initial Appraised Value of the Qualifying Replacement Railcars acquired in connection with a Permitted Discretionary Sale must at least equal the Adjusted Value of the Sold Railcars at their time of sale (except to a de minimis extent).

(iv)     A Railcar Disposition, subject to compliance with the following conditions and the receipt by the Indenture Trustee of an Officer’s Certificate of the Issuer (or the Administrator on its behalf) certifying as to the satisfaction of such conditions (each such sale, a “Redemption Disposition”):

(A)     at the time of such sale, no Event of Default shall have occurred and then be continuing;

(B)     the sold Railcars must be purchased from the Issuer on arm’s-length terms, regardless of whether the same are purchased by a third party or an Issuer Group Member; provided that if the sold Railcars are purchased by an Issuer Group Member the sum of (a) the aggregate sum of the Initial Appraised Value of all Sold Railcars that any Issuer Group Member has purchased from the Issuer and (b) the aggregate Initial Appraised Value of all Portfolio Railcars to be purchased by any Issuer Group Member from the Issuer does not exceed twenty-five percent (25%) of the highest aggregate Initial Appraised Value of all Portfolio Railcars held by the Issuer of any particular time up to the related date of sale;

(C)     the Net Disposition Proceeds realized in such sale must be the greater of (x) the fair market value of such Railcars, and (y) an amount not less than (i) 105% of the product of the Railcar Advance Rate and the Adjusted Value of the Railcars subject to such sale, (ii) plus 105% of the product of the Subordinated Railcar Advance Rate and the Adjusted Value of the Railcars subject to such sale, (iii) plus the amount of any Hedge Partial Termination Value that would be owed by the Issuer to a Hedge Provider, if applicable, plus, in each case, an amount equal to any Redemption Premium that would be payable on the applicable Notes if on the applicable Payment Date, such sale proceeds were applied, an Optional Redemption of the applicable Notes would require payment of a Redemption Premium (with such amount, if owing, to be determined in the same manner as the Redemption Premium related to an Optional Redemption);

(D)     the Net Disposition Proceeds realized in such sale must be deposited into the Collections Account, to be applied to effect a partial redemption of the Notes as set forth below; and

(E)     such Railcar Dispositions, after giving effect to the expected reinvestment, will not directly cause noncompliance with any Concentration Limit.

(v)     A Railcar Disposition at the end of the useful life (determined by the Servicer or the Administrator) of a Portfolio Railcar or if the Servicer or the Administrator determines that any Required Modification to a Portfolio Railcar is impracticable (a “Scrap Value Disposition”).

(vi)     With respect to a Permitted Railcar Disposition constituting a Purchase Option Disposition or Involuntary Railcar Disposition, the Issuer will, if not electing to deposit such proceeds directly into the Collections Account, deposit the related Net Disposition Proceeds into the Optional Reinvestment Account for application, within the Replacement Period, to a purchase of Qualifying Replacement Railcars in a Replacement Exchange (as contemplated and provided in Section 3.05).

(vii)     With respect to a Permitted Railcar Disposition constituting a Redemption Disposition or a Scrap Value Disposition, the Issuer may not deposit the related Net Disposition Proceeds into the Optional Reinvestment Account for application to a purchase of a Qualifying Replacement Railcar but shall deposit such proceeds directly into the Collections Account.

(b)     Railcar Acquisitions. The Issuer will not purchase or otherwise acquire a Railcar (or an interest therein) other than the Railcars (or an interest therein) identified on a schedule to the Series Supplement for the Initial Notes, except that the Issuer will be permitted to:

(i) purchase or otherwise acquire, directly or indirectly, one or more Railcars constituting Qualifying Replacement Railcars in connection with any Replacement Exchange, and

(ii) acquire one or more additional Railcars pursuant to a Capital Contribution from the Member, so long as, in each case of clause (i) and (ii) (except as indicated below), each of the following requirements are satisfied on or prior to such purchase or other acquisition:

(A)     in the case of clause (i) only, no Event of Default or Early Amortization Event shall have occurred and be continuing or would directly result therefrom;

(B)     after giving effect to the acquisition, the Portfolio will comply with the Concentration Limits;

(C)     the Railcars being acquired have an Appraisal showing an Initial Appraised Value;

(D)     the Purchase Price for each such Railcar does not exceed its Initial Appraised Value;

(E)     except in connection with Railcars being acquired in a Replacement Exchange for Portfolio Railcars that were not subject to a Lease at the time of the disposition thereof by the Issuer, the Railcars being acquired are each subject to a Permitted Lease; and all actions (including the applicable UCC, STB or Registrar General of Canada filings) shall have been taken to cause the Railcars being assigned to be subject to a first priority security interest in favor of the Indenture Trustee for the benefit of the Secured Parties (provided that no such actions will be required to be taken in Mexico or under any Provincial Personal Property Security Act or other non-federal legislation in Canada); and

(F)     that the Railcars will be free and clear of Encumbrances other than Permitted Encumbrances; and

(iii) purchase or otherwise acquire additional Railcars in connection with the issuance of an Additional Series.

(c)     Permitted Railcar Acquisition. A Railcar acquisition by the Issuer complying with the provisions in subsection (b) immediately above constitutes a “Permitted Railcar Acquisition”. If two or more Railcars are being acquired in a

Permitted Railcar Acquisition, the foregoing requirements in subsection (b) will be determined on an aggregate basis.

(d)     Modification Payments and Capital Expenditures. The Issuer will not make any capital expenditures for the purpose of effecting any optional improvement or modification of any Portfolio Railcar or Parts outside of the ordinary course of business, except that the Issuer may make Optional Modifications and Required Modifications in its discretion and subject to the following limitations on the manner in which such Required Modifications and Optional Modifications may be funded:

(i)     Required Modifications may be funded out of the Expense Account in accordance with Section 3.06, from distributions to the Issuer from the Flow of Funds, or from Capital Contributions made in accordance with Section 3.17; and

(ii)     Optional Modifications may be funded from distributions to the Issuer pursuant to the Flow of Funds, or from Capital Contributions made in accordance with Section 3.17.

In the case of any Optional Modification, the Issuer prior to undertaking such Optional Modification shall have determined, based upon consultation with the Servicer, that the Optional Modification is not expected to decrease the marketability of the Portfolio Railcar as a result of the expenditure on such Optional Modification.

(e)     Leases.

(i)     The Issuer will not surrender possession of any Portfolio Railcar to any Person (other than the Servicer pursuant to the Servicing Agreement) other than for purposes of maintenance or overhaul or pursuant to a Permitted Lease or for storage purposes pending the Servicer’s procurement of a Permitted Lease thereon.

(ii)     The Issuer will, and will cause the Servicer in general to use its pro forma lease agreement or agreements approved by the Administrator, as such pro forma lease agreement or agreements may be revised for purposes of the Issuer specifically or generally from time to time by the Servicer in consultation with the Administrator (collectively, the “Pro Forma Lease”), for use by the Servicer on behalf of the Issuer as a starting point in the negotiation of Future Leases. However, with respect to any Future Lease entered into in connection with (x) the renewal or extension of a related Lease, (y) the leasing of a Portfolio Railcar to a Person that is or was a Lessee under a pre-existing Lease, or (z) the leasing of a Portfolio Railcar to a Person that is or was a Lessee under an operating lease of a Railcar that is being managed or serviced by the Servicer, a form of lease substantially similar to such pre-existing Lease or operating lease, as the case may be, may be used by the Servicer, in lieu of the Pro Forma Lease on behalf of the Issuer as a starting point in the negotiation of such Future Lease. The terms of the Pro Forma Lease may be revised from time to time by the Servicer, provided that any such revisions shall be consistent with a Lease originated thereunder being a Permitted Lease.

(f)     Concentration Limits. The Issuer will not sell, purchase, otherwise take any Affirmative Issuer Action that would result, immediately after giving effect to such action, in noncompliance with the Concentration Limits; provided, that the foregoing restriction shall not apply to the renewal by the Issuer of an Existing Lease. Also, the Issuer will not consummate a Permitted Discretionary Sale if the effect of such action is or would be to cause noncompliance with any Concentration Limit. For the avoidance of doubt, noncompliance with any Concentration Limit that results from the Total Loss of Portfolio Railcars shall not constitute a breach of this covenant. Notwithstanding the foregoing, where the merger or consolidation of one or more Lessees results in an aggregate Adjusted Value that exceeds the Customer Concentration Limitation, the Issuer will not be obligated to address such noncompliance, however, additional Portfolio Railcars leased to such Lessee may not be purchased by the Issuer unless, upon purchase, the Adjusted Value of the Issuers’ Portfolio Railcars leased to such individual Lessee will meet the applicable Customer Concentration Limitation.

Section 5.04     Operating Covenants. The Issuer covenants with the Indenture Trustee as follows, provided that any of the following covenants with respect to the Portfolio Railcars shall not be deemed to have been breached by virtue of any act or omission of a Lessee or sub-lessee, or of any Person which has possession of a Portfolio Railcar for the purpose of repairs, maintenance, modification or storage, or by virtue of any requisition, seizure, or confiscation of a Portfolio Railcar (other than seizure or confiscation arising from a breach by the Issuer of such covenant) (each, a “Third Party Event”), so long as (i) none of the Issuer, the Servicer or the Administrator has consented to such Third Party Event; and (ii) the Issuer (or the Servicer on its behalf) as the Lessor of such Portfolio Railcar promptly and diligently takes such commercially reasonable actions as a leading railcar operating lessor would reasonably take in respect of such Third Party Event, including, as deemed appropriate (taking into account, among other things, the laws of the jurisdiction in which such Portfolio Railcar is located or operated), seeking to compel such Lessee or other relevant Person to remedy such Third Party Event or seeking to repossess the relevant Portfolio Railcar:

(a)     Ownership. The Issuer will (i) on all occasions on which the ownership of each Portfolio Railcar is relevant, make it clear to third parties that title to the same is held by the Issuer, and (ii) not do, or knowingly permit to be done, or omit, or knowingly permit to be omitted, any act or thing which might reasonably be expected to jeopardize the rights of the Issuer as owner of each Portfolio Railcar, except as contemplated by the Operative Agreements.

(b)     Compliance with Law; Maintenance of Permits. The Issuer will (i) comply in all material respects with all Applicable Laws, (ii) obtain all material governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required for the use and operation of the Portfolio Railcars owned by it, (iii) not cause or knowingly permit, directly or indirectly, any Lessee to operate any Portfolio Railcar under any related Lease in any material respect contrary to any Applicable Law, and (iv) not knowingly permit, directly or indirectly, any Lessee not to obtain all material governmental (including regulatory) registrations, certificates, licenses, permits and authorizations required for such Lessee’s use and operation of any Portfolio Railcar under any related operating Lease; provided, however, that the

Issuer may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such Applicable Law with respect to the Portfolio Railcars in any manner that does not (i) materially interfere with the use, possession or operation of any of the Portfolio Railcars, (ii) materially adversely affect the rights or interests of the Issuer or the Indenture Trustee, on behalf of the Secured Parties, in any of the Portfolio Railcars, (iii) expose the Issuer or the Indenture Trustee to criminal sanctions or (iv) violate any maintenance requirements contained in any insurance policy required to be maintained by the Issuer if such violation could reasonably be expected to adversely affect the coverage under such insurance policy. The Issuer will promptly notify the Indenture Trustee in reasonable detail of any such contest.

(c)     Forfeiture. The Issuer will not do anything, and will not knowingly permit, directly or indirectly, any Lessee to do anything, which may reasonably be expected to expose any Portfolio Railcar to forfeiture, impoundment, detention, appropriation, damage or destruction (other than any forfeiture, impoundment, detention or appropriation which is being contested in good faith by appropriate proceedings) unless (i) adequate resources have been made available by the Issuer or the applicable Lessee for any payment which may arise or be required in connection with such forfeiture, impounding, detention or appropriation or proceedings taken in respect thereof, and (ii) such forfeiture, impounding, detention or appropriation or the continued existence thereof does not give rise to any material likelihood of the assets to which such forfeiture, impounding, detention or appropriation relates or any interest in such assets being sold, permanently forfeited or otherwise lost. In the event of a forfeiture, impoundment, detention or appropriation of such Portfolio Railcar not constituting a Total Loss, the Issuer will use all commercially reasonable efforts to obtain the prompt release of such Portfolio Railcar.

(d)     Maintenance of Assets. The Issuer will, with respect to each Portfolio Railcar under Lease, cause, directly or indirectly, such Portfolio Railcar to be maintained in a state of repair and condition consistent with the reasonable commercial practice of leading railcar operating lessors with respect to similar railcars under lease, taking into consideration, among other things, the identity of the relevant Lessee (including the credit standing and operating experience thereof), the age and condition of the Portfolio Railcar and the jurisdiction in which the Portfolio Railcar is or will be operated or in which the Lessee is based. In addition, the Issuer will, with respect to each Portfolio Railcar that is not subject to a Lease, maintain such Portfolio Railcar in a state of repair and condition consistent with the reasonable commercial practice of leading railcar operating lessors with respect to railcars not under lease.

(e)     Notification of Loss, Theft, Damage or Destruction. The Issuer will notify the Indenture Trustee, the Administrator, and the Servicer, in writing, as soon as the Issuer becomes aware of any loss, theft, damage or destruction to any Portfolio Railcar or Portfolio Railcars if the potential cost of repair or replacement of such assets (without regard to any insurance claim related thereto) may exceed $1,000,000.

(f)     Insurance. The Issuer covenants with the Indenture Trustee as follows:

(i)     Insurance. The Issuer will at all times after the Closing Date, at its own expense, keep or cause the Insurance Manager under the Insurance Agreement to keep each Portfolio Railcar insured with insurers of recognized responsibility with a rating of at least A- by A.M. Best Company (or a comparable rating by a nationally or internationally recognized rating group of comparable stature) or by other insurers approved in writing by the Requisite Majority, which approval shall not be unreasonably withheld, in amounts and against risks and with deductibles and terms and conditions not less beneficial to the insured thereunder than the insurance, if any, maintained by the Servicer with respect to similar equipment which it owns or leases, but in no event shall such coverage be for amounts or against risks less than the Prudent Industry Practice.

(ii)     Additional Insurance. In the event that the Issuer shall fail to maintain insurance as herein provided, the Indenture Trustee shall, if directed in writing by the Requisite Majority, upon prior written notice to the Issuer and paid for out of funds in the Collections Account, obtain such insurance. If after the Indenture Trustee has obtained such insurance, the Issuer then obtains the coverage provided for in Section 5.04(f)(i) which was replaced by the insurance provided by the Indenture Trustee, and the Issuer provides the Indenture Trustee with evidence of such coverage reasonably satisfactory to the Indenture Trustee, the Indenture Trustee shall cancel the insurance it has obtained pursuant to the first sentence of this Section 5.04(f)(ii). In such event, the Issuer shall reimburse the Collections Account for all costs of cancellation. In addition, if directed in writing by the Requisite Majority to obtain insurance through a specified insurance agent, the Indenture Trustee shall obtain such insurance with such agent with respect to its interest in the Portfolio Railcars at the expense of the Noteholders, provided that such insurance does not interfere with the Issuer’s ability to insure the Portfolio Railcars as required by this Section 5.04(f) or adversely affect the Issuer’s insurance or the cost thereof, it being understood that all salvage rights to each Portfolio Railcar shall remain with the Issuer’s insurers at all times. Any insurance payments received from policies maintained by the Indenture Trustee pursuant to the previous sentence shall be retained by the applicable Person obtaining such insurance without reducing or otherwise affecting the Issuer’s obligations hereunder, other than with respect to Portfolio Railcars, with respect to which such payments have been made.

(g)     No Accounts. Except as contemplated herein, the Issuer will not have an interest in any deposit account or securities account (other than the Indenture Accounts, any other bank account required in connection with any Liquidity Facility Documents and other than any account which may be required to be established as a necessary consequence of or in order to invest in or otherwise acquire a Permitted Investment) unless (i) any such further account and the Issuer’s interest therein shall be further charged or otherwise secured in favor of the Indenture Trustee for the benefit of the Secured Parties and (ii) any such further account is held in the custody of and under the “control” (as such term is defined in the UCC) of the Indenture Trustee.

(h)     Notices. If at any time any creditor of the Issuer seeks to enforce any judgment or order of any competent court or other competent tribunal against any of the Collateral, the Issuer shall (i) promptly give written notice to such creditor and to such court or tribunal of the Indenture Trustee’s interests in the Collateral, (ii) if at any time an examiner, administrator, administrative receiver, receiver, trustee, custodian, sequestrator, conservator or other similar appointee (an “Insolvency Appointee”) is appointed in respect of any secured creditor or any of their assets, promptly give notice to such appointee of the Indenture Trustee’s interests in the Collateral and (iii) notify the Indenture Trustee thereof in either case of clauses (i) and (ii) above. The Issuer will not voluntarily appoint or cause to be appointed or commence any proceeding to appoint any Insolvency Appointee over all or any of its property.

(i)     Compliance with Agreements. The Issuer will comply with and perform all its obligations under this Master Indenture and any Series Supplement, the Issuer Documents and the other Operative Agreements to which the Issuer is a party.

(j)     Information. The Issuer will at all times give to the Indenture Trustee such information as the Indenture Trustee may reasonably require for the purpose of the discharge of the powers, rights, duties, authorities and discretions vested in it hereunder, under any other Issuer Document or by operation of Applicable Law.

(k)     Further Assurances.

(i)     The Issuer will comply with all reasonable directions given to it by the Indenture Trustee to perfect the Security Interests in the Collateral (except to the extent provided in the Granting Clauses herein). The Issuer will execute such further documents and do all acts and things as are required by law or as the Indenture Trustee may reasonably require at any time or times to give effect to this Master Indenture, the Issuer Documents and the relevant Operative Agreements.

(ii)     Without limiting the foregoing, from time to time, the Issuer shall authorize and file such financing statements and cause to be authorized and filed such continuation statements, and shall make or cause to be made such filings with the STB and with the Registrar General of Canada and take or cause to be taken such similar actions as are described in the Granting Clauses under “Priority”, all in such manner and in such places as may be required by law to fully perfect, preserve, maintain and protect the security interest of the Indenture Trustee for the benefit of the Secured Parties in the Portfolio Railcars, related Leases and other Collateral granted hereby (including without limitation any such Portfolio Railcars acquired by the Issuer from time to time after the Initial Closing Date), including in the proceeds thereof, it being understood that the Issuer shall not be required to make (to cause to be made) any filings in Mexico or under any Provincial Personal Property Security Act or any other non-federal legislation in Canada. The Issuer shall deliver (or cause to be delivered) to the Indenture Trustee file-stamped copies of, or filing receipts for, any document filed as provided above, following such filing in accordance herewith. In the event that the Issuer fails to perform its obligations under this subsection, the Indenture Trustee may perform such obligations, at the expense of the Issuer, and the Issuer hereby authorizes the Indenture Trustee and grants to the Indenture Trustee an irrevocable power of attorney to take any and all steps in order to perform such obligations in the Issuer’s own name and on behalf of the Issuer, as are necessary or desirable, in the determination of the Indenture Trustee, as applicable.

(l)     Original Leases. Following the Delivery Date with respect to a Lease (or, in the case of a Future Lease, the date of origination of such Future Lease), the Issuer will cause the Servicer to retain and maintain possession and control of an original or a copy of the relevant Lease, if any, provided that if any Lease is on a Mixed Rider and the Servicer is required to deliver such Lease to a secured party in respect of railcars subject to such Lease that are not Portfolio Railcars, the Servicer may deliver such Lease to the other secured party with a letter in the Servicer’s customary form advising such other secured party that (x) the applicable Portfolio Railcars, the Lease and the benefit thereof insofar as it relates to such Portfolio Railcars, have been pledged to the Indenture Trustee, (y) delivery of such Lease does not constitute a purchase of such Lease by the recipient secured party, nor does it constitute or evidence any assignment or transfer of rights thereto to the recipient secured party, insofar as it relates to the Portfolio Railcars and (z) notwithstanding such delivery of such Lease, the Indenture Trustee does not sell, transfer, assign, waive or subordinate in any respect its security interest in the applicable Portfolio Railcars or such Lease or any other property pledged to it. Without limiting the generality of the foregoing and by way of perfecting the Indenture Trustee’s security interest in certain collateral, including the Chattel Paper relating to any Lease, if any, the Issuer will (i) execute and deliver to the Indenture Trustee, on behalf of the Secured Parties, such financing or continuation statements or continuation statements in lieu, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Indenture Trustee may reasonably request, in order to perfect and preserve the pledge, transfer, assignment and Security Interests granted or purported to be granted hereby, (ii) if any Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Indenture Trustee, on behalf of the Secured Parties, such note or instrument, duly indorsed or accompanied by duly executed instruments of transfer or assignment in blank and undated, all in form and substance reasonably necessary to protect such pledge, and (iii) deliver to the Indenture Trustee, on behalf of the Secured Parties, promptly upon receipt thereof all instruments representing or evidencing any of the Collateral, duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank and undated, all in form and substance reasonably necessary to effect such transfer.

(m)     No Effect on Security Interest. Except as otherwise provided in this Master Indenture or other Operative Agreements, the Issuer will not agree to the amendment of any Issuer Document unless the Issuer has provided to the Indenture Trustee from legal counsel reasonably acceptable to the Indenture Trustee an opinion to the effect that such amendment will not result in the Security Interests being prejudiced (the reasonable expenses of such opinion to be paid by the Issuer).

(n)     Restrictions on Amendments to Assigned Agreements and Certain Other Actions. (i) The Issuer will not take, or knowingly permit to be taken, any action which would amend, terminate or discharge or prejudice the validity or effectiveness or priority of the Security Interests or permit any party to any of the Issuer Documents whose obligations form part of the security created by this Master Indenture to be released from such obligations except, in each case as permitted or contemplated by this Master Indenture, or the other Issuer Documents or the Operative Agreements, (ii)

without the prior written consent of the Indenture Trustee (acting at the Direction of the Requisite Majority), the Issuer shall not, directly or indirectly, (A) cancel or terminate, or consent to or accept any cancellation or termination of, or amend, modify or change in any manner, any Assigned Agreement or any term or condition thereof or (B) waive any default under, or any breach of or noncompliance with any term or condition of, any Assigned Agreement or authorize or approve, or consent to, any of the foregoing and (iii) the Issuer will not knowingly take, or knowingly permit to be taken, any action which, other than the performance of its obligations under the Issuer Documents and the Operative Agreements, would reasonably be expected to result in the lowering or withdrawal of the then current rating of any Equipment Note by the applicable Rating Agency.

(o)     Subsidiaries. Except with the consent of the Indenture Trustee (acting at the Direction of the Requisite Majority), the Issuer will not have or establish any Subsidiaries.

(p)     Restriction on Asset Dealings. The Issuer shall not sell, transfer, release or otherwise dispose of any of, or grant options, warrants or other rights with respect to, any of its assets to any Person other than as expressly permitted or contemplated in the Operative Agreements.

(q)     Organizational Documents. Subject to Section 5.02(j) and the following sentence, the Issuer shall not take any action to amend, modify or supplement its organizational documents or change its jurisdiction of organization without first obtaining Rating Agency Confirmation. The Issuer shall not, without obtaining the prior written consent of the Requisite Majority (which consent shall not be unreasonably withheld) as well as Rating Agency Confirmation, take any action to waive, repeal, amend, vary, supplement or otherwise modify the provisions of its LLC Agreement which requires consent or approval of the special member of the Issuer, or limits the actions of the Issuer with respect to voluntary insolvency proceedings or involuntary insolvency proceedings of the Issuer.

(r)     Servicing Agreement and Administrative Services Agreement. The Issuer shall at all times be a party to the Servicing Agreement and shall, if necessary, take any steps required of it in connection with the appointment of any Successor Servicer thereunder. The Issuer shall at all times be a party to the Administrative Services Agreement or a substitute agreement substantially similar thereto.

(s)     Insurance Agreement. The Issuer shall at all times be a party to the Insurance Agreement and shall, if necessary, take any steps required of it in connection with the appointment of any successor Insurance Manager thereunder.

(t)     Condition. The Issuer, at its own cost and expense, shall maintain, repair and keep each Portfolio Railcar, and cause the Servicer under the Servicing Agreement to maintain, repair and keep each Portfolio Railcar, (i) according to Prudent Industry Practice and in all material respects, in good working order, and in good physical condition for railcars of a similar age and usage, normal wear and tear excepted,

(ii) in a manner in all material respects consistent with maintenance practices used by the Servicer, in respect of railcars owned, leased or managed by the Servicer similar in type to such Portfolio Railcar or with respect to any Portfolio Railcar that is subject to a Net Lease, maintenance practices used by the applicable Lessee, in respect of railcars similar in type to such Portfolio Railcar used by such Lessee on its domestic routes in the United States (provided, however, that after the return to the Servicer of any Portfolio Railcar which was subject to a Net Lease immediately prior to such return, such Portfolio Railcar shall be maintained and repaired in all material respects in a manner consistent with maintenance practices used by the Servicer in respect of railcars owned, leased or managed by the Servicer similar in type to such Portfolio Railcar), (iii) in accordance with all manufacturer’s warranties in effect but only to the extent that the lack of compliance therewith would reasonably be expected to adversely affect the coverage thereunder and in accordance with all applicable provisions, if any, of insurance policies required to be maintained pursuant to Section 5.04 and (iv) in compliance in all material respects with any applicable laws and regulations from time to time in effect, including, without limitation, the Field Manual of the AAR, FRA rules and regulations and Interchange Rules as they apply to the maintenance and operation of the Portfolio Railcars in interchange regardless of upon whom such applicable laws and regulations are nominally imposed; provided, however, that, so long as the Servicer or, with respect to any Portfolio Railcar subject to a Lease which is a Net Lease, the applicable Lessee, as the case may be, is similarly contesting such law or regulation with respect to all other similar equipment owned or operated by Servicer or, with respect to any Portfolio Railcar subject to a Net Lease, the applicable Lessee, as the case may be, the Issuer (or such Lessee) may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such standard, rule or regulation in any manner that does not (w) materially interfere with the use, possession, operation or return of any of the Portfolio Railcars, (x) materially adversely affect the rights or interests of the Indenture Trustee in the Portfolio Railcars, (y) expose any Secured Party or the Indenture Trustee to criminal sanctions or (z) violate any maintenance requirements contained in any insurance policy required to be maintained by the Issuer under this Master Indenture if such violation would reasonably be expected to adversely affect the coverage thereunder; provided further, that the Issuer shall promptly notify the Indenture Trustee in reasonable detail of any such contest upon the Issuer or the Servicer becoming aware thereof. In no event shall the Issuer discriminate in any material respect as to the use or maintenance of any Portfolio Railcar (including the periodicity of maintenance or recordkeeping in respect of such Portfolio Railcar) as compared to equipment of a similar nature which the Servicer owns or manages. The Issuer will maintain in all material respects all records, logs and other materials required by relevant industry standards or any governmental authority having jurisdiction over the Portfolio Railcars required to be maintained in respect of any Portfolio Railcar.

(u)     Use. The Issuer shall be entitled to the possession of the Portfolio Railcars and to the use of the Portfolio Railcars by it or any Affiliate in the United States and subject to the remaining provisions of this subsection, Canada and Mexico, only in the manner for which the Portfolio Railcars were designed and intended and so as to subject the Portfolio Railcars only to ordinary wear and tear. In no event shall the Issuer use, store or permit the use or storage of any Portfolio Railcar in any jurisdiction not included in the insurance coverage required by Section 5.04(f). The Issuer will not allow more than 20% of the Portfolio Railcars to be used predominantly outside of the United States within the meaning of Proposed Treasury Regulation Section 1.168-2(g)(5).

(v)     Custody of Portfolio Leases. Subject to the proviso in Section 5.04(l), after entering into a Future Lease, the Issuer shall cause the Servicer to retain possession and maintain possession and control of the any original copies or counterparts of such Future Lease.

(w)     Portfolio Railcar Total Loss. In the event that any Portfolio Railcar shall suffer a Total Loss, the Issuer shall (or shall cause the Servicer to) promptly and fully inform the Indenture Trustee of such Total Loss once becoming aware of the same.

(x)     Certain Reports. No later than ten (10) Business Days following December 31, 2020, and no later than 10 Business Days following each December 31 (or each March 31, June 30, September 30 and December 31, with respect to clause (iii) below) thereafter, the Issuer will furnish (or cause the Servicer under the Servicing Agreement to furnish) to the Indenture Trustee and each Rating Agency an accurate statement, as of the preceding December 31 (or as of the preceding calendar quarter with respect to clause (iii) below) (i) showing the amount, description and reporting marks of the Portfolio Railcars, the amount, description and reporting marks of all Portfolio Railcars that may have suffered a Total Loss during the twelve months ending on such December 31 (or since the Initial Closing Date, in the case of the first such statement), and such other information regarding the condition or repair of the Portfolio Railcars as the Indenture Trustee may reasonably request, (ii) stating that in the case of all Portfolio Railcars repainted during the period covered by such statement, the markings required by Section 2.2(i) of the Servicing Agreement shall have been preserved or replaced, (iii) showing the percentage of use in Canada and Mexico based on the total mileage traveled by the Portfolio Railcars for the prior calendar quarter as reported to the Servicer by railroads (or Lessees in the case of Net Leases, as applicable) and (iv) stating that, except as disclosed therein, the Issuer is not aware of any condition of any Portfolio Railcar which would cause such Portfolio Railcar not to comply in any material respect with the rules and regulations of the FRA and the interchange rules of the Field Manual of the AAR as they apply to the maintenance and operation of the Portfolio Railcars in interchange and any other requirements hereunder.

(y)     Inspection.

(i)     Upon the occurrence of an Event of Default or a Servicer Termination Event, the Indenture Trustee, at the Direction of the Requisite Majority, together with the agents, representatives, accountants and legal and other advisors of each of the foregoing (collectively, the “Inspection Representatives”), shall have the right to (A) conduct a field examination of a reasonable representative sample of the Portfolio Railcars, which may not in any event in the first instance exceed 100 Portfolio Railcars (each such inspection, a “Unit Inspection”), (B) (I) inspect all documents (the “Related Documents”), including, without limitation, all related Leases, insurance policies, warranties or other agreements, relating to the Portfolio Railcars and the other Collateral (each such inspection, a “Related Document Inspection”) and (II) inspect each of the Issuer’s and the Servicer’s books, records and databases (which shall include reasonable access to the Issuer’s and the Servicer’s computers and computer records to the extent necessary to determine compliance with the Operative Agreements) (collectively, the “Books and Records”) with respect to the Portfolio Railcars and the other Collateral and the Related Documents (including without limitation data supporting all reporting requirements under the Operative Agreements) (each such inspection, a “Books and Records Inspection”) and (C) discuss (I) the affairs, finances and accounts of the Issuer (with respect to itself) and the Servicer (with respect to itself and the Issuer) and (II) the Portfolio Railcars and the other Collateral, the Related Documents and the Books and Records, in each case with the principal executive officer and the principal financial officer of each of the Issuer and the Servicer, as applicable (the foregoing clauses (I) and (II) a “Company Inspection”) (the Unit Inspections, the Related Document Inspections, the Books and Records Inspections and the Company Inspections described in clauses (A), (B) and (C), collectively, the “Inspections”).

(ii)     All Inspections shall be at the sole cost and expense of the Issuer (including the reasonable legal and accounting fees, costs and expenses incurred by the Indenture Trustee, and its Inspection Representatives). All Inspections shall be conducted upon reasonable request and notice to the Issuer (with respect to itself) and the Servicer (with respect to itself and the Issuer) and shall (A) be conducted during normal business hours, (B) be subject to the Issuer’s and the Servicer’s customary security procedures, if any, and (C) not unreasonably disrupt the Issuer’s or the Servicer’s business.

(iii)     If in connection with or as a result of the initial Railcar Inspection, the Indenture Trustee determines (at the Direction of the Requisite Majority) that an Inspection Issue (as defined below) has occurred, then the Indenture Trustee shall have the right to conduct additional Inspections from time to time consisting of additional samplings of Portfolio Railcars in numbers that the Indenture Trustee or its Inspection Representative determines to be a reasonable sampling sufficient to confirm the scope of any such Inspection Issues. “Inspection Issue” means the discovery that a material portion of the Portfolio Railcars inspected are not being used or maintained in a manner that complies with the requirements of this Master Indenture.

Without prejudice to the right to conduct Inspections, all parties granted inspection rights hereunder shall confer with a view toward coordinating their conduct with respect to the Inspections in order to minimize the costs thereof and business disruption attendant thereto.

(z)     Modifications.

(i)     Required Modifications. In the event a Required Modification to a Portfolio Railcar is required, the Issuer agrees to make or cause to be made such Required Modification at its own expense; provided, that the Issuer (or applicable Lessee) may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of the law, rule, requirement or regulation requiring such Required Modification in any manner that does not (w) materially interfere with the use, possession, operation, maintenance or return of any Portfolio Railcar, (x) materially adversely affect the rights or interests of the Issuer or the Indenture Trustee in the Portfolio Railcars, (y) expose the Issuer or the Indenture Trustee to criminal sanctions, or (z) violate any maintenance requirements contained in any insurance policy required to be maintained by the Issuer under this Master Indenture if such violation would reasonably be expected to adversely affect the coverage thereunder; provided further, that the Issuer shall notify (or cause to be notified) the Indenture Trustee thereof, which notice shall also set forth the time period for the making of such Required Modification and the Issuer’s or Servicer’s reasonable estimate of the cost thereof; and, provided further, that if a Required Modification is economically impracticable, the Issuer may sell the affected Portfolio Railcar pursuant to a Scrap Value Disposition.

(ii)     Optional Modifications. The Issuer at any time may or may permit a Lessee to, in its discretion and at its own or such Lessee’s cost and expense, modify, alter or improve any Portfolio Railcar in a manner which is not a Required Modification; provided that (A) no such optional modification shall diminish the fair market value, utility or remaining economic useful life of such Portfolio Railcar below the fair market value, utility or remaining economic useful life thereof immediately prior to such optional modification, in more than a de minimis respect, assuming such Portfolio Railcar was then at least in the condition required to be maintained by the terms of this Master Indenture and (B) the Issuer, or the Servicer on its behalf, shall conclude in good faith that the proposed optional modification is likely to enhance the marketability of the Portfolio Railcar (or such optional modification is requested by a Lessee).

ARTICLE VI

THE INDENTURE TRUSTEE

Section 6.01     Acceptance of Trusts and Duties. If a Default has occurred and is continuing and any applicable grace period has expired, or if an Event of Default has occurred and is continuing, the Indenture Trustee shall exercise such of the rights and powers vested in it by this Master Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. The duties and responsibilities of the Indenture Trustee shall be as expressly set forth herein, and no implied covenants or obligations shall be read into this Master Indenture against the Indenture Trustee. The Indenture Trustee accepts the obligations hereby created and applicable to it and agrees to perform the same but only upon the terms of this Master Indenture and agrees to receive and disburse all moneys received by it in accordance with the terms hereof. The Indenture Trustee in its individual capacity shall not be answerable or accountable under any circumstances, except for its own willful misconduct or negligence or bad faith or breach of its representations, warranties and/or covenants and the Indenture Trustee shall not be liable for any action or inaction of the Issuer or any other parties to any of the Operative Agreements.

Section 6.02     Absence of Duties. The Indenture Trustee shall have no duty to ascertain or inquire as to the performance or observance of any covenants, conditions or agreements on the part of any Lessee. Notwithstanding the foregoing, the Indenture Trustee shall make available on its internet website any reports, Notices, requests, demands, certificates, financial statements and other documents required to be delivered by the Indenture Trustee under the Operative Agreements, and the Indenture Trustee, upon written request, shall furnish to each Noteholder, promptly upon receipt thereof, duplicates or copies of any other reports, Notices, requests, demands, certificates, financial statements and other instruments furnished to the Indenture Trustee under this Master Indenture and any Series Supplement.

Section 6.03     Representations or Warranties. The Indenture Trustee does not make and shall not be deemed to have made any representation or warranty as to the validity, legality or enforceability of this Master Indenture, the Notes, any other securities or any other document or instrument or as to the correctness of any statement contained in any thereof, except that the Indenture Trustee in its individual capacity hereby represents and warrants (i) that each such specified document to which it is a party has been or will be duly executed and delivered by one of its officers who is and will be duly authorized to execute and deliver such document on its behalf, (ii) this Master Indenture is the legal, valid and binding obligation of U.S. Bank National Association, enforceable against U.S. Bank National Association in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, and (iii) no consent, approval or other action by or any notice of or filing with any court or administrative or governmental body is required in connection with the authorization, execution and delivery by U.S. Bank National Association of this Master Indenture or other Operative Agreements to which it is a party, or the fulfillment or compliance by U.S. Bank National Association with the respective terms and provisions thereof, except as may have already been obtained.

Section 6.04     Reliance; Agents; Advice of Counsel. The Indenture Trustee shall incur no liability to anyone acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. The Indenture Trustee may accept a copy of a resolution of, in the case of the Issuer, and in the case of any other party to any Operative Agreement, the governing body of such Person, certified in an accompanying Officer’s Certificate as duly adopted and in full force and effect, as conclusive evidence that such resolution has been duly adopted and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically described herein, the Indenture Trustee shall be entitled to receive and may for all purposes hereof conclusively rely on a certificate, signed by an officer of any duly authorized Person, as to such fact or matter, and such certificate shall constitute full protection to the Indenture Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon. The Indenture Trustee shall furnish to the Servicer or the Administrator upon written request such information and copies of such documents as the Indenture Trustee may have and as are necessary for the Servicer or the Administrator to perform its duties under Articles II and III hereof. The Indenture Trustee shall assume, and shall be fully protected in assuming, that the Issuer is authorized by its constitutional documents to enter into this Master Indenture and to take all action permitted to be taken by it pursuant to the provisions hereof, and shall not inquire into the authorization of the Issuer with respect thereto.

The Indenture Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the Direction of the Noteholders in accordance herewith relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Master Indenture and any Series Supplement.

The Indenture Trustee may execute any of the obligations or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian or nominee, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of, or for the supervision of, any such agent, attorney, custodian or nominee appointed with due care by it hereunder.

The Indenture Trustee may consult with counsel, accountants and other experts as to any matter relating to this Master Indenture and any Opinion of Counsel or any advice of such counsel, accountants and other experts shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

The Indenture Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Master Indenture, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or Direction of any of the Noteholders, pursuant to the provisions of this Master Indenture, unless such Noteholders shall have offered to the Indenture Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

The Indenture Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Master Indenture shall in any event require the Indenture Trustee to perform, or be responsible or liable for the manner of performance of, any obligations of the Issuer, the Servicer or the Administrator under this Master Indenture and any Series Supplement or any of the Operative Agreements.

The Indenture Trustee shall not be liable for any losses or Taxes (except for Taxes relating to any compensation, fees or commissions of any entity acting in its capacity as Indenture Trustee hereunder) or in connection with the selection of Permitted Investments or for any investment losses resulting from Permitted Investments unless the entity that is the Indenture Trustee is the issuer or the obligor of such a Permitted Investment.

When the Indenture Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 4.01(f) or 4.01(g) hereof, such expenses (including the fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any bankruptcy law or law relating to creditors’ rights generally.

The Indenture Trustee shall not be charged with knowledge of an Event of Default unless a Responsible Officer of the Indenture Trustee obtains actual knowledge of such event or receives written notice of such event from the Issuer, the Administrator or Noteholders owning Notes aggregating not less than 10% of the Outstanding Principal Balance of the Notes.

The Indenture Trustee shall have no duty to monitor the performance of the Issuer, the Servicer, the Administrator or any other party to the Operative Agreements, nor shall it have any liability in connection with the malfeasance or nonfeasance by such parties. The Indenture Trustee shall have no liability in connection with compliance by the Issuer, the Servicer, the Administrator or any Lessee under a Lease with statutory or regulatory requirements related to any Railcar or any Lease. The Indenture Trustee shall not make or be deemed to have made any representations or warranties with respect to any Railcar or any Lease or the validity or sufficiency of any assignment or other disposition of any Railcar or any Lease.

The Indenture Trustee shall not be liable for any error of judgment reasonably made in good faith by an officer or officers of the Indenture Trustee, unless it shall be determined by a court of competent jurisdiction in a non-appealable judgment that the Indenture Trustee was negligent in making such judgment.

The Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless so requested in writing by the Noteholders evidencing not less than 25% of the principal amount of the Equipment Notes; provided, however, that if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not reasonably assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Servicing Agreement or any other Transaction Document, the Indenture Trustee may require reasonable indemnity satisfactory to it against such cost, expense or liability as a condition to so proceeding; the reasonable expense of every such examination shall be paid by the Person making such request or, if paid by the Indenture Trustee, shall be reimbursed by the Person making such request upon demand.

The Indenture Trustee shall have no obligation to invest and reinvest any cash held in the Indenture Accounts in the absence of timely and specific written investment direction from the Administrator or as expressly provided herein. In no event shall the Indenture Trustee be liable for the selection of investments or for investment losses incurred thereon in accordance with the Operative Agreements. The Indenture Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity in accordance with the Operative Agreements or by any other Person or the failure of the Administrator to provide timely written investment direction.

In no event shall the Indenture Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out or caused by a Force Majeure Event; it being understood that the Indenture Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. “Force Majeure Event” means and includes any events, circumstances or causes whatsoever beyond a Person’s reasonable control, as the case may be, including, without limitation, governmental restrictions, regulations or controls, mechanical breakdowns, shortages of or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, inability to obtain governmental approvals or consents, adjustment of insurance claims, enemy action, national emergency, epidemics, pandemics, landslides, lightning, earthquake, civil commotion, fires, floods or any other casualties, events or circumstances; provided, however, that such Person shall have used reasonable efforts to perform its obligations notwithstanding such occurrences.

In the event that the Indenture Trustee is also acting as Paying Agent or Note Registrar hereunder or under any Transaction Document, the rights and protections afforded to the Indenture Trustee pursuant to this Article VI shall also be afforded to such Paying Agent and Note Registrar.

In no event shall the Indenture Trustee be liable of failure to perform its duties hereunder if such failure is a direct or proximate result of another party’s failure to perform its obligations hereunder.

The Indenture Trustee shall not be accountable or responsible in any manner whatsoever for any action of the Issuer, the Administrator or the Servicer, or for the application of moneys by the Servicer until such time as funds are received by the Indenture Trustee.

If the Indenture Trustee receives different or conflicting instructions or directions from more than one group of Noteholders of a given Class, each of which is provided in accordance with the Indenture, the Indenture Trustee shall act in accordance with the instructions or directions provided by the group of Noteholders representing the larger aggregate principal amount of Equipment Notes then Outstanding.

The Indenture Trustee shall not be required to take any action it is directed to take under this Indenture if the Indenture Trustee reasonably determines in good faith that the action so directed would involve the Indenture Trustee in personal liability, be unjustly prejudicial to the non-directing Noteholders, is inconsistent with the Indenture or other Transaction Document or is contrary to law.

The Indenture Trustee’s receipt of reports and information hereunder shall not constitute notice of any information contained therein or determinable therefrom, including but not limited to a party’s compliance with covenants under the Indenture.

Section 6.05     Not Acting in Individual Capacity. The Indenture Trustee acts hereunder solely as trustee unless otherwise expressly provided; and all Persons, other than the Noteholders to the extent expressly provided in this Master Indenture, having any claim against the Indenture

Trustee by reason of the transactions contemplated hereby shall look, subject to the lien and the Flow of Funds, only to the property of the Issuer for payment or satisfaction thereof.

Section 6.06     No Compensation from Noteholders. The Indenture Trustee agrees that it shall have no right against the Noteholders for any fee as compensation for its services hereunder.

Section 6.07     Notice of Defaults; Communications During Continuance of Event of Default.

(a)     As promptly and soon as practicable after, and in any event within thirty (30) days after, the occurrence of any Default hereunder, the Indenture Trustee shall send to the Issuer, the Liquidity Facility Providers and the Noteholders notice of such Default hereunder actually known to a Responsible Officer of the Indenture Trustee, unless such Default shall have been cured or waived;

(b)     Following the transmission of any notice of Default pursuant to Section 6.07(a), unless such Default shall have been cured or waived, the Indenture Trustee shall promptly send:

(i)     to the Noteholders, any written communications addressed to the Noteholders and received by the Indenture Trustee from a Liquidity Facility Provider; and

(ii)     to the Noteholders and the Liquidity Facility Providers, any written communication received by the Indenture Trustee from or addressed to any Rating Agency in respect of the Notes.

Section 6.08     Indenture Trustee May Hold Securities. The Indenture Trustee, any Paying Agent, the Note Registrar or any of their Affiliates or any other agent in their respective individual or any other capacity, may become the owner or pledgee of securities and, may otherwise deal with the Issuer with the same rights it would have if it were not the Indenture Trustee, Paying Agent, Note Registrar or such other agent.

Section 6.09     Corporate Trustee Required; Eligibility. There shall at all times be an Indenture Trustee which shall meet the Eligibility Requirements. If such Person publishes reports of conditions at least annually, pursuant to law or to the requirements of federal, state, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section 6.09, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of conditions so published. In case at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section 6.09 to act as Indenture Trustee, the Indenture Trustee shall resign within thirty (30) days as Indenture Trustee in the manner and with the effect specified in Section 7.01 hereof.

Section 6.10     Reports by the Issuer. The Issuer shall furnish to the Indenture Trustee, within 120 days after the end of each fiscal year, a brief certificate from the principal executive officer, principal accounting officer or principal financial officer of the Administrator, as applicable, as to his or her knowledge of the Issuer’s compliance with all conditions and covenants under this Master Indenture and any Series Supplement (it being understood that for purposes of this Section 6.10, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Master Indenture).

Section 6.11     Compensation. The Issuer covenants and agrees to pay to the Indenture Trustee from time to time, and the Indenture Trustee shall be entitled to, the fees and expenses separately agreed in writing between the Issuer and the Indenture Trustee, and will further pay or reimburse the Indenture Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Indenture Trustee in accordance with any of the provisions hereof or any other documents executed in connection herewith (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and of all persons not regularly in its employ).

Section 6.12     Certain Rights of the Requisite Majority. Each of the Indenture Trustee and by its acceptance of the Notes, the Noteholders, hereby agrees that, if the Indenture Trustee shall fail to act in accordance with Direction by the Requisite Majority (with respect to the Notes as a whole) at any time at which it is so required to act hereunder or under any other Operative Agreement, then the Requisite Majority shall be entitled to take such action directly in its own capacity or on behalf of the Indenture Trustee. If the Indenture Trustee fails to act in accordance with Direction by the Requisite Majority when so required to act under any Operative Agreement, then the Indenture Trustee shall, upon the further Direction of the Requisite Majority, irrevocably appoint the Requisite Majority, and any authorized agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of the Indenture Trustee or its own name, to take any and all actions that the Indenture Trustee is authorized to take under any Operative Agreement, to the extent the Indenture Trustee has failed to take such action when and as required under such Operative Agreement.

Section 6.13     Lessee Contact. The Indenture Trustee agrees that it shall not engage in any Restricted Lessee Contact with any Lessee other than the exceptions set forth in Section 2.1(b) of the Servicing Agreement.

ARTICLE VII

SUCCESSOR TRUSTEES

Section 7.01     Resignation and Removal of Indenture Trustee. The Indenture Trustee may resign as Indenture Trustee with respect to the Notes at any time without cause by giving at least sixty (60) days’ prior written notice to the Issuer, the Servicer, the Administrator and the Noteholders, provided that the Indenture Trustee shall continue to serve as Indenture Trustee until a successor has been appointed pursuant to Section 7.02 hereof. The Requisite Majority may at any time remove the Indenture Trustee without cause by an instrument in writing delivered to the Issuer, the Servicer, the Administrator and the Indenture Trustee being removed. In addition, the Issuer may remove the Indenture Trustee if: (i) such Indenture Trustee fails to comply with Section 7.02(d) hereof, (ii) such Indenture Trustee is adjudged a bankrupt or an insolvent, (iii) a receiver or public officer takes charge of such Indenture Trustee or its property or (iv) such Indenture Trustee becomes incapable of acting. References to the Indenture Trustee in this Master Indenture include any successor Indenture Trustee appointed in accordance with this Article VII.

Section 7.02     Appointment of Successor.

(a)     In the case of the resignation or removal of the Indenture Trustee under Section 7.01 hereof, the Issuer shall promptly appoint a successor Indenture Trustee; provided that the Requisite Majority may appoint, within one (1) year after such resignation or removal, a successor Indenture Trustee which may be other than the successor Indenture Trustee appointed by the Issuer, and such successor Indenture Trustee appointed by the Issuer shall be superseded by the successor Indenture Trustee so appointed by the Requisite Majority. If a successor Indenture Trustee shall not have been appointed and accepted its appointment hereunder within sixty (60) days after the Indenture Trustee gives notice of resignation or is removed, the retiring or removed Indenture Trustee, the Issuer, the Administrator, the Servicer or the Requisite Majority may petition any court of competent jurisdiction for the appointment of a successor Indenture Trustee. Any successor Indenture Trustee so appointed by such court shall immediately and without further act be superseded by any successor Indenture Trustee appointed by the Requisite Majority as provided in the first sentence of this paragraph within one (1) year from the date of the appointment by such court.

(b)     Any successor Indenture Trustee, however appointed, shall promptly execute and deliver to the Issuer, the Servicer, the Administrator and the predecessor Indenture Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the predecessor Indenture Trustee shall become effective and such successor Indenture Trustee, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of such predecessor Indenture Trustee hereunder in the trusts hereunder applicable to it with like effect as if originally named the Indenture Trustee herein; provided that, upon the written request of such successor Indenture Trustee, such predecessor Indenture Trustee shall, upon payment of all amounts due and owing to it, execute and deliver an instrument transferring to such successor Indenture Trustee, upon the trusts herein expressed applicable to it, all the estates, properties, rights, powers and trusts of such predecessor Indenture Trustee, and such predecessor Indenture Trustee shall duly assign, transfer, deliver and pay over to such successor Indenture Trustee all moneys or other property then held by such predecessor Indenture Trustee hereunder solely for the benefit of the Notes.

(c)     If a successor Indenture Trustee is to be appointed with respect to only a part of the predecessor Indenture Trustee duties hereunder, the Issuer, the predecessor Indenture Trustee and the successor Indenture Trustees shall execute and deliver an Indenture Supplement which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of the predecessor Indenture Trustee as to which the predecessor Indenture Trustee is not retiring shall continue to be vested in the predecessor Indenture Trustee, and shall add to or change any of the provisions of this Master Indenture as shall be necessary to provide for or facilitate the administration of the Notes hereunder by more than one Indenture Trustee.

(d)     Each Indenture Trustee shall be an Eligible Institution and shall meet the Eligibility Requirements, if there be such an institution willing, able and legally qualified to perform the duties of an Indenture Trustee hereunder; provided that each Rating Agency shall receive notice of any replacement Indenture Trustee.

(e)     Any Person into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any Person to which substantially all the business of the Indenture Trustee may be transferred, shall, subject to the terms of paragraph (d) of this Section, be the Indenture Trustee under this Master Indenture and any Series Supplement without further act.

ARTICLE VIII

INDEMNITY

Section 8.01     Indemnity. The Issuer shall indemnify the Indenture Trustee (and its officers, directors, employees and agents) for, and hold it harmless from and against, any loss, liability, claim, obligation, damage, injury, penalties, actions, suits, judgments or expense (including attorney’s fees and expenses and the costs and expenses of enforcing the Issuer’s indemnification and contractual obligations hereunder) incurred by it without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of this Master Indenture and its duties under this Master Indenture and any Series Supplement and the Notes, including the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties and hold it harmless against, any loss, liability or reasonable expense incurred without negligence or bad faith on its part, arising out of or in connection with actions taken or omitted to be taken in reliance on any Officer’s Certificate furnished hereunder, or the failure to furnish any such Officer’s Certificate required to be furnished hereunder. The Indenture Trustee shall notify the Noteholders, the Issuer, the Servicer, each Hedge Provider and each Liquidity Facility Provider and, in the case of any such claim in excess of 5% of the Adjusted Value of the Portfolio Railcars, each Rating Agency, promptly of any claim asserted against the Indenture Trustee for which it may seek indemnity; provided, however, that failure to provide such notice shall not invalidate any right to indemnity hereunder except to the extent the Issuer is prejudiced by such delay. The Issuer shall defend the claim and the Indenture Trustee shall cooperate in the defense (unless the Indenture Trustee determines that an actual or potential conflict of interest exists, in which case the Indenture Trustee shall be entitled to retain separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel). The Issuer need not pay for any settlements made without its consent; provided that such consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnity against any loss or liability incurred by the Indenture Trustee through negligence or bad faith.

Section 8.02     Noteholders’ Indemnity. The Indenture Trustee shall be entitled, subject to such Indenture Trustee’s duty set forth in Section 6.01 to act with the required standard of care, to be indemnified by the Noteholders of the Equipment Notes before proceeding to exercise any right or power under this Master Indenture and any Series Supplement or the Servicing Agreement at the request or Direction of such Noteholders.

Section 8.03     Survival. The provisions of Sections 8.01 and 8.02 hereof shall survive the termination of this Master Indenture or the earlier resignation or removal of the Indenture Trustee.

ARTICLE IX

SUPPLEMENTAL INDENTURES

Section 9.01     Supplemental Indentures Without the Consent of the Noteholders.

(a)     Without the consent of any Noteholder and based on an Opinion of Counsel in form and substance reasonably acceptable to the Indenture Trustee to the effect that such Indenture Supplement is for one of the purposes set forth in clauses (i) through (x) below, the Issuer and the Indenture Trustee, at any time and from time to time, may enter into one or more Indenture Supplements for any of the following purposes:

(i)     to add to the covenants of the Issuer in this Master Indenture for the benefit of the Noteholders of all Notes then Outstanding, or to surrender any right or power conferred upon the Issuer in this Master Indenture;

(ii)     to cure any ambiguity, to correct or supplement any provision in this Master Indenture which may be inconsistent with any other provision in this Master Indenture;

(iii)     to correct or amplify the description of any property at any time subject to the Encumbrance of this Master Indenture, or to better assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Encumbrance of this Master Indenture, or to subject additional property to the Encumbrance of this Master Indenture;

(iv)     to add additional conditions, limitations and restrictions thereafter to be observed by the Issuer;

(v)     if required, to convey, transfer, assign, mortgage or pledge any additional property to or with the Indenture Trustee;

(vi)     to evidence the succession of the Indenture Trustee;

(vii)     to amend or modify the provisions of the Master Indenture or any other Operative Agreement relating to the timing of movement of monies received, provided, that the effect of such movement does not change the Available Collections Amount available on any Payment Date and the Issuer obtains Rating Agency Confirmation;

(viii)     any amendment or modification of an immaterial nature necessary to facilitate the issuing of Additional Notes (all in a manner consistent with the provisions of the Master Indenture);

(ix)     to conform to the description of any Operative Agreement in the offering circular for the Equipment Notes; or

(x)     to effect any amendment, modification or replacement to the Account Administration Agreement and/or the Account Collateral Agent, provided, that the effect of such amendment, modification or replacement does not change the Available Collections Amount available on any Payment Date and the Issuer obtains Rating Agency Confirmation.

(b)     No Indenture Supplement shall be entered into under this Section 9.01 unless (i) each Rating Agency shall have received prior written notice thereof and, except as set forth in the proviso at the end of this sentence, the Issuer shall have obtained a Rating Agency Confirmation in respect thereof; provided, that no such Rating Agency Confirmation shall be required if such Indenture Supplement shall have been entered into by the Indenture Trustee at the Direction of a Requisite Majority; and (ii) if applicable, any consent required by Section 10.03 shall have been obtained.

Section 9.02     Supplemental Indentures with the Consent of Noteholders.

(a)     With the consent evidenced by a Direction of a Requisite Majority, and, if applicable, subject to obtaining any consent required by Section 10.03, the Issuer and the Indenture Trustee may enter into an Indenture Supplement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Master Indenture or the Notes or of modifying in any manner the rights of the Noteholders under this Master Indenture or the Notes; provided, however, that no such Indenture Supplement shall, without the prior written Direction of the Noteholders of such Outstanding Notes adversely affected thereby and the Direction of a Requisite Majority for the Notes then Outstanding:

(i)     reduce the principal amount of any Notes or the rate of interest thereon, change the priority of any payments required pursuant to this Master Indenture or amend or otherwise modify the Flow of Funds except as permitted pursuant to Section 9.02(b), or the date on which, or the amount of which, or the place of payment where, or the coin or currency in which, any Notes or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Final Maturity Date thereof;

(ii)     reduce the percentage of Noteholders of Outstanding Notes required for (x) the consent required for delivery of any Indenture Supplement to this Master Indenture, (y) the consent required for any waiver of compliance with certain provisions of this Master Indenture or certain Events of Default hereunder and their consequences as provided for in this Master Indenture or (z) the consent required to waive any payment default on the Notes;

(iii)     modify any provision relating to this Master Indenture which specifies that such provision cannot be modified or waived without the Direction of the Noteholder of such Outstanding Notes affected thereby;

(iv)     modify or alter the definition of the term “Requisite Majority” (including, without limitation, the percentages therein);

(v)     impair or adversely affect the Collateral except as otherwise permitted in this Master Indenture;

(vi)     modify or alter the provisions of this Master Indenture relating to mandatory prepayments;

(vii)     permit the creation of any Encumbrance ranking prior to or on a parity with the Encumbrance of this Master Indenture with respect to any part of the Collateral or terminate the Encumbrance of this Master Indenture on any property at any time subject hereto or deprive any Noteholder of the security afforded by the Encumbrance of this Master Indenture except as permitted in accordance with this Master Indenture; or

(viii)     modify any of the provisions of this Master Indenture or a Series Supplement in such a manner as to potentially reduce the amount of, or delay the timing of, any payments of interest or principal due on any Notes.

Prior to the execution of any Indenture Supplement issued pursuant to this Section 9.02, the Issuer shall provide a written notice to each Rating Agency setting forth in general terms the substance of any such Indenture Supplement.

(b)     Notwithstanding the foregoing provisions of this Section 9.02, the Issuer, the Indenture Trustee and, by its acceptance of any Notes, each Noteholder, hereby irrevocably agrees that, in connection with the appointment and engagement of a Successor Servicer and as contemplated in the last paragraph of the Granting Clauses hereof, the Indenture Trustee acting at the Direction of the Requisite Majority acting in its sole discretion shall have the right, without the consent of the Issuer, any Noteholder or any other Person, to increase the Servicing Fee and/or pay to the Servicer an incentive fee, add the payment of such amounts to and/or change the priority of distribution of such amounts in, the Flow of Funds and amend this Master Indenture or a Series Supplement to the extent necessary to effectuate the foregoing.

(c)     Promptly after the execution by the Issuer and the Indenture Trustee of any Indenture Supplement pursuant to this Section, the Issuer shall send to the Administrator, the Indenture Trustee and each Rating Agency, a notice setting forth in general terms the substance of such Indenture Supplement, together with a copy of the text of such Indenture Supplement. Any failure of the Issuer to provide such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such Indenture Supplement.

Section 9.03     Execution of Indenture Supplements and Series Supplements. In executing, or accepting the additional terms created by, an Indenture Supplement or Series Supplement permitted by this Article IX or the modification thereby of the terms created by this Master Indenture, the Indenture Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such Indenture Supplement or Series Supplement is authorized or permitted by this Master Indenture. The Indenture Trustee may, but shall not be obligated to, enter into any such Indenture Supplement or Series Supplement which affects the Indenture Trustee’s own rights, duties or immunities under this Master Indenture and any Series Supplement or otherwise.

Section 9.04     Effect of Indenture Supplements. Upon the execution of any Indenture Supplement under this Article, this Master Indenture shall be modified in accordance therewith, and such Indenture Supplement shall form a part of this Master Indenture for all purposes.

Section 9.05     Reference in Notes to Supplements. Equipment Notes authenticated and delivered after the execution of any Indenture Supplement or Series Supplement pursuant to this Article may, and shall if required by the Issuer, bear a notation in form as to any matter provided for in such Indenture Supplement or Series Supplement. If the Issuer shall so determine, new Notes so modified as to conform may be prepared and executed by the Issuer and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Notes.

Section 9.06     Issuance of Additional Series of Notes. The Issuer may from time to time issue one or more Additional Series of Notes pursuant to a Series Supplement executed by the Issuer and the Indenture Trustee that will specify the Principal Terms of such Series. The terms of such Series Supplement may modify or amend the terms of this Master Indenture solely as applied to such Series. No Series Supplement may amend this Master Indenture (or a related Series Supplement) as applicable to any other Series except with the consent of the Control Party for each other Series and in accordance with the terms of this Master Indenture. A Series Supplement may contain special or additional voting requirements that apply with respect to amendments or waivers of or under such Series Supplement, or to matters arising under this Master Indenture as to which Noteholders of such Series are entitled to vote, provided that no such requirement may be inconsistent with the requirements of this Master Indenture. Any Additional Series (or Class thereof) will be issued as a term Series or Class, i.e., it will have a predetermined, fixed or scheduled principal amortization established in the related Series Supplement. Additional Series may be issued for the purpose of (i) financing the Issuer’s acquisition of additional Railcars and Leases, (ii) refinancing one or more preexisting Series, Class or sub-class of a Class (in each case, in whole and not in part), (iii) raising additional funds for the Issuer or (iv) a combination of the foregoing purposes.

The ability of the Issuer to issue such Additional Series and the obligation of the Indenture Trustee to authenticate and deliver the Notes of such Additional Series and to execute and deliver the related Series Supplement is subject to the satisfaction of the following conditions:

(a)     the Issuer shall have given the Indenture Trustee, the Servicer, each Rating Agency and each other party entitled thereto pursuant to the relevant Series Supplement notice of the Additional Series and the proposed Series Issuance Date;

(b)     the Issuer shall have obtained Rating Agency Confirmation with respect to such Additional Series and each other Series of Equipment Notes then Outstanding;

(c)     no Servicer Termination Event, Event of Default or Early Amortization Event shall have occurred and be continuing at the time of the issuance of such Additional Series, and no Servicer Termination Event, Event of Default or Early Amortization Event would occur as a result of closing the transactions associated with the issuance of such Additional Series;

(d)     no Additional Interest shall be due and owing, and all scheduled amortization payments on all Outstanding Series of Notes due at or before the date of the issuance of such Additional Series shall have been made as of the date of issuance of such Additional Series;

(e)     the issuance of such Additional Series shall not result in noncompliance with the Concentration Limits;

(f)     the Issuer shall have delivered to the Indenture Trustee, on or prior to the date of issuance of such Additional Series:

(i)     an original copy of the Series Supplement for such Additional Series, duly executed by the Issuer;

(ii)     a copy of the Assigned Agreements for such Additional Series, duly executed by each party thereto;

(iii)     one or more officer’s certificates, duly executed by a responsible officer and providing for such certifications and other matters as the Indenture Trustee shall reasonably require; and

(iv)     one or more Opinions of Counsel, duly executed by counsel to the Issuer and providing for such matters as the Noteholders (or applicable Initial Purchasers) shall reasonably require, including without limitation, an opinion from tax counsel to the

Issuer (which opinion may rely, as to factual matters, on a certificate of a Person whose duties relate to the matters being certified) to the effect that, for U.S. federal income tax purposes, (a) such action will not cause any Note of any Outstanding Series or Class for which an Opinion of Counsel to the Issuer was rendered in connection with the original issuance of such Note to the effect that such Note is treated as debt for U.S. federal income tax purposes, to be characterized as other than debt, and (b) such action will not cause the Issuer to be treated as an association (or publicly traded partnership) taxable as a corporation;

(g)     while any other Series is Outstanding, any issuance of an Additional Series will be subject to the additional condition that the Book LTV Ratio immediately after the acquisition of additional Railcars with the proceeds of issuance of such Additional Series shall not be greater than the Book LTV Ratio as of the Initial Closing Date; and

(h)     the Issuer shall have delivered to the Indenture Trustee an Officer’s Certificate to the effect that all of the conditions specified in clauses (a) through (g), as applicable, above have been satisfied.

Upon satisfaction of the above conditions, the Indenture Trustee shall execute the Series Supplement and authenticate and deliver the Notes of such Additional Series.

ARTICLE X

MODIFICATION AND WAIVER

Section 10.01     Modification and Waiver with Consent of Noteholders. In the event that the Indenture Trustee receives a request for its consent to an amendment, modification or waiver under this Master Indenture, the Notes or any Operative Agreement relating to the Notes, the Indenture Trustee shall send a notice of such proposed amendment, modification or waiver to each Noteholder asking whether or not to consent to such amendment, modification or waiver if such Noteholder’s consent is required pursuant to this Master Indenture; provided that any amendment, modification or waiver of the provisions described in Section 9.02 is not permitted without the consent of each Noteholder whose consent is required thereby; provided further, however, that any Event of Default may be waived in accordance with Section 4.04. The foregoing, however, shall not prevent the Issuer from amending any Lease of a Railcar, provided that such amendment is otherwise permitted by this Master Indenture and the Servicing Agreement.

It shall not be necessary for the consent of the Noteholders under this Section 10.01 to approve the particular form of any proposed amendment, modification or waiver, but it shall be sufficient if such consent approves the substance thereof. Any such amendment, modification or waiver approved by the Direction of a Requisite Majority (and, if applicable, as to which Rating Agency Confirmation is given) will be binding on all Noteholders.

The Issuer shall give each Rating Agency prior notice of any amendment under this Section 10.01 and any amendments of its constitutive documents by the Issuer, and, after an amendment under this Section 10.01 becomes effective, the Issuer shall send to the Noteholders and each Rating Agency a notice briefly describing such amendment. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

After an amendment, modification or waiver under this Section 10.01 becomes effective, it shall bind every Noteholder, whether or not notation thereof is made on any Note held by such Noteholder.

Section 10.02     Modification Without Consent of Noteholders. Subject to Section 9.01 hereof, the Indenture Trustee may agree, without the consent of any Noteholder, to (i) any modification (other than those referred to in Section 10.01) of any provision of any Operative Agreement or of the relevant Notes to correct a manifest error or an error which is of a formal, minor or technical nature, (ii) effect any amendment, modification or replacement to the Account Administration Agreement and/or the Account Collateral Agent, provided, that the effect of such amendment, modification or replacement does not change the Available Collections Amount available on any Payment Date and the Issuer obtains Rating Agency Confirmation, (iii) conform to the description of any Operative Agreement or related provisions in the offering circular for the Equipment Notes or (iv) any modification (other than those referred to in Section 10.01) to any provision of any Operative Agreement related to any amendment or modification set forth in any Indenture Supplement entered into pursuant to Section 9.01. Any such modification shall be notified to the Noteholders as soon as practicable thereafter and shall be binding on all the Noteholders.

Section 10.03     Consent of Servicer, Hedge Providers and Liquidity Facility Providers. No amendment, modification or waiver to this Master Indenture or a Series Supplement shall be permitted if such amendment, modification or waiver could reasonably be expected to violate Section 11.7(a) of the Servicing Agreement. No amendment, modification or waiver to this Master Indenture or a Series Supplement shall be permitted if such amendment, modification or waiver could reasonably be expected to materially adversely affect a Hedge Provider without the prior written consent of such Hedge Provider. No amendment, modification or waiver to this Master Indenture or a Series Supplement shall be permitted if such amendment, modification or waiver could reasonably be expected to materially adversely affect a Liquidity Facility Provider without the prior written consent of such Liquidity Facility Provider; provided that if a Liquidity Facility Provider is in default under one or more of its Liquidity Facility Documents, then (i) Sections 3.11 and 3.15 are the only Sections of this Master Indenture that shall be considered for purposes of this Section 10.03 with respect to such Liquidity Facility Provider’s consent rights and (ii) the only Sections of a Series Supplement, if any, that shall be considered for purposes of this Section 10.03 with respect to such Liquidity Facility Provider’s consent rights must be expressly identified as such in that Series Supplement.

Section 10.04     Subordination and Priority of Payments. The subordination provisions contained in the Flow of Funds and Article XI may not be amended or modified without the consent of each Noteholder of the Outstanding Notes. In no event shall the provisions set forth in the Flow of Funds relating to the priority of the Service Provider Fees and Operating Expenses be amended or modified. The foregoing sentences in each case are subject to the provisions of Section 9.02(b).

Section 10.05     Execution of Amendments by Indenture Trustee. In executing, or accepting the additional obligations created by, any amendment, modification or waiver to this Master Indenture permitted by this Article X or Section 3.16(b) or the modifications thereby of the obligations created by this Master Indenture, the Notes or any Operative Agreement related to the Notes, the Indenture Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, modification or waiver is authorized or permitted by this Master Indenture. The Indenture Trustee may, but shall not be obligated to, enter into any such amendment, modification or waiver which affects the Indenture Trustee’s own rights, duties or immunities under this Master Indenture or otherwise.

ARTICLE XI

SUBORDINATION

Section 11.01     Subordination.

(a)     Each Noteholder and Service Provider agrees that its claims against the Issuer for payment of amounts are subordinate to any claims ranking in priority thereto as set forth in the Flow of Funds hereof, including any post-petition interest (each such prior claim, a “Senior Claim”), which subordination shall continue until the holder of such Senior Claim (a “Senior Claimant”), or the Indenture Trustee on its behalf, has received the full cash amount of such Senior Claim. Each Noteholder and Service Provider is also obligated to hold for the benefit of the Senior Claimant any amounts received by such Noteholder or Servicer Provider, as the case may be, which, under the terms of this Master Indenture, should have been paid to or on behalf of the Senior Claimant and to pay over such amounts to the Indenture Trustee for application as provided in the Flow of Funds. Each Noteholder also agrees to execute and deliver such instruments and documents, and take all further action, that a Senior Claimant may reasonably request in order to effectuate the above. Each Noteholder’s right with respect to any Collateral shall be subordinated to the rights of Senior Claimants. Amounts deposited in any Indenture Account for a defeasance of the Notes or for an Optional Redemption of the Notes will not be subject to the foregoing subordination provisions. For the avoidance of doubt, this paragraph is not intended to limit the rights of Hedge Providers to receive payments other than in accordance with the Flow of Funds pursuant to Sections 3.08(c), 3.11(c), 3.14 and 3.16 of this Master Indenture.

(b)     If any Senior Claimant receives any payment in respect of any Senior Claim which is subsequently invalidated, declared preferential, set aside and/or required to be repaid to a trustee, receiver or other party, then, to the extent such payment is so invalidated, declared preferential, set aside and/or required to be repaid, such Senior

Claim shall be revived and continue in full force and effect, and shall be entitled to the benefits of this Article XI, all as if such payment had not been received.

(c)     Each Noteholder, by its acceptance of any Notes, and each other payee pursuant to the Flow of Funds, by entering into the Operative Agreement to which it is a party, authorizes and expressly directs the Indenture Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article XI, and appoints the Indenture Trustee its attorney-in-fact for such purposes, including, in the event of any dissolution, winding up, liquidation or reorganization of the Issuer (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or otherwise) any actions tending towards liquidation of the property and assets of the Issuer or the filing of a claim for the unpaid balance of its Notes in the form required in those proceedings.

(d)     No right of any holder of any Senior Claim to enforce the subordination of any subordinated claim shall be impaired by an act or failure to act by the Issuer or the Indenture Trustee or by any failure by either the Issuer or the Indenture Trustee to comply with this Master Indenture, unless such failure shall materially prejudice the rights of the subordinated claimant.

(e)     Each Noteholder, by accepting any Notes, and each other payee pursuant to the Flow of Funds, by entering into the Operative Agreement to which it is a party, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Claim, whether such Senior Claim was created or acquired before or after the issuance of such holder’s claim, to acquire and continue to hold such Senior Claim and such holder of any Senior Claim shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold such Senior Claim.

(f)     The Noteholders of each Series and each Class thereof shall have the right to receive, to the extent necessary to make the required payments with respect to the Notes of such Series and each Class thereof at the times and in the amounts specified herein and in any related Series Supplement, (i) the portion of Collections allocable to Noteholders of such Series and each Class thereof pursuant to this Master Indenture and any related Series Supplement, (ii) funds on deposit in the Liquidity Reserve Account allocated in accordance with the terms of this Master Indenture and any related Series Supplement and (iii) funds on deposit in any Series Account for such Series and each Class thereof. Each Noteholder, by acceptance of its Notes, (x) acknowledges and agrees that except as expressly provided herein and in any related Series Supplement, the Noteholders of a Series shall not have any interest in any Series Account for the benefit of any other Series (to the extent amounts were deposited therein in accordance with the Operative Agreements), and (y) ratifies and confirms the terms of this Master Indenture and the Operative Agreements executed in connection with such Noteholder’s Series. With respect to each Collection Period, Collections on deposit in the Collections Account will be allocated to each Series and each Class thereof then Outstanding in accordance with the Flow of Funds and any related Series Supplements.

ARTICLE XII

DISCHARGE OF INDENTURE; DEFEASANCE

Section 12.01     Discharge of Liability on the Notes; Defeasance.

(a)     When (i) the Issuer delivers to the Indenture Trustee all Outstanding Notes (other than Notes replaced pursuant to Section 2.08) for cancellation or (ii) all Outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a Redemption Notice pursuant to Section 3.16(a) and the Issuer irrevocably deposits in the Redemption/Defeasance Account funds sufficient to pay at maturity, or upon Optional Redemption of, all Outstanding Notes, including interest thereon to maturity or the Redemption Date (other than Notes replaced pursuant to Section 2.08), and if in either case the Issuer pays all other sums payable hereunder by the Issuer including any premium, then this Master Indenture shall, subject to Section 12.01(c), cease to be of further effect. The Indenture Trustee shall acknowledge satisfaction and discharge of this Master Indenture on demand of the Issuer accompanied by an Officer’s Certificate and an Opinion of Counsel, at the cost and expense of the Issuer, to the effect that any conditions precedent to a discharge of this Master Indenture have been met.

(b)     Subject to Sections 12.01(c) and 12.02, the Issuer at any time may terminate (i) all its obligations under the Notes or any Class or Series of Notes and this Master Indenture (the “legal defeasance” option) or (ii) its obligations under Sections 5.02, 5.03, 5.04 and 4.01 (other than with respect to a failure to comply with Sections 4.01(a), 4.01(b), 4.01(e) (only with respect to the Issuer) and 4.01(f) (only with respect to the Issuer)) (the “covenant defeasance” option). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Issuer exercises its legal defeasance option, payment of any Notes subject to such legal defeasance may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default (other than with respect to a failure to comply with Section 5.02(j), 4.01(a), 4.01(b), 4.01(e) and 4.01(f)).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Indenture Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c)     Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 5.02(j), Article VI, Sections 8.01, 12.04, 12.05 and 12.06 shall survive until all the Equipment Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 8.01, 12.04, 12.05 and 13.07 shall survive.

Section 12.02     Conditions to Defeasance. The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(a)     The Issuer irrevocably deposits in trust in the Redemption/Defeasance Account any one or any combination of (A) money, (B) obligations of, and supported by the full faith and credit of, the U.S. Government (“U.S. Government Obligations”) or (C) obligations of corporate issuers (“Corporate Obligations”) (provided that any such Corporate Obligations are rated AA+, or the equivalent, or higher, by each Rating Agency at such time and shall not have a maturity of longer than three (3) years from the date of defeasance) for the payment of all principal, premium, if any, and interest to maturity or redemption on the Class (or Series) of Notes being defeased;

(b)     the Issuer delivers to the Indenture Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations or the Corporate Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due and interest to maturity or redemption on the Class (or Series) of the Notes being defeased;

(c)     91 days pass after the deposit described in clause (a) above is made and during the 91-day period no Event of Default specified in Section 4.01(f) or (g) with respect to the Issuer occurs which is continuing at the end of the period;

(d)     the deposit described in clause (a) above does not constitute a default under any other agreement binding on the Issuer;

(e)     the Issuer delivers to the Indenture Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit described in clause (a) does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(f)     the Issuer shall have delivered to the Indenture Trustee an Opinion of Counsel to the effect that the Noteholders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(g)     if the related Notes are then listed on any securities exchange, the Issuer delivers to the Indenture Trustee an Opinion of Counsel to the effect that such deposit, defeasance and discharge will not cause such Notes to be delisted;

(h)     the Issuer has obtained a Rating Agency Confirmation relating to the defeasance contemplated by this Section 12.02;

(i)     the Issuer delivers to the Indenture Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article XII have been complied with; and

(j)     the Issuer shall only defease the Notes of a Class in their entirety, not partially.

Section 12.03     Application of Trust Money. The Indenture Trustee shall hold in the Redemption/Defeasance Account money, U.S. Government Obligations or Corporate Obligations deposited with it pursuant to this Article XII. It shall apply the deposited money and the money from U.S. Government Obligations or Corporate Obligations in accordance with this Master Indenture and the applicable Series Supplements to the payment of principal, premium, if any, and interest on the applicable Notes. Money and securities so held in trust are not subject to Article X.

Section 12.04     Repayment to the Issuer. The Indenture Trustee shall promptly turn over to the Issuer upon request any excess money or securities held by it at any time. Subject to any applicable abandoned property law, the Indenture Trustee shall pay to the Issuer upon written request any money held by it for the payment of principal or interest that remains unclaimed for two (2) years and, thereafter, Noteholders entitled to the money must look to the Issuer for payment as general creditors. Such unclaimed funds shall remain uninvested and in no event shall the Indenture Trustee be liable for interest on such unclaimed funds.

Section 12.05     Indemnity for Government Obligations and Corporate Obligations. The Issuer shall pay and shall indemnify the Indenture Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or Corporate Obligations, or the principal and interest received on such U.S. Government Obligations or Corporate Obligations.

Section 12.06     Reinstatement. If the Indenture Trustee is unable to apply any money or U.S. Government Obligations or Corporate Obligations in accordance with this Article XII (and the applicable Series Supplements) by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Master Indenture and the applicable Series Supplements and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article XII until such time as the Indenture Trustee is permitted to apply all such money, U.S. Government Obligations or Corporate Obligations in accordance with this Article XII, the applicable Series Supplements and the applicable Notes; provided, however, that, if the Issuer has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Noteholders of such Notes to receive such payment from the money, U.S. Government Obligations or Corporate Obligations held by the Indenture Trustee.

ARTICLE XIII

MISCELLANEOUS

Section 13.01     Right of Indenture Trustee to Perform. If the Issuer for any reason fails to observe or punctually to perform any of its obligations to the Indenture Trustee, whether under this Master Indenture and any Series Supplement or any of the other Operative Agreements or otherwise, the Indenture Trustee shall have power (but shall have no obligation), on behalf of or in the name of the Issuer or otherwise, to perform such obligations and to take any steps which the Indenture Trustee may, in its absolute discretion, consider appropriate with a view to remedying, or mitigating the consequences of, such failure by the Issuer; provided that no exercise or failure to exercise this power by the Indenture Trustee shall in any way prejudice the Indenture Trustee’s other rights under this Master Indenture and any Series Supplement or any of the other Operative Agreements.

Section 13.02     Waiver. Any waiver by any party of any provision of this Master Indenture or any right, remedy or option hereunder shall only prevent and estop such party from thereafter enforcing such provision, right, remedy or option if such waiver is given in writing and only as to the specific instance and for the specific purpose for which such waiver was given. The failure or refusal of any party hereto to insist in any one or more instances, or in a course of dealing, upon the strict performance of any of the terms or provisions of this Master Indenture by any party hereto or the partial exercise of any right, remedy or option hereunder shall not be construed as a waiver or relinquishment of any such term or provision, but the same shall continue in full force and effect. No failure on the part of the Indenture Trustee to exercise, and no delay on its part in exercising, any right or remedy under this Master Indenture and any Series Supplement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Master Indenture are cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03     Severability. In the event that any provision of this Master Indenture or the application thereof to any party hereto or to any circumstance or in any jurisdiction governing this Master Indenture shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent that it is invalid or unenforceable and the remainder of this Master Indenture, and the application of any such invalid or unenforceable provision to the parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall the same affect the validity or enforceability of this Master Indenture. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by the Indenture Trustee hereunder is unavailable or unenforceable shall not affect in any way the ability of the Indenture Trustee to pursue any other remedy available to it.

Section 13.04     Notices. All notices, demands, certificates, requests, directions, instructions and communications hereunder (“Notices”) shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (b) one Business Day after delivery to an overnight courier, or (c) on the date personally delivered to an authorized officer of the party to which sent, or (d) on the Business Day transmitted by legible telecopier transmission with a confirmation of receipt by the addressee thereof, or (e) if by electronic mail, upon written confirmation of receipt by the addressee thereof, in all cases addressed to the recipient as follows:

if to the Issuer, Administrator or Servicer to:

From the Initial Closing Date to December 15, 2020:
Trinity Industries Leasing Company
2525 N. Stemmons Freeway
Dallas, TX 75207
Attention: TILC Capital Markets Group
E-mail: TILC.CapitalMarkets.notices@trin.net

With a copy to:

Trinity Industries Leasing Company
2525 N. Stemmons Freeway
Dallas, TX 75207
Attention: Legal Department

From and after December 15, 2020:

Trinity Industries Leasing Company
14221 N. Dallas Parkway, Suite 1100
Dallas, TX 75254 Attention:
TILC Capital Markets Group
E-mail: TILC.CapitalMarkets.notices@trin.net

With a copy to:

Trinity Industries Leasing Company
14221 N. Dallas Parkway, Suite 1100
Dallas, TX 75254
Attention: Legal Department

if to the Indenture Trustee, the Note Registrar or the Paying Agent, to:

U.S. Bank National Association
425 Walnut Street, 6th Floor

CN-OH-W6CT
Cincinnati, OH 45202
Attention: Global Structured Finance
Facsimile: (513) 632-5511
E-mail: [--------------------]
Re: Trinity Rail Leasing 2020 LLC

if to a Hedge Provider, to:

the address specified in the applicable Series Supplement

if to a Liquidity Facility Provider, to:

the address specified in the applicable Series Supplement

if to a Rating Agency, to:

the address specified in the applicable Series Supplement

or addressed to any party at such other address as such party shall hereafter furnish to the other parties by written notice as provided above.

Section 13.05 Assignments. This Master Indenture shall be a continuing obligation of the Issuer and shall (i) be binding upon the Issuer and its successors and assigns and (ii) inure to the benefit of and be enforceable by the Indenture Trustee, and by its successors, transferees and assigns. The Issuer may not assign any of its obligations under this Master Indenture or any Series Supplement, or delegate any of its duties hereunder.

Section 13.06     Currency Conversion.

(a)     If any amount is received or recovered by the Administrator, the Servicer or the Indenture Trustee in respect of this Master Indenture or any part thereof (whether as a result of the enforcement of the security created under this Master Indenture and any Series Supplement or pursuant to this Master Indenture or any judgment or order of any court or in the liquidation or dissolution of the Issuer or by way of damages for any breach of any obligation to make any payment under or in respect of the Issuer’s obligations hereunder or any part thereof or otherwise) in a currency (the “Received Currency”) other than the currency in which such amount was expressed to be payable (the “Agreed Currency”), then the amount in the Received Currency actually received or recovered by the Indenture Trustee shall, to the fullest extent permitted by Applicable Law, only constitute a discharge to the Issuer to the extent of the amount of the Agreed Currency which the Administrator, the Servicer or the Indenture Trustee was or would have been able in accordance with its normal procedures to purchase on the date of actual receipt or recovery (or, if that is not practicable, on the next date on which it is so practicable), and, if the amount of the Agreed Currency which the Administrator, the

Servicer or the Indenture Trustee is or would have been so able to purchase is less than the amount of the Agreed Currency which was originally payable by the Issuer, the Issuer shall pay to the Administrator, the Servicer or the Indenture Trustee such amount as the Administrator, Servicer or the Indenture Trustee shall determine to be necessary to indemnify such Person against any loss sustained by it as a result (including the cost of making any such purchase and any premiums, commissions or other charges paid or incurred in connection therewith) and so that such indemnity, to the fullest extent permitted by Applicable Law, (i) shall constitute a separate and independent obligation of the Issuer distinct from its obligation to discharge the amount which was originally payable by the Issuer and (ii) shall give rise to a separate and independent cause of action and apply irrespective of any indulgence granted by the Administrator, the Servicer or the Indenture Trustee and continue in full force and effect notwithstanding any judgment, order, claim or proof for a liquidated amount in respect of the amount originally payable by the Issuer or any judgment or order and no proof or evidence of any actual loss shall be required.

(b)     For the purpose of or pending the discharge of any of the moneys and liabilities hereby secured the Administrator and the Servicer may convert any moneys received, recovered or realized by the Administrator or the Servicer, as the case may be, under this Master Indenture and any Series Supplement (including the proceeds of any previous conversion under this Section 13.06) from their existing currency of denomination into the currency of denomination (if different) of such moneys and liabilities and any conversion from one currency to another for the purposes of any of the foregoing shall be made at the Indenture Trustee’s then prevailing spot selling rate at its office by which such conversion is made. If not otherwise required to be applied in the Received Currency, the Administrator or the Servicer, as the case may be, acting on behalf of the Indenture Trustee, shall promptly convert any moneys in such Received Currency other than Dollars into Dollars. Each previous reference in this Section to a currency extends to funds of that currency and funds of one currency may be converted into different funds of the same currency.

Section 13.07 Application to Court. The Indenture Trustee may at any time after the service of a Default Notice apply to any court of competent jurisdiction for an order that the terms of this Master Indenture be carried into execution under the direction of such court and for the appointment of a receiver of the Collateral or any part thereof and for any other order in relation to the administration of this Master Indenture as the Requisite Majority shall deem fit and it may assent to or approve any application to any court of competent jurisdiction made at the instigation of any of the Noteholders and shall be indemnified by the Issuer against all costs, charges and expenses incurred by it in relation to any such application or proceedings.

Section 13.08     Governing Law. THIS MASTER INDENTURE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

Section 13.09     Jurisdiction.

(a)     Each of the parties hereto agrees that the United States federal and New York State courts located in The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Master Indenture and, for such purposes, submits to the jurisdiction of such courts. Each of the parties hereto waives any objection which it might now or hereafter have to the United States federal or New York State courts located in The City of New York being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Master Indenture and agrees not to claim that any such court is not a convenient or appropriate forum.

(b)     The submission to the jurisdiction of the courts referred to in Section 13.09(a) shall not (and shall not be construed so as to) limit the right of the Indenture Trustee to take proceedings against the Issuer in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(c)     Each of the parties hereto hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Master Indenture to the giving of any relief or the issue of any process in connection with such action or proceeding, including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

Section 13.10 Jury Trial. EACH PARTY TO THIS AGREEMENT, AND EACH NOTEHOLDER BY ITS ACCEPTANCE OF ITS NOTES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 13.11     Counterparts; Electronic Signatures. This Master Indenture may be executed in two or more counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument. Each of the parties agree that this Master Indenture, each Series Supplement and any other documents to be delivered in connection herewith and therewith (other than the Notes) may be electronically signed, that any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by DocuSign or any other digital signature provider as specified in writing to the Indenture Trustee) appearing on this Master Indenture, each Series Supplement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Master Indenture, each Series Supplement and such other documents may be made by facsimile, email or other electronic transmission.

Section 13.12     No Petition in Bankruptcy. The Indenture Trustee agrees, and each Noteholder shall be deemed to have agreed, that, prior to the date which is one year and one day after the payment in full of all outstanding Notes, neither the Indenture Trustee nor any Noteholder shall institute against, or join any other Person in instituting against, the Issuer an action in bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceeding under the laws of the United States or any state of the United States.

Section 13.13    Table of Contents, Headings, Etc. The Table of Contents and headings of the Articles and Sections of this Master Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Master Indenture to be duly executed, all as of the date first written above.

TRINITY RAIL LEASING 2020 LLC

By: Trinity Industries Leasing Company,
its manager

By: /s/ Sara E. McCoy
Name: Sara E. McCoy
Title: Senior Vice President and Managing Director

U.S. BANK NATIONAL
ASSOCIATION, not in its individual capacity but solely as Indenture Trustee (and as securities intermediary as described herein)

By: /s/ Chris McKim
Name: Chris McKim
Title: Vice President

Annex A to Master Indenture: Defined Terms

“144A Book-Entry Note” means an Equipment Note sold in reliance on Rule 144A, represented by a single permanent global note in fully registered form, without coupons, the form of which shall be substantially in the form of the applicable Equipment Note Form for such Equipment Note, with the legends required by Section 2.02 hereof for a 144A Book-Entry Note inscribed thereon and with such changes therein and such additional information as may be specified in the Series Supplement pursuant to which such Equipment Note is issued.

“AAR” means the Association of American Railroads or any successor thereto.

“Account Administration Agreement” means the Customer Collections Account Administration Agreement, dated as of November 12, 2003, by and among the various beneficiary parties thereto from time to time, TILC and WTC (and as the same may be amended, supplemented, restated, amended and restated or modified from time to time) or any replacement account administration agreement with the Account Collateral Agent or a replacement Account Collateral Agent.

“Account Collateral Agent” means the “Account Collateral Agent” under and as defined in an Account Administration Agreement, initially WTC.

“Accounts” means all “accounts” as defined in Article 9 of the UCC, whether due or to become due, whether or not the right of payment has been earned by performance, and whether now owned or hereafter acquired or arising in the future, including Accounts Receivable from Affiliates of the Issuer.

“Accounts Receivable” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation, all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all of the Issuer’s right, title and interest, if any, in any goods or other property giving rise to such right to payment, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, Encumbrances and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired, and all Supporting Obligations related to the foregoing and all Accounts Receivable Records.

“Accounts Receivable Records” means (a) all original copies of all documents, instruments or other writings or electronic records or other records evidencing the Accounts Receivable, (b) all books, correspondence, credit or other files, records, ledger sheets or cards, invoices, and other papers relating to Accounts Receivable, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Accounts Receivable, whether in the possession or under the control of the Issuer or any computer bureau or agent from time to time acting for the Issuer or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or lenders, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written, electronic or other non-written forms of information related in any way to the foregoing or any Accounts Receivable.

“Act” has the meaning, with respect to any Noteholder, given to such term in Section 1.04(a).

“Additional Interest” means, with respect to a Series of Notes or any Class thereof, interest at the Stated Rate on the aggregate amount of any unpaid interest that is due and payable on the Notes of such Series and Class (including any unpaid portion of the Stated Interest Amount and any Additional Interest Amount).

“Additional Interest Amount” with respect to any Class of Notes in any Series of Notes, an amount equal to the Additional Interest on the aggregate amount of unpaid interest (including any unpaid portion of any Stated Interest Amounts and any Additional Interest Amount) that was due and payable on the Notes of such Series or Class on any prior Payment Date.

“Additional Liquidity Facility” has the meaning given to such term in Section 3.15.

“Additional Liquidity Facility Provider” means the issuer or provider of an Additional Liquidity Facility.

“Additional Notes” means the Notes evidencing any Additional Series issued by the Issuer from time to time subsequent to the Initial Closing Date.

“Additional Railcar” means each Railcar acquired by the Issuer (other than the Railcars identified on a schedule to the Series Supplement for the Initial Notes) subsequent to the Initial Closing Date in accordance with the conditions set forth in Section 5.03(b).

“Additional Series” means any Series issued by Issuer subsequent to the Initial Closing Date pursuant to a Series Supplement.

“Adjusted Value” means, for any individual Railcar as of any date of determination, (a) the Initial Appraised Value of such Railcar, adjusted downward as of each Payment Date after the Delivery Date of such Railcar due to depreciation at the greater of (i) the amount of depreciation determined based on straight line depreciation from the date of manufacture using an assumed 35-year useful life (25 years for autoracks) to a “10%” assumed residual/salvage value and (ii) the amount of depreciation that would be calculated under any subsequent depreciation methodology or general practice of marking down asset values attributable to a change in Trinity’s corporate policy and practice after the Initial Closing Date (a “Depreciation Change”), plus (b) the cost of any Optional Modification or Required Modification, to the extent that Trinity on its books of account would properly add such cost to the book value of such Railcar in accordance with U.S. GAAP, with the amount of such cost so added pursuant to this clause (b) to be depreciated in the same manner following its incurrence and addition to book. Following the receipt of all proceeds and third party payments associated with a casualty event with respect to a Railcar, its Adjusted Value will be deemed to be zero.

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the Initial Closing Date, between the Administrator and the Issuer, or any replacement administrative services agreement with a replacement Administrator.

“Administrator” means TILC, in its capacity as administrator under the Administrative Services Agreement, including its successors in interest and permitted assigns, until another Person shall have become the administrator under such agreement, after which “Administrator” shall mean such other Person.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person or is a director or officer of such Person; “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Stock, by contract or otherwise.

“Affirmative Issuer Action” means, a Redemption Disposition by the Issuer, Permitted Discretionary Sale by the Issuer or a Replacement Exchange by the Issuer or the re-leasing of a Portfolio Railcar by the Issuer following the termination of or failure to renew the pre-existing Lease on such Portfolio Railcar.

“After-Tax Basis” means, with respect to any payment due to any Person, the amount of such payment supplemented by a further payment or payments so that the sum of all such payments, after reduction for all Taxes payable by such Person by reason of the receipt or accrual of such payments, shall be equal to the payment due to such Person.

“Aggregate Adjusted Borrowing Value” means, as of any date of determination, an amount equal to the sum of (i) the Adjusted Values (measured as of the last day of the month immediately preceding such date of determination) of all Portfolio Railcars, and (ii) the amounts on deposit in the Optional Reinvestment Account, any Prefunding Accounts and the Mandatory Replacement Account as of such date.

“Agreed Currency” has the meaning given to such term in Section 13.06(a).

“Allocable Note Balance” means, with respect to any Railcar, an amount equal to the product of the Railcar Advance Rate and the Adjusted Value of such Railcar.

“Allocable Subordinated Note Balance” means, with respect to any Railcar and Subordinated Notes, an amount equal to the product of the Subordinated Railcar Advance Rate and the Adjusted Value of such Railcar.

“Annual Report” has the meaning given to such term in Section 2.13(a).

“Applicable Law” means all applicable laws, rules, statutes, ordinances, regulations and orders of Governmental Authorities, including, without limitation, the applicable laws, rules, regulations and orders of any Railroad Authority.

“Appraisal” means a desktop appraisal of a Railcar, i.e. an appraisal without a physical inspection of a Railcar, dated within ninety (90) days before the applicable Delivery Date of such Railcar by the applicable Appraiser to determine the Initial Appraised Value of such Railcar, and, if such Delivery Date is not a Closing Date, considering substantially similar factors in such determination as were considered in the Appraisal delivered in connection with the most recent Closing Date (or, if obtaining an Appraisal addressing such factors is no longer commercially feasible as a result of changes in market practice of railcar appraisers, then an appraisal that considers such factors in the valuation determination as are then commercially feasible to obtain in light of railcar appraisal market practices at that time).

“Appraiser” means RailSolutions, Inc., or such other independent railcar appraiser that is of comparable standing and reputation as determined in the good faith judgment of the Servicer.

“Asset Transfer Agreement” means any asset transfer agreement between the Issuer and one or more sellers of Railcars, in form and substance satisfactory to the Issuer and the applicable seller or sellers party thereto. The initial Asset Transfer Agreement is the Purchase and Contribution Agreement, dated as of the Initial Closing Date, among the Issuer, TRIHC, TRC, TILC and TRLWT.

“Assigned Agreements” has the meaning given to such term in the Granting Clauses hereunder.

“Assignment and Assumption” has the meaning given to such term, if applicable, in an Asset Transfer Agreement.

“Authorized Agent” means, with respect to the Notes of any Series, any authorized Paying Agent or Note Registrar for the Notes of such Series.

“Authorized Representative” of any entity means the person or persons authorized to act on behalf of such entity.

“Available Collections Amount” means, for any Payment Date, the amount of Collections in the Collections Account as of the Determination Date for such Payment Date, plus or minus, as applicable, the aggregate amount of all transfers to be made to or from the Collections Account pursuant to the Master Indenture, a Hedge Agreement or a Liquidity Facility during the period beginning on such Determination Date and ending on such Payment Date (including transfers from the Liquidity Reserve Account, the Optional Reinvestment

Account, or the Mandatory Replacement Account pursuant to Sections 3.04, 3.05 and 3.09, respectively, and including any Servicer Advance).

“Balance” means, with respect to any Indenture Account as of any date, the sum of the cash deposits in such Indenture Account and the value of any Permitted Investments held in such Indenture Account as of such date, as determined in accordance with Section 1.02(k).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et. seq.

“Bill of Sale” has the meaning given to such term, if applicable, in an Asset Transfer Agreement.

“Book-Entry Notes” means the Regulation S Book-Entry Notes and the 144A Book-Entry Notes.

“Book LTV Ratio” has the meaning given to such term in paragraph 4(e) (Collateral--Releases) of the Granting Clause of this Master Indenture.

“Books and Records” has the meaning given to such term in Section 5.04(y)(i).

“Books and Records Inspection” has the meaning given to such term in Section 5.04(y)(i).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York, Dallas, Texas, St. Paul, Minnesota or in the location of the corporate trust office of the Indenture Trustee administering this Master Indenture (currently Cincinnati, Ohio for U.S. Bank as Indenture Trustee) are authorized by law to close.

“Capital Contribution” has the meaning given to such term in Section 3.17.

“Cede” means Cede & Co., as nominee for DTC.

“Chattel Paper” means all “chattel paper” as defined in the UCC.

“Class” means with respect to a Series, one or more classes of Notes of such Series (which class or classes shall be specified by the related Series Supplement) having the same rights to payment as all other Notes of such class.

“Class Account” has the meaning given to such term in Section 3.01(a).

“Class A Equipment Notes” with respect to a Series, means the Classes of Notes identified as such in the related Series Supplement.

“Class B Equipment Notes” with respect to a Series, means the Classes of Notes identified as such (if any) in the related Series Supplement.

“Class B Purchase Right” has the meaning given to such term in Section 4.11.

“Class B Purchase Right Outstanding Priority Balance” has the meaning given to such term in Section 4.11.

“Class B Purchasers” has the meaning given to such term in Section 4.11.

“Class R Notes” with respect to a Series, means the Classes of Notes identified as such in the related Series Supplement.

“Clearing Agency Participant” means a Person who has an account with Clearstream.

“Clearstream” means Clearstream Banking, a French société anonyme.

“Closing Date” means in the case of (i) the Initial Notes, the Initial Closing Date, and (ii) any Additional Notes, the relevant Series Issuance Date of such Additional Notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning given to such term in the Granting Clause.

“Collateral Liquidation Notice” means a written Direction from the Requisite Majority directing the Indenture Trustee to sell the Portfolio Railcars in accordance with Section 4.02(b).

“Collection Period” means, with respect to each Payment Date other than the first Payment Date, the period commencing on the first day of the calendar month immediately preceding the month in which such Payment Date occurs and ending on the last day of such calendar month and, in the case of the first Payment Date in respect of a Series, the period commencing on the Series Issuance Date (or the Initial Closing Date with respect to the Initial Notes issued hereunder) for such Series and ending on the last day of the first full calendar month following such Series Issuance Date or the Initial Closing Date, as applicable.

“Collections” for any period means all amounts (without duplication) received by the Issuer or by any Person (including without limitation, the Account Collateral Agent) receiving such amounts on behalf of the Issuer, including, but not limited to, (i) Lease Payments, (ii) amounts received in respect of claims for damages or in respect of any breach of contract for nonpayment of the foregoing, (iii) the Net Disposition Proceeds of any Railcar Disposition (except for any portion of such Net Disposition Proceeds that the Issuer shall direct to be deposited into either the Mandatory Replacement Account (or immediately applied toward the acquisition of Qualifying Replacement Railcars in Replacement Exchanges to the extent such sale and acquisition occurs simultaneously) or the Optional Reinvestment Account), (iv) amounts transferred from the Mandatory Replacement Account or the Optional Reinvestment Account

due to a failure to acquire or fund an Additional Railcar within the Replacement Period; (v) investment income, if any, on all amounts on deposit in the Indenture Accounts, (vi) any proceeds or other payments received under the Relative Documents, (vii) any portion of the net cash proceeds of the issuance of Notes deposited in the Collections Account on a Closing Date, (viii) net payments received by the Issuer under Hedge Agreements (other than payments made as, or as proceeds of, collateral provided by a Hedge Provider pursuant to a credit support annex), and (ix) any other amounts received by the Issuer, but not including any funds to be applied in connection with an Optional Redemption and other amounts required to be paid over to any third party pursuant to any Relative Document.

“Collections Account” has the meaning given to such term in Section 3.01(a).

“Company Inspection” has the meaning given to such term in Section 5.04(y)(i).

“Concentration Limits” means, collectively the Mexico Concentration Restriction, the Customer Concentration Limitation and the Industry Concentration Limitation.

“Control Party” means in respect of any Series of Notes, unless otherwise provided in the Series Supplement related to such Series, Noteholders representing more than fifty percent (50%) of the then aggregate Outstanding Principal Balance of (a) initially, all Outstanding Class A Equipment Notes of such Series, (b) on and after the occurrence of the payment in full of all Outstanding Obligations in respect of the Class A Equipment Notes of such Series, all Outstanding Class B Equipment Notes, and (c) on and after the occurrence of the payment in full of all Outstanding Obligations in respect of the Class A Equipment Notes and Class B Equipment Notes of such Series, all Outstanding Subordinated Notes.

“Convey” or “Conveyance” has the meaning given to such term, if applicable, in an Asset Transfer Agreement.

“Corporate Obligations” has the meaning given to such term in Section 12.02(a).

“Corporate Trust Office” means, with respect to the Indenture Trustee, the office of such trustee in the city at which at any particular time this Master Indenture shall be principally administered and, with respect to the Indenture Trustee on the Initial Closing Date, shall be, for the purpose of exchanging Notes, U.S. Bank National Association, 111 Fillmore East, St. Paul, Minnesota 55107, Attention: Bondholder Services, and for all other purposes shall be U.S. Bank National Association, 425 Walnut Street, 6th Floor, CN-OH-W6CT, Cincinnati, Ohio 45202, Attention: Global Structured Finance, Facsimile No: (513) 632-5511, or at any other time at such other address as the Indenture Trustee may designate from time to time by notice to the Noteholders and the Issuer.

“Credit Bankrupt” means a Person which (i) is subject to any bankruptcy or insolvency proceeding, (ii) is not paying its debts generally as they become due or (iii) has had a custodian (as defined in the Bankruptcy Code) take charge of all or substantially all of the property of such Person.

“Cure Amount” has the meaning given to such term in Section (c) of the Early Amortization Event definition.

“Cure Right” has the meaning given to such term in Section (c) of the Early Amortization Event definition.

“Current LTV Ratio” has the meaning given to such term in paragraph 4(e) (Collateral--Releases) of the Granting Clause of this Master Indenture.

“Customer Concentration Limitation” means, except in the case of any Permitted Excess Concentration, that, (a) as of any date of determination, the Adjusted Value of Portfolio Railcars leased to an individual Lessee that has a rating of at least “BBB-” or “Baa3” from S&P or Moody’s, respectively (or leased to an Affiliate of such a Person), in the aggregate, does not exceed on such date seventeen and one-half percent (17.5%) of the aggregate Adjusted Value of the Portfolio Railcars on such date, and (b) except as contemplated in clause (a) above, as of any date of determination, the Adjusted Value of Portfolio Railcars leased to an individual Lessee (or leased to an Affiliate thereof), regardless of rating, in the aggregate, does not exceed on such date fifteen percent (15%) of the aggregate Adjusted Value of the Portfolio Railcars on such date. The Issuer will have the right at any time to obtain Rating Agency Confirmation in respect of a proposed change to a more lenient Customer Concentration Limitation (i.e., to increase either or both of the percentages to be greater than the applicable percentage or percentages that are then in effect pursuant to this definition) and, if Rating Agency Confirmation in respect of such proposed change is obtained, the more lenient concentration restriction will then apply.

“Customer Payment Account” means the “Customer Payments Account” described in an Account Administration Agreement.

“Customer Payments” has the meaning given to such term in an Account Administration Agreement.

“Debt Service Coverage Ratio” means, with respect to any Payment Date, commencing on the seventh Payment Date after the Initial Closing Date, the ratio of (i) the sum of the Collections (excluding net payments owed to the Issuer for the payment of any Hedge Termination Value) deposited into the Collections Account for each of the six consecutive Collection Periods ending on the last day of the calendar month immediately preceding such Payment Date, minus the sum of (x) the amount actually deposited into the Expense Account during such six preceding Collection Periods, (y) the Service Provider Fees for each of such six preceding Collection Periods and (z) the amount actually deposited into the Liquidity Reserve Account during such six preceding Collection Periods, to (ii) the sum of (xx) the aggregate amount of principal payments with respect to the six consecutive Payment Dates ending on and including such Payment Date required in order to reduce the aggregate Outstanding Principal Balance of the Equipment Notes of each Series on such Payment Date to an amount equal to the Scheduled Targeted Principal Balance for such Series for such Payment Date, plus (yy) the aggregate amount of interest on the Outstanding Equipment Notes of each Series (excluding

Additional Interest) payable on the six consecutive Payment Dates ending on and including such Payment Date, plus (or minus) (zz) the net payments owed by the Issuer (or owed to the Issuer) under any Hedge Agreements (other than for the payment of any Hedge Termination Value) in respect of the six consecutive Payment Dates ending on and including such Payment Date.

“Default” means a condition, event or act which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Notice” has the meaning given to such term in Section 4.02(a).

“Definitive Note” means a note issued in definitive form pursuant to the terms and conditions of this Master Indenture and the related Series Supplement, the form of which shall be substantially in the form of the applicable Note Form for such Note, with the legends required by Section 2.02 hereof for a Definitive Note inscribed thereon and with such changes therein and such additional information as may be specified in the Series Supplement pursuant to which such Note is issued.

“Delivery Date” means each date on which any Railcar, together with any Lease related thereto and all Related Assets (as defined, if applicable, in the applicable Asset Transfer Agreement), is transferred to the Issuer by the applicable Seller thereof and includes, without limitation, the Initial Closing Date and each other date (in respect of Additional Railcars) on which any such transfer occurs.

“Delivery Schedule” has the meaning given to such term, if applicable, in an Asset Transfer Agreement.

“Depreciation Change” has the meaning given to such term in the definition of Adjusted Value.

“Designated Severability Clause” means, with respect to a Mixed Rider, language to the effect that the Mixed Rider shall constitute one or more separate and severable leases, with each such lease being comprised of railcars owned by a single person or entity, and each such lease shall incorporate the terms of the related master lease agreement and shall be separate and severable from each other lease made pursuant to such rider and from any other railcars or riders relating to such master lease agreement.

“Determination Date” means, with respect to a Payment Date, the last day of the calendar month prior to the month in which such Payment Date occurs.

“Direct Participants” means securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations which access the DTC system directly.

“Direction” has the meaning given to such term in Section 1.04(c).

“Dollars” or “$” means the lawful currency of the United States of America.

“DTC” means The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, its nominees and their successors.

“DTC Participants” means Euroclear, Clearstream or other Persons who have accounts with DTC.

“Early Amortization Event” means, as of any Payment Date, the existence of any one or more of the following events or conditions, unless it has been cured (or unless it has been waived by the Indenture Trustee at the Direction of a Requisite Majority):

(a)    a Servicer Termination Event of the type described in Section 8.5(e)(ii) of the Servicing Agreement;

(b)    the number of Portfolio Railcars that are subject to a Lease is less than 80% of the total number of Portfolio Railcars; or

(c)    as of any Payment Date on or after the seventh (7th) Payment Date following the Closing Date, the Debt Service Coverage Ratio is less than 1.05; for the avoidance of doubt, an Early Amortization Event pursuant to this clause (c) shall terminate on the next upcoming Payment Date as of which the Debt Service Coverage Ratio at least equals 1.05, provided, that the Issuer shall have the right (the “Cure Right”), at any time until the date that is thirty (30) days after such Payment Date, on no more than two occasions in any twelve (12) consecutive calendar months (including and preceding the month in which such Payment Date occurs) to receive Capital Contributions in an amount equal to no greater than that needed to cause the Debt Service Coverage Ratio to be at least equal to 1.05 immediately after giving effect to such contribution (by adding such Capital Contribution to the numerator in the calculation of the Debt Service Coverage Ratio) (the “Cure Amount”) (for the avoidance of doubt, no Early Amortization Event will occur or be deemed to have occurred, if after giving effect to the contribution of the Cure Amount as set forth above, the Debt Service Coverage Ratio is at least equal to 1.05).

“Eligibility Requirements” has the meaning given to such term in Section 2.03(b).

“Eligible Hedge Provider” means a bank or other entity that satisfies the standards of the Rating Agency rating the applicable Floating Rate Notes in order to maintain the then-current rating of such Floating Rate Notes.

“Eligible Institution” means (a) U.S. Bank, (b) any depository institution or trust company, with a capital and surplus of not less than $250,000,000, whose long-term unsecured debt rating from each Rating Agency of not less than A (or the equivalent) and whose deposits are insured by the Federal Deposit Insurance Corporation or (c) a federally or state chartered depository institution, with a capital and surplus of not less than $250,000,000, subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. § 9.10(b), that in each case has a long-term unsecured debt rating of not less than A (or the equivalent) or a short-term unsecured debt rating of A-1 (or the equivalent) from each Rating Agency.

“Eligible Railcar” means any Railcar that, on its applicable Delivery Date, is ready and available to operate as of such date (or will be upon routine maintenance) in commercial service and otherwise perform the functions for which it was designed.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge or security interest, including, without limitation, any conditional sale, any sale without recourse against the sellers, or any agreement to give any security interest over or with respect to any assets of any applicable Person.

“Equipment Note” means any one of the promissory notes (other than Subordinated Notes) executed by the Issuer and authenticated by or on behalf of the Indenture Trustee, substantially in the form attached to the related Series Supplement.

“Equipment Note Purchase Agreement”, with respect to a Series of Equipment Notes, has the meaning given to such term in the related Series Supplement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time
.
“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“Event of Default” means the existence of any of the events or conditions described in Section 4.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Date” means the date on which interests in each Regulation S Temporary Book-Entry Note will be exchangeable for interests in an Unrestricted Book-Entry Note, which shall be the later of (i) the fortieth (40th) day after the later of (a) the applicable Closing Date and (b) the completion of the distribution of the related Series of Notes and (ii) the date on which the requisite certifications are due to and provided to the Indenture Trustee.

“Excluded Expenses” means (a) salary, bonuses, company cars and benefits of the Servicer’s employees, (b) office, office equipment and office rental expenses of the Servicer, (c) telecommunications expenses of the Servicer, (d) taxes on the income, receipts, profits, gains, net worth or franchise of the Servicer and payroll, employment and social security taxes for employees of the Servicer, (e) any and all financing costs (including interest and fees) relating to any indebtedness of the Servicer, and (f) all other overhead expenses of the Servicer.

“Existing Lease” means a Lease in effect on a Closing Date in respect of any Railcar being conveyed to the Issuer on such date, together with any renewals thereof.

“Expense Account” has the meaning given to such term in Section 3.01(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (or any amended or successor versions of Sections 1471 through 1474 of the Code that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (including any foreign legislation, rules, regulations, guidance notes or similar guidance adopted pursuant to or implementing such agreements) entered into in connection with such Sections.

“Final Maturity Date” means, with respect to a Series (or Class thereof) of Notes, the date identified as such in the related Series Supplement.

“Final Principal Payment Shortfall” has the meaning given to such term in Section 3.10(d)(v).

“Fixed Rate Note” means any Note having a Stated Rate that is a fixed percentage.

“Floating Rate Note” means any Note having a Stated Rate that varies with a specified index, as specified in the Series Supplement under which such Floating Rate Note is issued.

“Flow of Funds” means the provisions of the Master Indenture applicable to the allocation and distribution of the Available Collections Amount set forth in Sections 3.11(a) or (b), as applicable.

“Form of Full Service Lease” means the form of master railcar lease agreement attached as Exhibit D to the Master Indenture.

“Form of Net Lease” means the form of master railcar lease agreement attached as Exhibit E to the Master Indenture.

“FRA” means the Federal Railroad Administration or any successor thereto.

“Full Service Leases” means Leases pursuant to which the Lessor thereunder is responsible for maintenance and repair of the Portfolio Railcars that are subject thereto.

“Future Lease” means, in respect of any Railcar, a Lease of such Railcar entered into by the Issuer at any time after the Delivery Date for such Railcar and that is not an Existing Lease.

“General Intangibles” (a) means all “general intangibles” as defined in Article 9 of the UCC and (b) includes, without limitation, all Assigned Agreements, all interest rate or currency protection or hedging arrangements, all tax refunds, claims for tax refunds and tax credits, all licenses, permits, approvals, consents, variances, certifications, concessions and authorizations, all Intellectual Property, all Payment Intangibles (in each case, regardless of whether characterized as general intangibles under the UCC), limited liability company or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee and the properties and rights associated therewith), franchises, and any letter of credit, guarantee, claim, security interest or other security held by or granted to the Issuer to secure payment by an account debtor of any of the Accounts Receivable including the Issuer’s rights in all security agreements, leases and other contracts securing or otherwise relating to any Account Receivable and all warranties, rights and claims against third parties including carriers and shippers and otherwise.

“Governmental Authority” shall mean any government, legislative body, regulatory authority, court, administrative agency or commission or other governmental agency or instrumentality (or any officer or representative thereof), domestic, foreign or international, of competent jurisdiction, including the European Union.

“Hedge Agreement” means an interest rate derivative agreement (including, without limitation, a cap, collar, floor, swap or other derivative transaction) between the Issuer and the Hedge Provider named therein.

“Hedge Collateral” has the meaning given to such term in Section 3.16(g).

“Hedge Collateral Account” has the meaning given to such term in Section 3.16(g).

“Hedge Partial Termination Value” means, with respect to a partial termination of a Hedge Agreement, a termination payment due either from the Issuer to the applicable Hedge Provider or from the applicable Hedge Provider to the Issuer in relation to such termination pursuant to the terms of such Hedge Agreement. Such termination payment may be subject to netting or offsetting claims, and the final amount so owed will be the Hedge Partial Termination Value.

“Hedge Provider” means a Person that is a party to a Hedge Agreement with the Issuer.

“Hedge Termination Value” means, with respect to a Hedge Agreement, a termination payment due either from the Issuer to the applicable Hedge Provider or from the applicable Hedge Provider to the Issuer in relation to such termination pursuant to the terms of such Hedge Agreement. Such termination payment may be subject to offsetting claims, and the final amount so owed by the Issuer or to the Issuer (if any) will be the Hedge Termination Value.

“Hedging Requirement” has the meaning given to such term in Section 3.16(b).

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of purchasing such property or service or taking delivery and title thereto or the completion of such services, and payment deferrals arranged primarily as a method of raising funds to acquire such property or service, (v) all obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under U.S. GAAP, (vi) all Indebtedness (as defined in clauses (i) through (v) of this paragraph) of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vii) all indebtedness of such Person under Liquidity Facilities, (viii) net payments due and payable by such Person under Hedge Agreements, and (ix) all Indebtedness (as defined in clauses (i) through (viii) of this paragraph) of other Persons guaranteed by such Person.

“Indemnified Expenses” has the meaning given to such term in Section 5 of the Administrative Services Agreement.

“Indenture Account” means each of the Collections Account, the Expense Account, the Mandatory Replacement Account, the Optional Reinvestment Account, each Series Account, any Class Account, the Liquidity Reserve Account, any Liquidity Facility Collateral Account, any Redemption/Defeasance Account, any Prefunding Account and any sub-accounts and ledger and sub-ledger accounts maintained with respect to any of the foregoing in accordance with this Master Indenture (as well as any other account, if any, established with the Indenture Trustee in accordance with Section 3.01(a) after the Initial Closing Date).

“Indenture Investment” means any obligation issued or guaranteed by the United States of America or any of its agencies for the payment of which the full faith and credit of the United States of America is pledged and with a final maturity on or before the date which is the earlier of (a) ninety days from the date of purchase thereof and (b) the first Payment Date occurring after the date of purchase thereof.

“Indenture Supplement” means a supplement to this Master Indenture, other than a Series Supplement.

“Indenture Trustee” has the meaning given to such term in the preamble hereof, and any successor indenture trustee appointed in accordance with the terms hereof.

“Indenture Trustee Fees” means the compensation and expenses (including attorney’s fees and expenses and indemnification payments) payable to the Indenture Trustee for its services under this Master Indenture and the other Relative Documents to which it is a party (if any).

“Industry Concentration Limitation” means that, as of any date of determination, the Adjusted Value of Portfolio Railcars leased to Lessees for primary use in the industries identified below, are in excess of the percentages set forth below for each such industry (expressed as a percentage of the aggregate Adjusted Value of all Portfolio Railcars on such date):

Industry	Concentration Limit (% of Adjusted Value of Portfolio Railcars)
Aggregates	[---]%
Automotive	[---]%
Biofuels	[---]%
Cement	[---]%
Chlor Alkali	[---]%
Construction Material	[---]%
Crude Oil	[---]%*
Coal	[---]%
DDG/Feed	[---]%
Fertilizer	[---]%
Food and Other Agriculture	[---]%
Frac Sand	[---]%
Grain	[---]%
Grain Mill Products	[---]%
Lumber	[---]%
Metal Products	[---]%
NGL	[---]%
Other	[---]%
Paper	[---]%
Petrochemicals	[---]%
Plastics	[---]%
Refined Products	[---]%
Steel/Iron	[---]%

*Non‐DOT 117 tank cars in crude oil service will be limited to [---] % of the total Adjusted Value of Portfolio Railcars

The Issuer will have the right at any time to obtain Rating Agency Confirmation in respect of a proposed change to a more lenient Industry Concentration Limitation (i.e., to increase either or both of the percentages to be greater than the applicable percentage or percentages that are then in effect pursuant to this definition) and, if Rating Agency Confirmation in respect of such proposed change is obtained, the more lenient concentration restriction will then apply.

“Inflation Factor” means, with respect to any calendar year, the quotient (expressed as a decimal) obtained by dividing (i) the PPI published in respect of the most recently ended calendar year (the “New Year”), by (ii) the PPI published in respect of the calendar year immediately preceding the New Year, and subtracting 1.00 from the resulting quotient. “PPI” for purposes hereof, means, with respect to any calendar year or any period during any calendar year, the “Producer Price Index” applicable to the capital equipment sector as published by the Bureau of Labor Statistics for the United States Department of Labor. If the PPI shall be converted to a different standard reference base or otherwise revised after the date hereof, PPI shall thereafter be calculated with use of such new or revised statistical measure published by the Bureau of Labor Statistics or, if not so published, as may be published by any other reputable publisher of such price index reasonably selected by the Administrator. The Inflation Factor may be a negative number.

“Initial Appraised Value” means, with respect to a Railcar, the appraised value of such Railcar as determined in the Appraisal delivered in connection with the Conveyance thereof to the Issuer.

“Initial Closing Date” means November 19, 2020.

“Initial Liquidity Facility” means the Liquidity Facility Agreement entered into by and between the Issuer and the Initial Liquidity Facility Provider on the Initial Closing Date.

“Initial Liquidity Facility Provider” means the “Liquidity Facility Provider” under the Series Supplement for the Initial Notes.

“Initial Notes” means the Notes designated “Series 2020-2” issued on the Initial Closing Date.

“Initial Purchaser” with respect to a Series of Equipment Notes, has the meaning given to such term in the related Series Supplement.

“Inspection Representative” has the meaning given to such term in Section 5.04(y)(i).

“Inspections” has the meaning given to such term in Section 5.04(y)(i).

“Institutional Accredited Investor” means a Person that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

“Instruments” means all “instruments” as defined in Article 9 of the UCC.

“Insurance Agreement” means the Insurance Agreement, dated as of the Initial Closing Date, between the Insurance Manager and the Issuer, or any replacement insurance agreement with a replacement Insurance Manager.

“Insurance Manager” means TILC, in its capacity as insurance manager under the Insurance Agreement, including its successors in interest and permitted assigns, until another Person shall have become the insurance manager under such agreement, after which “Insurance Manager” shall mean such other Person.

“Insurance Manager Default” has the meaning given to such term in Section 6.2 of the Insurance Agreement.

“Intellectual Property” means all past, present and future: trade secrets and other proprietary information; trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be applied for or issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to any or all of the foregoing.

“Interchange Rules” means the interchange rules or supplements thereto of the AAR, as the same may be in effect from time to time.

“Interest Accrual Period” means, except as may be otherwise provided in the related Series Supplement for a Series of Notes: (a) with respect to Fixed Rate Notes, the period beginning on the 19th day of a calendar month and ending on (but excluding) the 19th day of the next calendar month, and (b) with respect to Floating Rate Notes, the period beginning on each Payment Date and ending on (but excluding) the next succeeding Payment Date, except that the initial Interest Accrual Period for a Series (x) with respect to Fixed Rate Notes, shall begin on the Closing Date for such Series and end on (but exclude) the 19th day of the next calendar month, and (y) with respect to Floating Rate Notes, shall begin on the Closing Date for such Series and end on (but exclude) the first Payment Date occurring after such Closing Date.

“Investment Letter” means a letter substantially in the form of Exhibit B attached hereto.

“Investment Property” means all “investment property” as defined in Article 9 of the UCC.

“Involuntary Railcar Disposition” has the meaning given to such term in Section 5.03(a)(ii).

“Issuance Expenses” means the aggregate amount of all subscription discounts, brokerage commissions, placement fees, resale fees, structuring fees, out of pocket transaction expenses and other similar fees, commissions and expenses relating to the issuance of a Series of the Notes.

“Issuer” has the meaning given to such term in the preamble.

“Issuer Documents” means this Master Indenture, each Series Supplement, the Servicing Agreement, the Account Administration Agreement, the Administrative Services Agreement, the Insurance Agreement, the Asset Transfer Agreements, any Bill of Sale, any Assignment and Assumption, the Hedge Agreements, the Liquidity Facility Documents, the Marks Company Trust Agreement, any Marks Company Trust Supplement, the Marks Servicing Agreement and any SUBI Certificate related to the Portfolio Railcars.

“Issuer Expense” means, for any Payment Date, any of the following costs directly incurred by the Issuer or incurred by any Service Provider in its performance of its obligations under the applicable Service Provider Agreement that are, in each case, reasonable in amount and are fairly attributable to the Issuer and its permitted activities during the related Collection Period: (i) accounting and audit expenses, and tax preparation, filing and audit expenses; (ii) premiums for liability, casualty, fidelity, directors and officers and other insurance; (iii) directors’ fees and expenses, including fees and expenses of the special member of the Issuer; (iv) other professional fees; (v) taxes (including personal or other property taxes and all sales, value added, use and similar taxes) other than taxes that are incurred by such Service Provider in respect of its own income or assets, and other than taxes that constitute Ordinary Course Expenses; (vi) taxes imposed in respect of any and all issuances of equity interests, stock exchange listing fees, registrar and transfer expenses and trustee’s fees with respect to any outstanding securities of the Issuer; and (vii) surveillance fees assessed by the Rating Agencies, including any such fees incurred by the Issuer in connection with its compliance with its covenant set forth in Section 5.02(o).

“Issuer Group Member” means any of the Issuer, Trinity, TILC or any Affiliate of any of them.

“KBRA” means Kroll Bond Rating Agency, LLC.

“Later Sold Note” is defined in Section 2.19.

“Law” means (a) any constitution, treaty, statute, law, regulation, order, rule or directive of any Governmental Authority, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

“Lease” means, with respect to a Railcar, a lease, car contract or other agreement granting permission for the use of such Railcar, constituting an operating lease thereon.

“Lease Payments” means all lease rental payments and other amounts payable by or on behalf of a Lessee under a Lease related to a Portfolio Railcar, including payments credited due to application of security deposits and amounts recovered under other supporting obligations, if any, in respect of such Lease.

“Lessee” means each Person who is the lessee under a Lease of a Railcar.

“Lessor” means, with respect to any Lease, the lessor under such Lease (being, in respect of Leases of Portfolio Railcars, the Issuer as assignee lessor under the related Assignment and Assumption).

“LIBOR”, with respect to a Series, has the meaning given to such term in the related Series Supplement, if applicable.

“Liquidity Facility” means the Initial Liquidity Facility and/or Additional Liquidity Facility, as the context may require. A Liquidity Facility may be in the form of a letter of credit, liquidity loan agreement, revolving credit agreement, collateralized or uncollateralized guarantee, financial guaranty policy, guaranteed investment contract, total return swap, or some other form of standby liquidity.

“Liquidity Facility Available Amount” with respect to a Liquidity Facility, means the amount available to be drawn under such Liquidity Facility.

“Liquidity Facility Collateral Account” has the meaning given to such term in Section 3.01(a).

“Liquidity Facility Documents” is defined in Section 3.15.

“Liquidity Facility Provider” means the Initial Liquidity Facility Provider and/or any Additional Liquidity Facility Provider, as the context may require.

“Liquidity Reserve Account” has the meaning given to such term in Section 3.01(a).

“Liquidity Reserve Target Amount” means, (A) as of the Initial Closing Date, zero and (B) thereafter, on each Payment Date, an amount equal to the product of (x) nine times (y) the sum of (i) the Stated Interest Amount due on all Outstanding Series of Equipment Notes on such Payment Date (for purposes of this calculation, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months), plus (or minus) (ii) the net payments owed by the Issuer (or owed to the Issuer) under any Hedge Agreements (other than for the payment of any Hedge Termination Value or Hedge Partial Termination Value) in respect of the Interest Accrual Period ending on such Payment Date (for purposes of this calculation, such payments shall be calculated on the basis of a 360-day year consisting of twelve 30-day months for both amounts payable and receivable).

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Issuer, dated on or about the Initial Closing Date.

“Mandatory Replacement Account” has the meaning given to such term in Section 3.01(a).

“Mark” means the identification mark of a railcar registered with the AAR, consisting of letters registered in the name of the owner of the railcar mark and the car number.

“Marks Company” means Trinity Marks Company, a Delaware statutory trust.

“Marks Company Trust Agreement” means the Amended and Restated Marks Company Trust Agreement, dated as of May 17, 2001, between TILC and WTC.

“Marks Company Trust Supplement” means (a) with respect to the Initial Notes, the Marks Company Trust Supplement 2020-2, and (b) with respect to any Additional Series, the related supplement to the Marks Company Trust Agreement, substantially in the form of the Marks Company Trust Supplement.

“Marks Company Trust Supplement 2020-2” means the Supplement 2020-2 to the Marks Company Trust Agreement, dated as of the Initial Closing Date, between TILC and WTC.

“Marks Company Trustee” has the meaning given to such term in the Marks Company Trust Agreement.

“Marks Servicing Agreement” means the Management and Servicing Agreement, dated as of May 17, 2001, between TILC and the Marks Company.

“Master Indenture” has the meaning given to such term in the preamble hereto.

“Maximum Hedging Amount” has the meaning given to such term in Section 3.16(b).

“Member” means the sole equity member of the Issuer, i.e. TILC, or any successor or assignee thereto, in such capacity.

“Merger Transaction” has the meaning given to such term in Section 5.02(g).

“Mexican Lessee” is defined in the definition of Permitted Lessee.

“Mexico Concentration Restriction” means the condition described in the proviso to the definition of Permitted Lessee. The Issuer will have the right at any time to obtain Rating Agency Confirmation in respect of a proposed change to a more lenient Mexico Concentration Restriction (i.e., to increase the percentage set forth in the definition of Permitted Lessee to be greater than the applicable percentage that is then in effect pursuant to such definition) and, if Rating Agency Confirmation in respect of such proposed change is obtained, the more lenient concentration restriction will then apply.

“Minimum Hedging Amount” has the meaning given to such term in Section 3.16(b).

“Mixed Rider” means a Rider that covers not only Railcars owned by the Issuer but also railcars owned by one or more other owners.

“Modification Agreement” means any agreement between the Issuer (or the Servicer acting on its behalf) and a Supplier for the purchase and/or installation of a Required Modification or an Optional Modification.

“Money” means “money” as defined in the UCC.

“Monthly Report” has the meaning given to such term in Section 2.13(a).

“Moody’s” means Moody’s Investors Service, Inc. or, if such corporation or its successor shall for any reason no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized rating agency designated by the Issuer.

“National Reload Pool” means the autorack pool operated by TTX Company for the shared use of bi-level and tri-level autorack Railcars that have been supplied for such pool by participating Class 1 railroads.

“Net Disposition Proceeds” means, with respect to any Railcar Disposition, (a) in respect of a Railcar Disposition consisting of a sale, the aggregate amount of cash received by or on behalf of the seller in connection with such transaction after deducting therefrom (without duplication) (i) reasonable and customary brokerage commissions and other similar fees and commissions, and (ii) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of the seller and are properly attributable to such transaction or to the asset that is the subject thereof, and (b) in respect of a Railcar Disposition that is not a sale, payments received in respect of any applicable casualty or condemnation, including insurance proceeds, condemnation awards and payments received from Lessees or other third parties.

“Net Leases” means Leases pursuant to which a Lessee thereunder is responsible for maintenance and repair of the Portfolio Railcars leased thereunder.

“Net Proceeds” means, with respect to the issuance of the Notes, the aggregate amount of cash received by the Issuer in connection with such issuance after deducting therefrom (without duplication) all Issuance Expenses; provided that such amount shall not be less than zero.

“Net Stated Interest Shortfall” has the meaning given to such term in Section 3.04(c).

“Non-Severable Mixed Rider” means a Mixed Rider that does not contain a Designated Severability Clause.

“Non-U.S. Person” means a person who is not a U.S. person, as defined in Regulation S.

“Note Form” means with respect to a Note, the form of such Note attached as an exhibit to the Series Supplement under which such Note is issued.

“Note Registrar” has the meaning given to such term in Section 2.03(a).

“Noteholder” means any Person in whose name a Note is registered from time to time in the Register for such Notes.

“Noteholder Tax Identification Information” means properly completed and signed tax certifications (generally, in the case of U.S. federal income tax, IRS Form W-9 (or applicable successor form) in the case of a person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code) and other information requested from time to time by the Issuer, the Indenture Trustee or any Paying Agent sufficient (i) to determine the applicability of, or to determine the amount of, U.S. withholding tax under the Code (including back-up withholding and withholding imposed pursuant to FATCA) or other Applicable Law and (ii) for the Issuer, the Indenture Trustee and each Paying Agent to satisfy their information reporting obligations under the Code (including under FATCA) or other Applicable Law.

“Notes” means the Equipment Notes and the Subordinated Notes.

“Notices” has the meaning given to such term in Section 13.04.

“NRSRO” means any nationally recognized statistical rating organization.

“Officer’s Certificate” means a certificate signed (i) in the case of a corporation, by the President, any Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of such corporation, (ii) in the case of a partnership, by the Chairman of the Board, the President or any Vice President, the Treasurer or an Assistant Treasurer of a corporate general partner or limited liability company general partner (to the extent such limited liability company has officers), (iii) in the case of a commercial bank or trust company, by the Chairman or Vice Chairman of the Executive Committee or the Treasurer, any Trust Officer, any Vice President, any Executive or Senior or Second or Assistant Vice President, or any other officer or assistant officer customarily performing the functions similar to those performed by the persons who at the time shall be such officers, or to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and (iv) in the case of a limited liability company, any manager or member (other than a special member) thereof, and any President, Managing Director or Vice President of (A) such limited liability company, (B) such manager or member, or (C) a manager of such manager or member.

“Operating Expenses” means (i) Issuer Expenses, (ii) Ordinary Course Expenses and (iii) the costs of Required Modifications.

“Operative Agreements” means the Asset Transfer Agreements, Bills of Sale, Assignment and Assumptions, the Notes, this Master Indenture, each Series Supplement, each Officer’s Certificate of the Issuer, Servicer, any Seller, Administrator or TILC in any other capacity (including as settlor, initial beneficiary and SUBI trustee under any Marks Company Trust Supplement) delivered pursuant to any Operative Agreement, the Servicing Agreement, the Administrative Services Agreement, the Insurance Agreement, the Service Provider Agreements, the Account Administration Agreement, the Marks Company Trust Agreement, each Marks Company Trust Supplement, the Marks Servicing Agreement, the Hedge Agreements and the Liquidity Facility Documents.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of the Servicer or the Administrator or counsel to the Issuer, that meets the requirements of Section 1.03.

“Optional Modification” means a modification or improvement of a Railcar, the cost of which is capitalized in accordance with U.S. GAAP, that (a) is not a Required Modification and (b) complies with the criteria set forth in Section 5.04(z)(ii).

“Optional Redemption” means, with respect to any Series of Notes or any Class within a Series of Notes, a voluntary prepayment by the Issuer of all or a portion of the Outstanding Principal Balance of such Series or Class in accordance with the terms of this Master Indenture and the applicable Series Supplement; and, with respect to all Outstanding Notes, a voluntary prepayment by the Issuer of the Outstanding Principal Balance of the Notes in accordance with the terms of this Master Indenture and each applicable Series Supplement.

“Optional Reinvestment Account” has the meaning given to such term in Section 3.01(a).

“Ordinary Course Expenses” means, with respect to any Payment Date, all of the following expenses and costs, incurred by, or on behalf of, the Issuer (including by the Servicer on behalf of the Issuer) in connection with the ownership, use, leasing and/or operation of the Portfolio Railcars during the related Collection Period (and without duplication): (i) costs for routine maintenance and repairs (but not Optional Modifications) needed to return a Railcar to serviceable condition for use in interchange; (ii) the cost of repositioning a Railcar in connection with the origination or termination of a Lease; (iii) legal fees and court costs incurred in connection with enforcing rights under a Lease of a Railcar and/or repossessing such Railcar (but excluding legal fees incurred by the Servicer in the negotiation and documentation of Future Leases or of amendments or renewals of Leases and Future Leases); (iv) the allocable cost of obtaining and maintaining contingent and off-lease insurance with respect to the Portfolio Railcars; (v) taxes, levies, duties, charges, assessments, fees, penalties, deductions or withholdings assessed, charged or imposed upon or against the use and operation of the Portfolio Railcars; (vi) the cost of storing an off-lease Railcar; (vii) expenses and costs (including legal fees) of pursuing claims against manufacturers or sellers of a Railcar; (viii) non-recoverable sales and value-added taxes with respect to a Railcar; (ix) governmental filing fees necessary to perfect, or continue the perfection of, the security interest of the Indenture Trustee in a Railcar and/or a Lease; (x) the costs of Optional Modifications (but not in excess, in any calendar month, of the result of (A) one hundred thousand dollars ($100,000) multiplied by (B) the number of Outstanding Series on the first day of such calendar month); and (xi) all other expenses and costs, incurred by, or on behalf of, the Issuer (including by the Servicer on behalf of the Issuer) in connection with the ownership, use, leasing and/or operation of the Portfolio Railcars during the related Collection Period, other than Issuer Expenses, the costs of Required Modifications, and Excluded Expenses.

“Outstanding” means with respect to the Notes of any Series or any Class thereof at any time, all Notes of such Series or such Class, as the case may be, previously authenticated and delivered by the Indenture Trustee except (i) any such Notes cancelled by, or delivered for cancellation to, the Indenture Trustee; (ii) any such Notes, or portions thereof, for which the payment of principal of and accrued and unpaid interest on which moneys have been deposited in the Series Account for such Series or such Class, as the case may be, or distributed to Noteholders by the Indenture Trustee and any such Notes, or portions thereof, for the payment or redemption of which moneys in the necessary amount have been deposited in the Redemption/Defeasance Account for such Notes; and (iii) any such Notes in exchange or substitution for which other Notes, as the case may be, have been authenticated and delivered, or which have been paid pursuant to the terms of this Master Indenture (unless proof satisfactory to the Indenture Trustee is presented that any of such Notes is held by a Person in whose hands such Note is a legal, valid and binding obligation of the Issuer). Section 1.04(c) hereof sets forth certain limitations on whether a Note held by the Issuer or any other Issuer Group Member will be considered to be Outstanding for purposes of Directions.

“Outstanding Note” means a Note that is Outstanding.

“Outstanding Obligations” means, as of any date of determination, an amount equal to the sum of (i) the Outstanding Principal Balance of, and all accrued and unpaid interest (including without limitation, Additional Interest) payable on the Notes and (ii) all other amounts owing from time to time to Noteholders, or to any other Person under the Operative Agreements.

“Outstanding Principal Balance” means, with respect to any Outstanding Notes the total principal balance of such Outstanding Notes unpaid and outstanding at any time.

“Part” means any and all parts, attachments, accessions, appurtenances, furnishings, components, appliances, accessories, instruments and other equipment installed in, or attached to (or constituting a spare for any such item installed in or attached to) any Railcar.

“Paying Agent” has the meaning given to such term in Section 2.03(a). The term “Paying Agent” includes any additional Paying Agent.

“Payment Date” means the 19th calendar day of each month, commencing on December 19, 2020; provided that if any Payment Date would otherwise fall on a day that is not a Business Day, such Payment Date shall be the first following day which is a Business Day.

“Payment Date Schedule” means the schedule prepared by the Administrator pursuant to Section 3.10(e).

“Payment Intangible” means all “payment intangibles” as defined in Article 9 of the UCC.

“Permitted Discretionary Sale” has the meaning given to such term in Section 5.03(a)(iii).

“Permitted Encumbrance” means: (i) the ownership interests of the Issuer; (ii) the interest of the Lessee as provided in any Lease; (iii) any Encumbrance for taxes, assessments, levies, fees and other governmental and similar charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings so long as there exists no material risk of sale, forfeiture, loss, or loss of or interference with use or possession of the affected asset, and such contest would not result in the imposition of any criminal liability on the Issuer or any assignee thereof; (iv) in respect of any Railcar, any Encumbrance of a repairer, mechanic, supplier, materialman, laborer and the like arising in the ordinary course of business by operation of law or similar Encumbrance, provided that the proceedings relating to such Encumbrance or the continued existence of such Encumbrance does not give rise to any reasonable likelihood of the sale, forfeiture or other loss of the affected asset, and such contest would not result in the imposition of any criminal liability on the Issuer or any assignee thereof; (v) Encumbrances granted to the Indenture Trustee under and pursuant to this Master Indenture; (vi) any Encumbrances created by or through or arising from debt or liabilities or any act or omission of any Lessee in each case either in contravention of the relevant Lease (whether or not such Lease has been terminated) or without the consent of the relevant Lessor (provided that if the Issuer becomes aware of any such Encumbrance, it shall use commercially reasonable efforts to have any such Encumbrance lifted, removed and otherwise discharged); (vii) salvage rights of insurers under insurance policies covering the affected asset; (viii) any sublease permitted under any Lease; (ix) Encumbrances which are released or extinguished upon the transfer of the related asset to the Issuer by the applicable transferee thereof; and (x) Encumbrances on railcars and leases that result from a Rider being a Mixed Rider.

“Permitted Excess Concentration” means the aggregate Adjusted Value of the Issuer’s Railcars leased to an individual Lessee exceeds a percentage limitation specified in the definition of Customer Concentration Limit as a result of the merger or consolidation of one or more Lessees. A Permitted Excess Concentration shall not be a violation of the Customer Concentration Limit or the Concentration Limits generally; however, no additional Railcars may be leased to such Lessee (not counting then-currently leased Railcars that are re-leased to the then-current Lessee), and additional Railcars leased to such Lessee may not be purchased, by the Issuer unless, upon such lease or purchase, the Adjusted Value of the Issuer’s Railcars leased to such individual Lessee will meet the applicable Customer Concentration Limit.

“Permitted Holder” has the meaning given to such term in Section 5.02(i)(A).

“Permitted Investments” means one or more of the following obligations which (i) are acquired at a purchase price of not greater than par, (ii) have a fixed principal amount due at maturity, if applicable, and (iii) unless full payment of principal is paid in cash upon the exercise of the option, do not include any embedded options (i.e., not callable, putable or convertible): (a) marketable direct obligations issued by, or fully and unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, (b) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any United States commercial bank having a long-term unsecured debt rating of at least “AA” by S&P and “Aa2” by Moody’s or equivalent ratings by another nationally recognized credit rating agency in substitution of Moody’s if Moody’s is not in the business of rating long-term senior unsecured debt of commercial banks, (c) commercial paper of an issuer rated at the time of acquisition at least A-1+ by S&P and P1 by Moody’s or, in substitution of Moody’s if Moody’s ceases publishing ratings of commercial paper issuers generally, carrying an equivalent rating by an internationally recognized rating agency, and maturing within one year from the date of acquisition, (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States Government, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least A-l+ by S&P and P1 by Moody’s, or in substitution of Moody’s if Moody’s ceases publishing ratings of such a state, commonwealth, territory, political subdivision, taxing authority or foreign government, carrying an equivalent rating by an internationally recognized rating agency, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 thereunder and that, at the time of such investment, are rated “Aaa” by Moody’s and “AAA” by S&P or invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition. The ratings by S&P described in this definition must be an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators and unsolicited ratings.

“Permitted Lease” means (a) each Existing Lease (including any renewal or extension thereof to the extent such renewal or extension complies with clauses (i), (iii), (iv) and (v) below) and (b) any agreement (other than an Existing Lease) constituting a Lease that meets all of the following requirements:

(i)    the Lessee thereunder is a Permitted Lessee;

(ii)    if such agreement permits the Lessee thereunder to sublease any of the Portfolio Railcars subject to such Lease, then such Lease shall require that any such sublease be conditioned on (A) the Lessee’s obtaining the Lessor’s prior consent to such sublease, (B) the Lessee agreeing that any such sublease will have provisions making it terminable (as to the sublessee) at the request of the Lessor or Lessee, as applicable, and prohibiting any further subleasing by the sublessee and will not contain any purchase option in favor of the sublessee, (C) the Lease providing that no such sublease shall relieve the Lessee from liability thereunder and (D) the applicable sublessee satisfying the requirements for a “Permitted Lessee” set forth below;

(iii)    such agreement was entered into on an arm’s length basis with fair market terms on the date of its execution, and does not require any prepayment of rental payments throughout the term of such agreement;

(iv)    such agreement does not contain any purchase option in favor of the Lessee thereunder, other than a purchase option provision complying with the definition of a Permitted Purchase Option;

(v)    such agreement (or any related consent, acknowledgment of assignment, side letter or similar written instrument executed by such Lessee) permits the assignment, pledge, mortgage or other similar disposition of the Lease of the related Railcar without notice to or consent by the Lessee (or, in the case of a written instrument described in the foregoing parenthetical, any further notice to or consent by the Lessee), it being understood that the inclusion within such permission or written instrument of language to the effect that such Lessee consent is conditioned on the assignees’ agreement that it takes its interest in the Railcar and/or related Lease subject to the rights of the Lessee in such Railcar under the Lease, including the right of quiet enjoyment, shall not in and of itself be deemed to constitute the Lease as other than a Permitted Lease; and

(vi)    such agreement contains a provision substantially to the effect that the lease rentals payable under such agreement are not subject to offset, deduction or counterclaim (except as expressly contemplated in any rental abatement provisions contained in a Full Service Lease); provided that this clause (vi) shall not apply if such agreement is subject to the terms of, or entered into pursuant to, an existing master lease agreement dated on or prior to a Closing Date which does not contain such a provision.

“Permitted Lessee” means any of the following:

(i)    a railroad company or companies (that is not a Credit Bankrupt, Trinity or any Affiliate of Trinity) organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada or any province thereof, or Mexico or any state thereof, upon lines of railroad owned or operated by such railroad company or companies or over which such railroad company or companies have trackage rights or rights for operation of their trains, and upon connecting and other carriers in the usual interchange of traffic;

(ii)    a company with which the Servicer would do business in the ordinary course of its business with respect to railcars which it owns or manages for its own account (other than railroad companies, Trinity, Affiliates of Trinity or Credit Bankrupts) for use in their business; and whose credit profile does not vary materially from the credit profile of lessees of other railcars owned, leased or managed by the Servicer for its own account; or

(iii)    wholly-owned Subsidiaries of Trinity organized under the laws of (x) Canada or any political subdivision thereof or (y) Mexico or any political subdivision thereof, in each case so long as such Leases are on an arm’s length basis;

provided, however, that a Person organized under the laws of Mexico or any state thereof (a “Mexican Lessee”) shall not constitute a Permitted Lessee unless after giving effect to the contemplated lease to such Mexican Lessee, the percentage of Portfolio Railcars in the aggregate (as measured by Adjusted Value) leased (or subleased by a Lessee organized under the laws of the United States of America or any state thereof or the District of Columbia, Canada or any province thereof to a sublessee organized under the laws of Mexico or any state thereof, as applicable) to all Mexican Lessees does not exceed 20% of the Adjusted Value of the Portfolio Railcars in the aggregate.

“Permitted Purchase Option” has the meaning given such term in Section 5.01(z).

“Permitted Railcar Acquisition” has the meaning given to such term in Section 5.03(c).

“Permitted Railcar Disposition” has the meaning given to such term in Section 5.03(a).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any political subdivision thereof or any other legal entity, including public bodies.

“Portfolio” means, at any time, all Portfolio Railcars and the Leases related to such Railcars.

“Portfolio Lease” means, as of any date of determination, any Lease related to any Portfolio Railcar.

“Portfolio Railcars” means, as of any date of determination, all Railcars then owned by the Issuer that are subject to the Security Interest granted pursuant to this Master Indenture.

“Prefunding Account”, with respect to a Series, if applicable, has the meaning given to such term in the related Series Supplement.

“Principal Terms” means, with respect to any Series, all of the following information: (i) the name or designation of such Series and the Classes of Notes to constitute such Series; (ii)

the initial principal balance of the Notes to be issued for such Series (or method for calculating such balance); (iii) the interest rate to be paid with respect to each Class of Notes for such Series; (iv) the Payment Date and the date or dates from which interest shall accrue and on which principal is scheduled to be paid; (v) the designation of any Series Accounts and Class Accounts, if any, for such Series and the terms governing the operation of any such Series Accounts and Class Accounts, if any; (vi) the Final Maturity Date; (vii) the Control Party; (viii) the Scheduled Principal Payment Amounts for each Class of Notes within such Series, (ix) in the case of an Additional Series, the rights to payment of interest and principal, which rights shall not be inconsistent with the Flow of Funds and this Master Indenture; (x) in the case of an Additional Series, the terms, if any, for the optional or early redemption of such Additional Series, (xi) in the case of an Additional Series, the form, authorization, execution and delivery, and the manner of redemption and repayment of such Additional Series, which terms shall be substantially similar to those applicable to the Initial Notes and in any event not inconsistent with the terms of this Master Indenture; (xii) in the case of an Additional Series, the legends applicable to such Additional Series, if any, which are required in addition to those set forth in this Master Indenture; (xiii) in the case of an Additional Series, whether the Notes of such Series are eligible for purchase by ERISA plans; and (xiv) any other terms of such Series.

“Private Placement Legend” means the legend initially set forth on the Notes in the form set forth in Section 2.02.

“Pro Forma Lease” has the meaning given to such term in Section 5.03(e)(ii).

“Proceeding” means any suit in equity, action at law, or other judicial or administrative proceeding.

“Proceeds” means (a) all “proceeds” as defined in Article 9 of the UCC, (b) dividends, payments or distributions made with respect to any Investment Property and (c) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected, converted or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Prospective Operating Expenses” means, as of any date of determination, the Administrator’s (after consulting with the Servicer) good faith estimate of significant anticipated Operating Expenses expected to be incurred over the next twelve Collection Periods that could impact the Issuer’s ability to pay interest and Scheduled Principal Payment Amounts.

“Provincial Personal Property Security Act” means, in respect of each province or territory in Canada (other than Quebec), the Personal Property Security Act as from time to time in effect in such province or territory and, in respect of Quebec, the Civil Code of Quebec as from time to time in effect in such province.

“Prudent Industry Practice” means at a particular time and to the extent the same are generally known by those in the industry, the standard of operating and maintenance practices, methods and acts, including, but not limited to those required by the Field Manual of the AAR, FRA rules and regulations and Interchange Rules, which, in the light of the relevant facts is generally engaged in or approved by a significant portion of the owners, managers and operators of railcars in the United States that are similar to the Portfolio Railcars, could have been expected to accomplish the desired result consistent with good business practices, reliability, safety and expedition. Prudent Industry Practice is not intended to require optimum practice, method or acts, but rather a spectrum of possible practices, methods or acts that are generally engaged in by other owners, managers and operators of railcars in the United States which are similar to the Portfolio Railcars.

“Purchase Option Disposition” has the meaning given to such term in Section 5.03(a)(i).

“Purchase Price” means (a) in the case of a Permitted Railcar Acquisition, the amount to be paid to the seller of a Railcar pursuant to the related Asset Transfer Agreement, and (b) in the case of a Required Modification or an Optional Modification, the cost of such Required Modification or Optional Modification, as provided in the Modification Agreement (if any) with the Supplier of such Required Modification or Optional Modification.

“Purchaser” means an Initial Purchaser.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Institutional Buyer” means a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act.

“Qualifying Replacement Railcars” has the meaning given to such term in Section 5.03(a)(iii)(B).

“Railcar” means an item of railroad rolling stock, together with (i) any and all replacements or substitutions thereof, (ii) any and all tangible components thereof and (iii) any and all related appliances, Parts, accessories, appurtenances, accessions, additions, improvements to and replacements from time to time incorporated or installed in any item thereof.

“Railcar Advance Rate” means, as of any Payment Date and as determined for the Equipment Notes, and giving effect to all Flow of Funds allocations and other transactions occurring on such Payment Date, the percentage equivalent of a fraction, the numerator of which is the aggregate Outstanding Principal Balance of the Equipment Notes as of such Payment Date, and the denominator of which is the aggregate Adjusted Value of the Portfolio Railcars as of such Payment Date.

“Railcar Disposition” means any sale, transfer or other disposition of any Railcar (or an interest therein), including by reason of such Railcar suffering a Total Loss or a Scrap Value Disposition.

“Railroad Authority” means the STB, the AAR, and/or any other Governmental Authority which, from time to time, has control or supervision of railways or has jurisdiction over the railworthiness, operation and/or maintenance of a Railcar operating in interchange.

“Railroad Mileage Credits” means the mileage credit payments made by railroads under their applicable tariffs to the registered owner of identifying marks on the railcars.

“Rapid Amortization Class” means a Class affected by a Rapid Amortization Event, i.e., a Rapid Amortization Event has occurred with respect to the Series of which such Class is a part and such Rapid Amortization Event applies to such Class.

“Rapid Amortization Event”, with respect to a Series, is defined in the related Series Supplement, if applicable.

“Rapid Amortization Notes” means the Notes of a Rapid Amortization Class or Rapid Amortization Series, as applicable.

“Rapid Amortization Series” means a Series affected by a Rapid Amortization Event, i.e., a Rapid Amortization Event has occurred with respect to such Series.

“Rating Agency” means, with respect to a Series of Notes, each nationally recognized statistical rating organization hired by the Issuer to issue a rating with respect to such Series of Notes or Class thereof as specified in the applicable Series Supplement; provided that such organization shall be deemed to be a Rating Agency only with respect to such Series or Class of Notes, as specified in the related Series Supplement, only so long as such Series or Class of Notes is Outstanding, and only so long as such organization maintains a rating on such Series or Class of Notes.

“Rating Agency Confirmation” means, with respect to any request, action, event or circumstance, and each Rating Agency then maintaining a rating on any Series of Notes (or Class thereof) then Outstanding, (a) written confirmation by such Rating Agency that fulfillment of such request or the taking of the requested action, or the occurrence of such event or circumstance will not itself cause the Rating Agency to downgrade or withdraw its then-current rating assigned to any such Series or Class, or (b) written notice to such Rating Agency of such request, action, event or circumstance, shall have been given by the Issuer at least ten (10) days prior to the request, action, event or circumstance (or, if Rating Agency Confirmation is required by the applicable transaction documents following the occurrence of an event or circumstance such written notice shall have been given by the Issuer immediately following the occurrence of such event or circumstance) and, (i) prior to the expiration of such ten (10) day period, such Rating Agency shall not have issued any written notice that the fulfillment of such request or the taking of the requested action, or occurrence of such event or circumstance will itself cause such Rating Agency to downgrade or withdraw its then current rating assigned to any of the Notes or (ii) such Rating Agency has communicated that it will not review such request, action, event or circumstances for purposes of evaluating whether to confirm its then current rating assigned to any of the Notes; provided, that if a Rating Agency has made a public statement to the effect that it will no longer review requests, actions, events or circumstances of the type requiring receipt of a Rating Agency Confirmation for purposes of evaluating whether to confirm the then-current rating of obligations rated by such Rating Agency, then such public statement shall be deemed to be a Rating Agency Confirmation with respect to such Rating Agency for any such request, action, event or circumstance.

“Received Currency” has the meaning given to such term in Section 13.06(a).

“Record Date” means with respect to each Payment Date, the close of business on the fifth Business Day immediately preceding such Payment Date and, with respect to the date on which any Direction is to be given by Noteholders, the close of business on the last Business Day prior to the solicitation of such Direction.

“Redemption Date” means the date on which Notes of any Series are redeemed pursuant to an Optional Redemption.

“Redemption/Defeasance Account” means an account established by the Indenture Trustee pursuant to Section 3.08.

“Redemption Disposition” has the meaning given to such term in Section 5.03(iv).

“Redemption Fraction” has the meaning given to such term in Section 3.14(c).

“Redemption Notice” means, a notice sent by the Indenture Trustee to the Noteholders in respect of the Notes to be redeemed, as described in Section 3.13(d).

“Redemption Premium” means, with respect to the principal amount of any Series (or Class) of Notes to be prepaid on any prepayment date, an amount, if any, specified in the applicable Series Supplement.

“Redemption Price” means, with respect to any Series of Notes or Class thereof that will be the subject of an Optional Redemption, an amount (determined as of the Determination Date (or, in respect of the applicable Hedge Termination Value, the date of termination of any applicable Hedge Agreement) for the Redemption Date for such Optional Redemption) equal to, unless otherwise specified in the related Series Supplement, the Outstanding Principal Balance of the Series or Class of Notes being repaid together with all accrued and unpaid interest thereon and, if specified in the related Series Supplement, (a) the Redemption Premium thereon and (b) the Hedge Termination Value, if any, owed by the Issuer to Hedge Providers in connection therewith. For purposes of reporting any Hedge Termination Value applicable to an Optional Redemption, the Redemption Notice shall include an estimated amount of any such Hedge Termination Value as of the date of such Redemption Notice, and a supplement to the Redemption Notice will be delivered prior to the Redemption Date with such final Hedge Termination Value ascertained as of the date of termination of any applicable Hedge Agreement.

“Register” has the meaning given to such term in Section 2.03(a).

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Book-Entry Notes” means the Unrestricted Book-Entry Notes and the Regulation S Temporary Book-Entry Notes.

“Regulation S Temporary Book-Entry Note” means Equipment Notes initially sold outside the United States in reliance on Regulation S, represented by a single temporary global note in fully registered form, without interest coupons, the form of which shall be substantially in the form of the applicable Note Form for such Equipment Note, with the legends required by Section 2.02 hereof for a Regulation S Temporary Book-Entry Note inscribed thereon.

“Reimbursable Services” has the meaning given to such term in Section 5.4 of the Servicing Agreement.

“Related Document Inspection” has the meaning given to such term in Section 5.04(y)(i).

“Related Documents” has the meaning given to such term in Section 5.04(y)(i).

“Relative Documents” means the Service Provider Agreements, the Asset Transfer Agreements, this Master Indenture, the Series Supplements and the Notes, together with all certificates, documents and instruments delivered pursuant to any of the foregoing.

“Relevant Information” means the information provided by the Service Providers to the Administrator that is required to enable the Administrator make the calculations contemplated by Section 3.10(a) through (e).

“Replacement Exchange” means the acquisition by the Issuer of one or more Qualifying Replacement Railcars with all or a portion of the Net Disposition Proceeds from a Permitted Discretionary Sale, a Purchase Option Disposition or an Involuntary Railcar Disposition, in each case within the Replacement Period applicable to such Railcar Disposition, as provided in Section 5.03.

“Replacement Period” means, (a) with respect to the Issuer’s use of all or any portion of Net Disposition Proceeds as permitted in accordance with this Master Indenture, the period beginning on the date of the applicable Railcar Disposition and ending on the earlier of (i) the 180th day after the date of the Issuer’s receipt of all Net Disposition Proceeds from such Railcar Disposition and (ii) the occurrence of an Event of Default; and (b) notwithstanding the foregoing, if during a period of one month, more than fifty percent (50%) of the Portfolio Railcars (based on Adjusted Value) are sold pursuant to a Permitted Discretionary Sale, the period beginning on the date of the applicable Permitted Discretionary Sale and ending on the earlier of (i) the 90th day after the date of the Issuer’s receipt of all Net Disposition Proceeds from such Permitted Discretionary Sale and (ii) the occurrence of an Event of Default, except where otherwise provided in the Master Indenture.

“Required Expense Amount” means, with respect to a Payment Date, an amount equal to the sum of (i) the Operating Expenses payable on such Payment Date, consisting of all Operating Expenses actually incurred by the Service Providers and not previously reimbursed and the amounts shown on all invoices received from the Service Providers for the reimbursement or payment of Operating Expenses due or to become due on or before such Payment Date and not previously paid or reimbursed, (ii) a reserve amount to be deposited for Operating Expenses that are due and payable during the period beginning on such Payment Date and ending on (but excluding) the next Payment Date and (iii) a reserve amount to be deposited for Prospective Operating Expenses.

“Required Expense Deposit” has the meaning given to such term in Section 3.10(a)(ii).

“Required Expense Reserve” means the sum of the amounts described in clauses (ii) and (iii) in the definition of “Required Expense Amount.”

“Required Modification” means any alteration or modification of a Portfolio Railcar required by the AAR, the FRA, the United States Department of Transportation or any other United States or state governmental agency or any other applicable law (including without limitation, the laws of Mexico, Canada or any of their respective states and territories (as applicable)) and required by such entity as a condition of continued use or operation of such Railcar in interchange.

“Requisite Majority” means Noteholders that, individually or in the aggregate, representing more than fifty percent (50%) of the then Outstanding Principal Balance of the Senior Class (other than Equipment Notes held by Trinity or its Affiliates) for as long as such Class of Notes remain outstanding.

“Responsible Officer” means, with respect to the subject matter of any covenant, agreement or obligation of any party contained in any Operative Agreement, the President, or any Vice President, Assistant Vice President, Treasurer, Assistant Treasurer or other officer, who in the normal performance of his or her operational responsibility would have knowledge of such matter and the requirements with respect thereto; and with respect to the Indenture Trustee, any Vice President, Assistant Vice President, Assistant Treasurer, Assistant Secretary, Corporate Trust Officer or any other officer of the Indenture Trustee customarily performing functions similar to those performed by any of the above designated officers, in each case, having direct responsibility for the administration of this Indenture; and when used in connection with the Issuer, shall include (i) any such officer of the Servicer or the Administrator acting on behalf of the Issuer under the applicable Service Provider Agreement, as the case may be, (ii) any such officer of the Member, or (iii) any such officer of a manager of the Member.

“Restricted Lessee Contact” has the meaning given to such term in Section 2.1(a) of the Servicing Agreement.

“Rider” means a schedule or rider to a master lease agreement between the lessor thereunder and a lessee that evidences the lease transaction in respect of the individual railcars listed thereon, as contemplated in such master lease agreement.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Rating Services, a S&P Global Ratings business, or any successor to such entity’s business of rating securities, or, if such entity or its successor shall for any reason no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized rating agency designated by the Issuer.

“Schedule” means a schedule or rider to a master lease agreement between the lessor thereunder and a lessee that evidences the lease transaction in respect of the individual railcars listed thereon, as contemplated in such master lease agreement.

“Scheduled Principal Payment Amount” means, for the Notes of any Series or Class, as applicable, on any Payment Date, the excess, if any, of (x) the then Outstanding Principal Balance of such Series or Class of Notes, as applicable, over (y) the Scheduled Targeted Principal Balance of such Series or Class, as applicable, for such Payment Date.

“Scheduled Targeted Principal Balance” means, for each Class of Notes within a Series and for any Payment Date, the amount identified as such for that Class in the related Series Supplement, as it may be adjusted from time to time in accordance with Section 3.14.

“Scrap Value Disposition” has the meaning given to such term in Section 5.03(a)(v).

“Section 385 Controlled Partnership” has the meaning set forth in Treasury Regulation Section 1.385-1(c)(1) for a “controlled partnership”.

“Section 385 Expanded Group” has the meaning set forth in Treasury Regulation Section 1.385-1(c)(4) for an “expanded group”.

“Secured Obligations” has the meaning given such term in the Granting Clause.

“Secured Parties” means the holders of and/or obligees in respect of the Secured Obligations, including without limitation the Noteholders, the Liquidity Facility Providers (other than any Liquidity Facility Provider whose related Liquidity Facility Documents are identified in a Series Supplement as being excluded from Secured Obligation), the Servicer, the Administrator, the Insurance Manager, and the Hedge Providers.

“Securities” means any obligations of an issuer or any shares, participations or other interests in an issuer or in property or an enterprise of an issuer that (i) are represented by a certificate representing a security in bearer or registered form, or the transfer of which may be registered upon books maintained for that purpose by or on behalf of the issuer, (ii) are one of a class or series or by its terms is divisible into a class or series of shares, participations, interests or obligations and (iii)(A) are, or are of a type, dealt with or traded on securities exchanges or securities markets or (B) are a medium for investment and by their terms expressly provide that they are a security governed by Article 8 of the UCC.

“Securities Accounts” means all “securities accounts” as defined in Article 9 of the UCC.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Entitlements” means all “security entitlements” as defined in Article 9 of the UCC.

“Security Interests” means the security interests and other Encumbrances granted or expressed to be granted in the Collateral pursuant to this Master Indenture.

“Seller” has the meaning given to such term in the applicable Asset Transfer Agreement.

“Senior Claim” has the meaning given to such term in Section 11.01(a).

“Senior Claimant” has the meaning given to such term in Section 11.01(a).

“Senior Class” means (a) initially, all Outstanding Class A Equipment Notes, (b) on and after the payment in full of all Outstanding Obligations with respect to the Class A Equipment Notes, all Outstanding Class B Equipment Notes, and (c) on and after the payment in full of all Outstanding Obligations with respect to the Class A Equipment Notes and Class B Equipment Notes, all Outstanding Subordinated Notes.

“Senior Hedge Payments” means all payments owed by the Issuer under a Hedge Agreement (including any Hedge Termination Value owed by the Issuer to the extent not satisfied from funds received by a Hedge Provider from any replacement Hedge Provider) except for Subordinated Hedge Payments.

“Senior Note” has the meaning given to such term in Section 2.17(b).

“Series” means any series of Notes established pursuant to a Series Supplement.

“Series Account” has the meaning given to such term in Section 3.01(a).

“Series Issuance Date” means, with respect to any Series of Additional Notes, the date on which the Notes of such Series are issued in accordance with the provisions of Section 9.06 of this Master Indenture and the related Series Supplement.

“Series Supplement” means any supplement to this Master Indenture, other than an Indenture Supplement, which sets forth the Principal Terms and other terms and conditions of a Series of Notes issued under this Master Indenture and such Series Supplement.

“Series 2020-2 Notes” means the Initial Notes.

“Service Provider” means each of or all of (as the context may require) the Servicer, the Insurance Manager, the Indenture Trustee (including in its capacities as Paying Agent and Note Registrar), the Administrator and the Liquidity Facility Providers.

“Service Provider Agreements” means, when used with respect to any Service Provider, the Servicing Agreement, the Insurance Agreement, the Administrative Services Agreement, this Master Indenture, or, in the case of a Liquidity Facility Provider, the applicable agreements providing for payment or reimbursement of fees and expenses of such Liquidity Facility Provider, in each case as applicable to such Service Provider which is party thereto, or any of the foregoing individually as the context requires.

“Service Provider Fees” means (a) all fees, expenses and indemnities due or reimbursable to the Indenture Trustee (including in its capacities as Paying Agent and Note Registrar), the Servicer, the Insurance Manager and the Administrator in accordance with the applicable agreements with such Servicer Providers (including the Relative Documents), including the Indenture Trustee Fees due to the Indenture Trustee hereunder and the Servicing Fee due to the Servicer under the Servicing Agreement, but excluding any such amounts that constitute Operating Expenses, and (b) all fees and expenses (but not reimbursement or indemnification obligations) payable to the Liquidity Facility Providers in connection with the Liquidity Facilities.

“Servicer” means TILC, in its capacity as Servicer under the Servicing Agreement, including its successors in interest, until another Person shall have become the “Servicer” under such agreement, after which “Servicer” shall mean such other Person.

“Servicer Advance” has the meaning given to such term in the Servicing Agreement.

“Servicer Default” has the meaning given to such term in Section 8.2 of the Servicing Agreement.

“Servicer Optional Modification Cap” has the meaning given to such term in Section 3.11(a)(8).

“Servicer Optional Modification Expense” has the meaning given to such term in Section 3.11(a)(8).

“Servicer Termination Event” means the occurrence of any event specified in the Servicing Agreement (and with respect to events that include a cure or grace period or notice requirement, following the elapsing of such period without cure or the delivery of such notice, as applicable) which gives the Issuer thereunder or its assignees the right to effect a replacement of the current Servicer thereunder with a successor or replacement Servicer.

“Servicer’s Fleet” means the TILC Fleet as of the Closing Date or as of any date thereafter and does not include Portfolio Railcars and, if a Successor Servicer shall have been appointed pursuant to the Servicing Agreement, “Servicer’s Fleet” means all railcars owned, leased or managed by such Servicer or its Affiliates, in either case, other than Portfolio Railcars.

“Servicing Agreement” means the Railroad Car Management, Operation, Maintenance, Servicing and Remarketing Agreement dated as of the Initial Closing Date between the Issuer and TILC, as initial Servicer thereunder.

“Servicing Fee” means, for any Payment Date, the compensation payable to the Servicer on such Payment Date in accordance with the terms of, and designated as such in, the Servicing Agreement.

“Similar Law” has the meaning given to such term in Section 2.11(g).

“Sold Railcars” has the meaning given to such term in Section 5.03(a)(iii)(D).

“Stated Interest” means, with respect to any Note, interest payable on such Note at the Stated Rate for such Note.

“Stated Interest Amount” means, with respect to any Series of Notes (or Class thereof), that amount of Stated Interest due and payable on such Series of Notes (or Class thereof) on a Payment Date, including any Stated Interest due and payable on a prior Payment Date that was not paid on such Payment Date, as described in the last sentence of Section 3.04(c).

“Stated Interest Shortfall” has the meaning given to such term in Section 3.10(d).

“Stated Rate” means, as specified in the related Series Supplement, the rate of interest payable on a specific Notes of the related Series or Class.

“STB” means the Surface Transportation Board of the United States Department of Transportation or any successor thereto.

“Stock” means all shares of capital stock, all beneficial interests in trusts, all partnership interests (general or limited) in a partnership, all membership interests in limited liability companies, all ordinary shares and preferred shares and any options, warrants and other rights to acquire such shares or interests, as applicable.

“SUBI Certificate” means, with respect to Railcars that are conveyed to the Issuer from time to time so as to become Portfolio Railcars and that bear Trinity Marks, a SUBI Certificate evidencing a SUBI interest in such Trinity Marks under the Marks Company Trust Agreement.

“Subject Note” has the meaning given to such term in Section 2.17.

“Subordinated Hedge Payment” means (i) a payment on account of a Hedge Termination Value owed by the Issuer as a result of an early termination of a Hedge Agreement following an event of default or termination event in relation to which the Hedge Provider is the defaulting party or the sole affected party (except in the case of a termination event related to illegality or a termination event related to a tax event) and (ii) any Hedge Partial Termination Value payable by the Issuer as to which Rating Agency Confirmation has not been received.

“Subordinated Note” means any one of the promissory notes (representing any of the Class R Notes) executed by the Issuer and authenticated by or on behalf of the Indenture Trustee, substantially in the form attached to the related Series Supplement.

“Subordinated Note Amortization Date” means the earlier of (i) the Rapid Amortization Date and (ii) the first Payment Date upon which all amounts owing in respect of the Class A Equipment Notes and the Class B Equipment Notes (and all other obligations senior thereto in accordance with the Flow of Funds) have been paid in full in accordance with the Flow of Funds.

“Subordinated Note Purchase Agreement” with respect to a Series of Subordinated Notes, has the meaning given to such term in the related Series Supplement.

“Subordinated Railcar Advance Rate” means, as of any Payment Date and as determined for the Subordinated Notes, and giving effect to all Flow of Funds allocations and other transactions occurring on such Payment Date, the percentage equivalent of a fraction, the numerator of which is the aggregate Outstanding Principal Balance of the Subordinated Notes as of such Payment Date, and the denominator of which is the aggregate Adjusted Value of the Portfolio Railcars as of such Payment Date.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Successor Administrator” has the meaning given to such term in Section 4(d) of the Administrative Services Agreement.

“Successor Insurance Manager” has the meaning given to such term in Section 6.3(b) of the Insurance Agreement.

“Successor Servicer” has the meaning given to such term in Section 8.6 of the Servicing Agreement.

“Supplier” means the Person that supplies or installs a Required Modification or Optional Modification and to whom payment for the Purchase Price of such Required Modification or Optional Modification is to be made.

“Supporting Obligation” means all “supporting obligations” as defined in Article 9 of the UCC.

“Tax” and “Taxes” mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) imposed or otherwise assessed by the United States or by any state, local or foreign government (or any subdivision or agency thereof) or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth and similar charges; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, taxes on goods and services, gains taxes, license, registration and documentation fees, customs duties, tariffs, and similar charges.

“Third Party Event” has the meaning given to such term in Section 5.04.

“TILC” means Trinity Industries Leasing Company, a Delaware corporation.

“TILC Agreements” means the Operative Agreements to which TILC is or will be a Party.

“TILC Fleet” means all Railcars owned, leased or managed by TILC as of any date of determination but excluding the Portfolio Railcars.

“Total Loss” means, with respect to any Railcar (a) if the same is subject to a Lease, an Event of Loss (as defined in such Lease) or the like (however so defined); or (b) if the same is not subject to a Lease, (i) its actual, constructive, compromised, arranged or agreed total loss, (ii) its destruction, damage beyond economic repair or being rendered unfit for commercial use for any reason whatsoever, (iii) its requisition for title, confiscation, restraint, detention, forfeiture or any compulsory acquisition or seizure or requisition for hire (other than a requisition for hire for a temporary period not exceeding 180 days) by or under the order of any government (whether civil, military or de facto) or public or local authority or (iv) its hijacking, theft or disappearance, resulting in loss of possession by the owner or operator thereof for a period of ninety (90) consecutive days or longer. A Total Loss with respect to any Railcar shall be deemed to occur on the date on which such Total Loss is deemed pursuant to the relevant Lease to have occurred or, if such Lease does not so deem or the relevant Railcar is not subject to a Lease, (A) in the case of an actual total loss or destruction, damage beyond economic repair or being rendered permanently unfit, the date on which such loss, destruction, damage or rendering occurs (or, if the date of loss or destruction is not known, the date on which the relevant Railcar was last heard of); (B) in the case of a constructive, compromised, arranged or agreed total loss, the earlier of

(1) the date 30 days after the date on which notice claiming such total loss is issued to the insurers or brokers and (2) the date on which such loss is agreed or compromised by the insurers; (C) in the case of requisition for title, confiscation, restraint, detention, forfeiture, compulsory acquisition or seizure, the date on which the same takes effect; (D) in the case of a requisition for hire, the expiration of a period of 180 days from the date on which such requisition commenced (or, if earlier, the date upon which insurers make payment on the basis of a Total Loss); or (E) in the case of clause (iv) above, the final day of the period of 90 consecutive days referred to therein.

“Transferee” has the meaning given to such term in Section 2.17(a).

“Transferred Note” has the meaning given to such term in Section 2.17(a).

“TRC” means Trinity Rail Canada Inc., a British Columbia corporation.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“TRIHC” means TRIHC 2018 LLC, a Delaware limited liability company.

“TRIHC Agreements” means the Operative Agreements to which TRIHC is or will be a Party.

“Trinity” means Trinity Industries, Inc., a Delaware corporation.

“Trinity Marks” means the Marks owned by the Marks Company.

“TRLWT” means Trinity Rail Leasing Warehouse Trust, a Delaware statutory trust.

“TRLWT Agreements” means the Operative Agreements to which TRLWT is or will be a Party.

“UCC” means the Uniform Commercial Code as enacted in the State of New York, or when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“Unit Inspection” has the meaning given to such term in Section 5.04(y)(i).

“United States Person” and “U.S. Person” have the meanings given to such terms in Regulation S under the Securities Act.

“Unrestricted Book-Entry Note” shall have the meaning given to such term in Section 2.01(c)(iv) hereof, the form of which shall be substantially in the form of the applicable Note Form for such Equipment Note, with the legends required by Section 2.02 hereof for an Unrestricted Book-Entry Note inscribed thereon.

“U.S. Bank” means U.S. Bank National Association, a national banking association.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“U.S. Government Obligations” has the meaning given to such term in Section 12.02(a).

“WTC” means Wilmington Trust Company, a Delaware trust company.